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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137359

Interests in
SBERA 401(k) Plan as adopted by
HAMPDEN BANK
and
Offering of up to 351,177 Shares of

Hampden Bancorp, Inc.
Common Stock ($0.01 Par Value)

        This prospectus supplement relates to the offer and sale to participants in the SBERA 401(k) Plan as adopted by Hampden Bank, or the 401(k) Plan, of participation interests and shares of common stock of Hampden Bancorp, Inc.

        401(k) Plan participants may direct the trustee of the 401(k) Plan to use their current account balances to subscribe for and purchase shares of Hampden Bancorp, Inc. common stock through the Hampden Bancorp, Inc. Stock Fund. Based upon the value of the 401(k) Plan assets at September 8, 2006, the trustee of the 401(k) Plan can purchase up to 351,177 shares of Hampden Bancorp, Inc. common stock given the purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in Hampden Bancorp, Inc. common stock.

        The prospectus dated November 13, 2006, of Hampden Bancorp, Inc., which is attached to this prospectus supplement, includes detailed information regarding the mutual to stock conversion of Hampden Bancorp, MHC, which owns all of the stock of Hampden Bank, the offering of Hampden Bancorp, Inc. common stock and the financial condition, results of operations and business of Hampden Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to "Risk Factors" beginning on page 25 of the prospectus.

        THE SECURITIES OFFERED IN THIS SUPPLEMENT ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENT AGENCY OR THE DEPOSITORS INSURANCE FUND.

        NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE MASSACHUSETTS COMMISSIONER OF BANKS, NOR ANY OTHER STATE OR FEDERAL AGENCY OR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus supplement may be used only in connection with offers and sales by Hampden Bancorp, Inc. of interests or shares of common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

        Neither Hampden Bancorp, Inc. nor Hampden Bank has authorized any person to give any information or to make any representations other than those contained in the prospectus or this prospectus supplement, and, if given or made, no one may rely on such information or representations as having been authorized by Hampden Bancorp, Inc. Hampden Bank or the 401(k) Plan.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Hampden Bancorp, Inc. or any of its subsidiaries incorporated by the Prospectus or the Plan since the date of this Prospectus Supplement, or imply the information contained in this Prospectus Supplement is correct as of any time after the date of this Prospectus Supplement.

        The date of this Prospectus Supplement is November 13, 2006.

THE OFFERING	S-1
SECURITIES OFFERED	S-1
ELECTION TO PURCHASE THE COMMON STOCK IN THE OFFERING	S-1
VALUE OF PARTICIPATION INTERESTS	S-2
METHOD OF DIRECTING TRANSFER	S-2
DEADLINE FOR DIRECTING TRANSFER IN CONNECTION WITH THE OFFERING	S-2
IRREVOCABILITY OF TRANSFER DIRECTION IN CONNECTION WITH THE OFFERING	S-3
DIRECTION TO PURCHASE THE COMMON STOCK AFTER THE CLOSE OF THE OFFERING	S-3
COMMON STOCK IN THE OFFERING WILL BE PURCHASED AT $10.00 PER SHARE	S-3
NATURE OF A PARTICIPANT'S INTEREST IN THE HAMPDEN BANCORP, INC. STOCK FUND	S-3
VOTING AND TENDER RIGHTS OF THE COMMON STOCK	S-4
DESCRIPTION OF THE PLAN	S-4
INTRODUCTION	S-4
ELIGIBILITY AND PARTICIPATION	S-5
CONTRIBUTIONS UNDER THE PLAN	S-5
LIMITATIONS ON CONTRIBUTIONS	S-5
INVESTMENT OF CONTRIBUTIONS	S-6
BENEFITS UNDER THE PLAN	S-9
WITHDRAWALS AND DISTRIBUTIONS FROM THE 401(K) PLAN	S-9
ADMINISTRATION OF THE PLAN	S-10
REPORTS TO PLAN PARTICIPANTS	S-10
PLAN ADMINISTRATOR	S-10
AMENDMENT AND TERMINATION	S-10
MERGER, CONSOLIDATION OR TRANSFER	S-11
FEDERAL INCOME TAX CONSEQUENCES	S-11
RESTRICTIONS ON RESALE	S-12
SEC REPORTING AND SHORT-SWING PROFIT LIABILITY	S-13
LEGAL OPINION	S-13

THE OFFERING

Securities Offered

        The securities offered in connection with this prospectus supplement are participation interests in the Hampden Bank 401(k) Plan (the "401(k) Plan"). At September 8, 2006, given the purchase price of $10.00 per share, there were sufficient funds in the Plan for the 401(k) Plan trustee to acquire up to 351,177 shares of common stock for the Hampden Bancorp, Inc. Stock Fund. Hampden Bancorp, Inc., the proposed holding company for Hampden Bank upon the mutual to stock conversion of Hampden Bancorp, MHC, is the issuer of the common stock. All participants in the 401(k) Plan may use their account balances to subscribe for shares of Hampden Bancorp, Inc. common stock in the offering subject to the purchase priorities set forth in the Hampden Bank Plan of Conversion (See "The Conversion—The Stock Offering" in the prospectus attached to this prospectus supplement for a discussion of the purchase priorities in the offering). The interests offered under this prospectus supplement are conditioned on the consummation of the Hampden Bancorp, MHC mutual to stock conversion and related Hampden Bancorp, Inc. stock offering.

        This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Hampden Bancorp, MHC mutual to stock conversion, the offering of Hampden Bancorp, Inc. common stock and the financial condition, results of operations and business of Hampden Bank. The address of the principal executive office of Hampden Bank is 19 Harrison Avenue, Springfield, Massachusetts 01102. The telephone number of Hampden Bank is (413) 736-1812.

Election to Purchase the Common Stock in the Offering

        In connection with the offering, the 401(k) Plan now provides an additional investment option that allows you to transfer all or part of the funds which represent your beneficial interest in the assets of the 401(k) Plan to the Hampden Bancorp, Inc. Stock Fund. If you elect to invest in the Hampden Bancorp, Inc. Stock Fund, the 401(k) Plan trustee will subscribe for the common stock offered for sale in the offering in accordance with your direction, subject to the purchase priorities discussed below. In the event the offering is oversubscribed and some or all of your funds cannot be used to purchase common stock in the offering, the 401(k) Plan trustee will return the amount not invested in common stock to the Money Market Fund in the 401(k) Plan. After the closing of the offering, you can transfer your funds that were deposited into the Money Market Fund into any other investment vehicle offered through the 401(k) Plan, including the Hampden Bancorp, Inc. Stock Fund, subject to the terms of the 401(k) Plan.

        All plan participants are eligible to direct a transfer of funds to the Hampden Bancorp, Inc. Stock Fund. However, such directions are subject to subscription rights and purchase priorities. Your order for shares in the offering will be filled based on your purchase priority in the offering. Hampden Bancorp, Inc. has granted rights to subscribe for shares of Hampden Bancorp, Inc. common stock to the following persons in the subscription offering, in descending order: (i) depositors who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on April 30, 2005, (ii) depositors who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on June 30, 2006, (iii) the tax qualified employee benefit plans of Hampden Bank (including our employee stock ownership plan) and (iv) employees, officers, directors, trustees and corporators of Hampden Bancorp, MHC and Hampden Bank who do not qualify under priorities (i) and (ii) above.

        Remaining shares of common stock (if any) may be offered to the general public in a "direct community offering" (See "The Conversion—Direct Community Offering" in the prospectus attached to this prospectus supplement for a discussion of the direct community offering). If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Keefe, Bruyette & Woods, Inc. and would commence as soon as practicable after the termination of the subscription offering and would be open to the general public beyond the local community. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.

        To ensure a proper allocation of stock, each eligible account holder must list on his or her stock purchase order form all deposit accounts in which he or she had an ownership interest at April 30, 2005 or June 30, 2006, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation. We will strive to identify your ownership in all accounts, but cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the Plan of Reorganization and of the acceptability of the stock purchase order forms will be final.

        No investor in the offering may purchase fewer than 25 shares of common stock or more than 20,000 shares of common stock.

Value of Participation Interests

        As of June 30, 2006, the market value of the assets of the 401(k) Plan totaled approximately $3.5 million. The plan administrator informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of June 30, 2006. The value of plan assets represents the past contributions to the 401(k) Plan by or on behalf of the participants of the 401(k) Plan, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

        If you want to use your 401(k) Plan funds to purchase common stock in the offering, you must make a transfer of funds into the Hampden Bancorp, Inc. Stock Fund from the other investment vehicles in which your funds are invested. You must do this by completing the yellow Contribution and Investment Form included with this prospectus supplement and submitting the form to Lynn Bunce in the Hampden Bank Human Resources Department. The 401(k) Plan trustee will submit an order form on your behalf to purchase the maximum number of shares in the offering that can be purchased with the funds you transferred to the Hampden Bancorp, Inc. Stock Fund. If you do not wish to purchase shares in the offering with your 401(k) Plan funds, you do not need to complete the yellow Contribution and Investment Form included with this prospectus supplement.

Deadline for Directing Transfer in Connection with the Offering

        The deadline for submitting your instructions to Lynn Bunce in the Human Resources Department to transfer your funds to the Hampden Bancorp, Inc. Stock Fund in connection with the offering is 4:00 p.m., Massachusetts time, on December 11, 2006, the date that is 11 days prior to the subscription deadline for the offering. Please return your completed yellow Contribution and Investment Form to Lynn Bunce in the Human Resources Department by 4:00 p.m., on December 11, 2006.

        The 401(k) Plan deadline is earlier than the December 22, 2006 deadline for submitting stock order forms to purchase shares in the offering with funds outside of the 401(k) Plan.

Irrevocability of Transfer Direction in Connection with the Offering

        Your direction to transfer amounts credited to your account in the 401(k) Plan to the Hampden Bancorp, Inc. Stock Fund in connection with the offering cannot be changed. Pending completion of the offering, the funds you elect to transfer to the Hampden Bancorp, Inc. Stock Fund will be held in an interest-bearing account and will be transferred to the Hampden Bancorp, Inc. Stock Fund when the offering is completed.

Direction to Purchase the Common Stock After the Close of the Offering

        After the close of the offering, you may direct on a monthly basis the 401(k) Plan trustee to transfer a certain percentage (in multiples of not less than 1%) of the net value of your interests in the other investment funds in the 401(k) Plan to the Hampden Bancorp, Inc. Stock Fund. Alternatively, you may direct the 401(k) Plan trustee to transfer a certain percentage of your interest in the Hampden Bancorp, Inc. Stock Fund to any of the other investment funds in the 401(k) Plan in accordance with the terms of the 401(k) Plan. Following your initial election, you may change the allocation of your interest in the Hampden Bancorp, Inc. Stock Fund on the first day of the month by submitting an appropriate form to the plan administrator. You may obtain a form from the Human Resources Department of Hampden Bank or you can access the Savings Bank Employees Retirement Association, or SBERA, website at www.SBERA.com. Special restrictions may apply to transfers directed by those participants who are officers, directors and principal shareholders of Hampden Bancorp, Inc. or Hampden Bank, who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Common Stock in the Offering will be Purchased at $10.00 Per Share

        The 401(k) Plan trustee will use the funds transferred to the Hampden Bancorp, Inc. Stock Fund to purchase shares of common stock in the offering. The trustee will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the offering. Post-conversion purchases of common stock in the Hampden Bancorp, Inc. Stock Fund will be made at prevailing market prices. These prices may be higher or lower than the current offering price of $10.00 per share of common stock.

Nature of a Participant's Interest in the Hampden Bancorp, Inc. Stock Fund

        With the other investment funds in the 401(k) Plan, the funds purchase their underlying investment every pay period. Each investment fund's unit value is updated every day based on the total value of its underlying investments and the number of units held in the fund. Distributions, withdrawals, loans and investment transfers occur without having to wait until the end of the calendar month. Loan and transfer requests are made through the SBERA Voice Response System or via the Plan trustee's website on the Internet (www.SBERA.com). However, the Hampden Bancorp, Inc. Stock Fund differs from the other investment options in the 401(k) Plan in the following ways:

  •
  Any of your elective deferrals that you direct into the Hampden Bancorp, Inc. Stock Fund are invested in the fund every pay period (as your deferrals are withheld from each paycheck). However, your money is invested in a money market fund and earns interest until the end of the month, at which time the cash is used to buy Hampden Bancorp, Inc. common stock.

  •
  The Hampden Bancorp, Inc. Stock Fund's unit values are determined only at the end of each month, based on the market value of all Hampden Bancorp, Inc. common stock the fund holds. The units you hold do not represent an equivalent number of Hampden Bancorp, Inc. common stock, but instead reflect your portion of the fund's holdings.

  •
  The value of your investment in the Hampden Bancorp, Inc. Stock Fund that you can obtain from the Voice Response System or via the Internet at www.SBERA.com will be based on the Hampden Bancorp, Inc. Stock Fund unit value at the close of the prior month plus your deferrals, which are being held in money market fund until the end of the month.

  •
  All distributions and investment transfers you make involving the Hampden Bancorp, Inc. Stock Fund will be processed at the end of the applicable month using the appropriate administrative form, which must be submitted to the Human Resources Department at least 15 days before the end of the month. Transfers into or out of the Hampden Bancorp, Inc. Stock Fund cannot be initiated in the Voice Response System or via the Internet on www.SBERA.com.

  •
  Withdrawals can only be drawn from your Hampden Bancorp, Inc. Stock Fund at the end of the month, unlike the other funds, which can be drawn against on any day. Therefore, withdrawals will be drawn first from the other funds, not your interest in the Hampden Bancorp, Inc. Stock Fund. Only if there is not enough money in your other funds to meet your withdrawal amount will the remainder be drawn from your interest in the Hampden Bancorp, Inc. Stock Fund at the end of the month. In that event, the entire amount of your withdrawal will not be made until after the end of the calendar quarter.

  •
  If you wish to borrow from your interest in the Hampden Bancorp, Inc. Stock Fund, you must first transfer an amount out of the Hampden Bancorp, Inc. Stock Fund, equal to twice the amount you wish to borrow, into one of the other investment funds. Then you can follow the usual procedures to request a loan from that investment fund. When you request from the Voice Response System or via the Internet at www.SBERA.com the amount available for loan, the amount will not include your interest in the Hampden Bancorp, Inc. Stock Fund.

Voting and Tender Rights of the Common Stock

        The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Hampden Bancorp, Inc. Stock Fund. However, in the event that a significant corporate transaction is proposed to the shareholders of Hampden Bancorp, Inc., such as a tender offer, the trustees of the 401(k) Plan may pass-through to you the voting or tender rights of shares in the Hampden Bancorp, Inc. Stock Fund that represent your interest in the fund. The number of shares of the common stock held in the Hampden Bancorp, Inc. Stock Fund that the trustee votes in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by participants in the affirmative and negative, respectively. For matters not involving a tender offer, the plan administrator will direct the vote of allocated shares and participants will not have an opportunity to direct the voting of shares.

DESCRIPTION OF THE PLAN

Introduction

        Effective August 1, 1994, Hampden Bank adopted the Hampden Bank 401(k) Plan in the SBERA Common and Collective Trust. Hampden Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act, most commonly referred to as "ERISA." Hampden Bank may amend the 401(k) Plan from time to time to ensure continued compliance with these laws. Hampden Bank may also amend the 401(k) Plan from time to time to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan subject to ERISA, federal law provides you with various rights and protections as a plan participant. Although the 401(k) Plan is subject to many of the provisions of ERISA, your benefits under the plan are not guaranteed by the Pension Benefit Guaranty Corporation.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan. Generally, withdrawals are not permitted before a participant's death, disability, attainment of age 59 1/2, termination of employment, or in the case of certain loans or in connection with a financial hardship. Federal law may also impose an excise tax on withdrawals made from the 401(k) plan prior to your attainment of age 59 1/2, regardless of whether the withdrawal occurs during your employment with Hampden Bank or after termination of employment.

        Reference to Full Text of Plan.    The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. Hampden Bank qualifies these summaries in their entirety by the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document by sending a request to: Plan Administrator, Attn: Thomas Forese, Jr., SBERA, 69 Cummings Park, Woburn, Massachusetts 01801. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the plan.

Eligibility and Participation

        Any employee of Hampden Bank age 21 or older may make deferrals into the 401(k) Plan after completion of a "year of service." Participants are also eligible to receive employer matching contributions upon the completion of a "year of service". For purposes of the 401(k) Plan, you generally complete a "year of service" when you complete 1,000 hours of service with Hampden Bank within a twelve-consecutive-month period measured from your date of hire.

        As of August 10, 2006, approximately 74 out of 81 then eligible employees had elected to participate in the 401(k) Plan.

Contributions Under the Plan

        401(k) Plan Participant Contributions.    The 401(k) Plan permits each participant to make pre-tax salary deferrals in an amount up to 75% of compensation. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the month, by filing a new deferral agreement with the plan administrator at least 15 days prior to the effective date of the modification.

        Hampden Bank Contributions.    Hampden Bank has discretion under the 401(k) Plan to make matching contributions. Hampden Bank currently makes matching contributions to the 401(k) Plan equal to 25% of the first 6% of each participant's deferred compensation for the plan year. Employer matching contributions are not made on amounts in excess of 6% of a participant's deferral. Upon completion of the conversion, Hampden Bank will provide that it will contribute an amount equal to 3% of each employee's compensation for the plan year to their participation account and will make matching contributions equal to 50% of the first 2% of each participant's deferred compensation for the plan year.

Limitations on Contributions

        Limitation on Employee Salary Deferral.    Although the 401(k) Plan permits you to defer up to 75% of your compensation, by law, your total pre-tax deferrals under the 401(k) Plan for the 2006 Plan Year, together with similar plans, may not exceed $15,000, provided, however, if you are over age 50, you may contribute an additional $5,000 per year. The IRS may periodically increase these annual limitations. Contributions in excess of the limitations ("excess deferrals") will be included in an affected participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral (together with any income allocable thereto) is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

        Limitations on Annual Additions and Benefits.    Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) allocated to participants under the 401(k) Plan and other defined contribution plans during any plan year may not exceed the lesser of 100% of the participant's compensation, or $44,000 (as indexed for future years for increases in the cost of living). The 401(k) Plan will also limit annual additions to the extent necessary to prevent the limitations set forth in the Internal Revenue Code for all of the qualified defined contribution plans maintained by Hampden Bank from being exceeded.

        Limitation on Plan Contributions for Highly Compensated Employees.    Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

        In general, a Highly Compensated Employee includes any employee who (1) was a greater than five percent owner of the employer at any time during the year or preceding year; or (2) had compensation for the preceding year in excess of $95,000 and, if the employer so elects, was in the top 20% of employees by compensation for the year. The dollar amounts in the foregoing sentence are for 2006 and may be adjusted periodically by the IRS.

        Top-Heavy Plan Requirements.    If for any calendar year the 401(k) Plan is a Top-Heavy Plan, then Hampden Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees.

        In general, the 401(k) Plan will be treated as a "Top-Heavy Plan" for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the calendar year or any of the four preceding years, is:

  (1)
  an officer of Hampden Bank having annual compensation in excess of $140,000 who is in an administrative or policy-making capacity,

  (2)
  a person who owns, directly or indirectly, more than 5% of the stock of Hampden Bancorp, Inc., or stock possessing more than 5% of the total combined voting power of all stock of Hampden Bancorp, Inc., or

  (3)
  a person who owns, directly or indirectly, combined voting power of all stock and more than 1% of the total stock of Hampden Bancorp, Inc. and has annual compensation in excess of $150,000.

The foregoing dollar amounts are for 2006 and may be adjusted periodically by the IRS.

Investment of Contributions

        All amounts credited to participants' accounts under the 401(k) Plan are held in trust. A trustee appointed by the Board of Directors of Hampden Bank administers the trust.

        Immediately prior to August 1, 2006, the 401(k) Plan offered the following investment choices:

        Money Market Account.    The Money Market Account seeks the maximum current income that is consistent with preservation of capital and liquidity. The Account intends to maintain a consistent net cash value of $1.00 per share. The objective of the Account is to consistently out-perform the Lipper Average Money Market Fund.

        Equity Account.    The Equity Account seeks long-term growth of capital and income by investing in common stocks of domestic and foreign companies. The Account is managed by seven investment advisors, each with a different investment mandate.

        Bond Account.    The Bond Account aims to match the performance of the Lehman Brothers Aggregate Bond Index, the most widely recognized benchmark for US debt. The Index measures the performance of the total universe of US government and other investment-grade fixed income debt, such as corporate and international dollar-denominated bonds, mortgage-backed and asset-backed securities.

        Index 500 Account.    The Index 500 Account attempts to provide investment results that parallel the performance of the Standard & Poor's 500 Composite Stock Price Index. Given this objective, the Account is expected to provide investors with long-term growth of capital and income. The Index 500 Account is designed for investors who want a low-cost method of consistently paralleling the return of the S & P 500 Index. The Account provides investors with broad diversification and significantly less specific risk than a more concentrated portfolio.

        Large Cap Growth Account.    The objective of the account is to obtain long-term capital growth through a diversified portfolio of large cap growth equities. The account seeks to achieve a total return greater than the S&P/BARRA Growth Index while reducing the risk of significant underperformance.

        Small Cap Growth Account.    The Small Cap Growth Account's objective is capital appreciation. The Account is designed for participants willing to assume above-average risk in exchange for above-average capital potential. The Account invests primarily in common stocks of small to medium-sized companies that the Account's investment advisors believe have potential for capital appreciation significantly greater than the market average.

        International Equity Account.    The objective of the International Equity Account is to obtain long-term growth through a diversified portfolio of marketable equity securities of foreign companies. The performance objective is to outperform the Morgan Stanley Capital International EAFE (Europe, Australia, Far East) Index in U.S. dollars over a market cycle.

        Large Cap Value Account.    The investment philosophy of the Large Cap Value Account combines detailed fundamental research, bottom-up stock selections and portfolio construction, and disciplined management of portfolio volatility to achieve strong risk-adjusted returns over full market cycles. This philosophy has been in place since the account was founded in 1982.

        Small Cap Value Account.    The Small Cap Value Account philosophy reflects their belief that superior returns can be achieved, with a small capitalization universe, by combining a systematic quantitative approach with traditional fundamental analysis. Their intent is to provide incremental returns from individual security selection. Accordingly, to control risk, a portfolio is constructed whose sector weights are relatively similar to those of the Russell 2000 Index.

        LifePath Retirement.    The LifePath Retirement fund is designed for people currenlty withdrawing their money. The portfolio is intended for people already in their retirement. Although the portfolio invests in a greater concentration of lower-risk investments, such as bonds and money market instruments, it does include a small equity allocation.

        LifePath 2010.    The number, as in LifePath 2010, represents the approximate year when an investor plans to start withdrawing money. As an investor gets closer to this year, the investment managers gradually adjust the portfolio's mix to try and maximize return for the level of risk that is appropriate for each stage of an investor's life.

        LifePath 2020.    The number, as in LifePath 2020, represents the approximate year when an investor plans to start withdrawing money. As an investor gets closer to this year, the investment managers gradually adjust the portfolio's mix to try and maximize return for the level of risk that is appropriate for each stage of an investor's life.

        LifePath 2030.    The number, as in LifePath 2030, represents the approximate year when an investor plans to start withdrawing money. As an investor gets closer to this year, the investment managers gradually adjust the portfolio's mix to try and maximize return for the level of risk that is appropriate for each stage of an investor's life.

        LifePath 2040.    The number, as in LifePath 2040, represents the approximate year when an investor plans to start withdrawing money. As an investor gets closer to this year, the investment managers gradually adjust the portfolio's mix to try and maximize return for the level of risk that is appropriate for each stage of an investor's life.

        One Year Certificate of Deposit Certificate(s) of Deposit with one year maturity.

        Three Year Certificate of Deposit Certificate(s) of Deposit with three year maturity.

        All Asset Account.    The objective of the All Asset Account is to produce returns which are 5% above the Consumer Price Index (CPI). The strategy is designed as a "fund of funds" that allocates its assets among a group of PIMCO funds. The All Asset Account rebalances among the funds as real return values shift in the market.

        SBERA Account.    The SBERA Account is designed to provide results that parallel the performance of the SBERA Defined Benefit Plan Assets. Given this objective, the Account is expected to provide investors with long-term growth of capital and income. The SBERA Account provides investors with great diversification and significantly less risk than a more concentrated portfolio.

        401(k) Plan Investment Rates of Return.    Assets in the 401(k) Plan Trust are invested in the funds noted below. The annual percentage return on these funds (net of fees) for the prior three (3) years was:

FUND NAME	2005		2004	2003
Money Market Account	2.98%		1.24%	1.05%
Equity Account	8.59%		13.80%	31.46%
Bond Account	2.43%		4.28%	4.10%
Index 500 Fund	4.92%		10.87%	28.67%
International Equity Account	12.66%		19.82%	28.71%
Small Cap Growth Account	13.66%		7.66%	44.14%
Large Cap Growth Account	7.49%		15.17%	14.70%
Large Cap Value Account	4.17%		14.43%	29.30%
Small Cap Value Account	9.21%		18.44%	39.24%
All Asset Account	2.90%	*	N/A	N/A
LifePath Retirement Account	4.63%		7.41%	6.60%	**
LifePath 2010 Account	5.58%		8.64%	8.80%	**
LifePath 2020 Account	6.94%		10.16%	11.20%	**
LifePath 2030 Account	7.89%		11.36%	12.70%	**
LifePath 2040 Account	8.72%		12.04%	14.60%	**
SBERA Investment Fund	N/A	***	N/A	N/A

*
Effective July 15, 2005

**
Effective July 1, 2003

***
Effective June 1, 2006

        Hampden Bancorp, Inc. Stock Fund.    In connection with the offering, the 401(k) Plan now offers the Hampden Bancorp, Inc. Stock Fund as an additional investment alternative. The Hampden Bancorp, Inc. Stock Fund will invest primarily in the common stock of Hampden Bancorp, Inc. Participants in the 401(k) Plan may direct the trustee to invest all or a portion of their 401(k) Plan account balance in the Hampden Bancorp, Inc. Stock Fund. Your interest in the Hampden Bancorp, Inc. Stock Fund will be credited to your 401(k) Plan account in units, just like the other funds available under the 401(k) Plan.

        On the first day of any month, you may elect (in increments of 1%) to have both past and future contributions and additions to your accounts invested in the Hampden Bancorp, Inc. Stock Fund. Your election becomes effective as of the last day of the month for which you make the election, provided you file written notice with the plan administrator at least 15 days before it is to become effective.

        As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock of Hampden Bancorp, Inc. Accordingly, there is no record of the historical performance of the Hampden Bancorp, Inc. Stock Fund. Performance of the Hampden Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Hampden Bancorp, Inc. and Hampden Bank and market conditions for the common stock generally.

        Investments in the Hampden Bancorp, Inc. Stock Fund may involve certain special risks in investments in the common stock of Hampden Bancorp, Inc. For a discussion of these risk factors, see "Risk Factors" in the prospectus attached to this prospectus supplement.

Benefits Under the Plan

        Vesting.    At all times, you have a fully vested, nonforfeitable interest in your accounts under the 401(k) Plan.

Withdrawals and Distributions From the 401(k) Plan

        Withdrawals Prior to Termination of Employment.    You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. You can apply for a loan from the 401(k) Plan through Voice Response System or via the Internet at www.SBERA.com. You cannot have more than two loans outstanding at a time. You can apply for a minimum loan of $1,000 and a maximum loan of the lesser of $50,000 or 50% of your total vested account balance. You may also be eligible for hardship withdrawals. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution pro rata from the investment funds in which you have invested your account balances. Hardship withdrawals may not be paid back to the 401(k) Plan.

        Distribution Upon Retirement or Disability.    Participants shall receive benefits as soon as administratively feasible following the close of a valuation period during which the distribution is requested. Distributions are payable to participants in a lump sum or installments, at the participant's election.

        Distribution Upon Death.    If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

        Distribution Upon Termination for Any Other Reason.    If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following your termination of employment.

        Nonalienation of Benefits.    Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Hampden Bank or its affiliates. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Hampden Bank or its affiliates or after your termination of employment.

Administration of the Plan

        Trustees.    The board of directors of Hampden Bank has appointed SBERA as trustee of the Hampden Bancorp, Inc. Stock Fund. The trustee with respect to the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA.

        The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports to Plan Participants

        The plan administrator will furnish you a statement at least quarterly showing (i) the balance in your account as of the end of that period, (ii) the amount of contributions allocated to your account for that period, and (iii) the adjustments to your account to reflect earnings or losses (if any).

Plan Administrator

        Currently, the plan administrator of the 401(k) Plan is Thomas Forese, Jr., SBERA, 69 Cummings Park, Woburn, Massachusetts 01801, (781) 938-6559. The plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

        Hampden Bank intends to continue the 401(k) Plan indefinitely. Nevertheless, Hampden Bank may terminate the 401(k) Plan at any time. If Hampden Bank terminates the 401(k) Plan in whole or in part, then regardless of other provisions in the plan, all participants affected by such termination shall become fully vested in their accounts. Hampden Bank reserves the right to make, from time to time, any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Hampden Bank may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

        In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the plan requires that you would (if either the plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer (if the plan had then terminated).

Federal Income Tax Consequences

        The following is only a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this survey as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

        As a "qualified retirement plan," the Code affords the 401(k) Plan special tax treatment, including:

  (1)
  The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

  (2)
  participants pay no current income tax on amounts contributed by the employer on their behalf; and

  (3)
  earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

        Hampden Bank will administer the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Hampden Bank receives an adverse determination letter regarding its tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Hampden Bank may be denied certain deductions taken with respect to the 401(k) Plan.

        Lump Sum Distribution.    A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Hampden Bank. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Hampden Bank which is included in the distribution.

        Hampden Bancorp, Inc. Common Stock Included in Lump Sum Distribution.    If a lump sum distribution includes Hampden Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to Hampden Bancorp, Inc. common stock, that is, the excess of the value of Hampden Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Hampden Bancorp, Inc. common stock for purposes of computing gain or loss on its subsequent sale equals the value of Hampden Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Hampden Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of how long the Hampden Bancorp, Inc. common stock, is held, or the "holding period." Any gain on a subsequent sale or other taxable disposition of Hampden Bancorp, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of Hampden Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Hampden Bancorp, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain, depending upon the length of the holding period of Hampden Bancorp, Inc. common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by the regulations to be issued by the IRS.

        Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA.    You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

        We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

        There are restrictions on resale of shares of Hampden Bancorp, Inc. common stock applicable to persons who may be "affiliates" of Hampden Bancorp, Inc., including any person receiving a distribution of shares of common stock under the 401(k) Plan who is an "affiliate" of Hampden Bancorp under Rules 144 and 405 under the Securities Act of 1933, as amended. An "affiliate" of Hampden Bancorp, Inc. is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Hampden Bancorp, Inc. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of Hampden Bancorp, Inc. at the time of a proposed resale will be permitted to make public resales of the common stock only under a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933, as amended, or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell under Rule 144 in any three-month period may not exceed the greater of one percent of Hampden Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks before the sale. Such sales may be made only through brokers without solicitation and only at a time when Hampden Bancorp, Inc. is current in filing the reports required of it under the Securities Exchange Act of 1934, as amended.

        Any person who may be an "affiliate" of Hampden Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Hampden Bancorp, Inc. common stock acquired under the plan, or other sales of Hampden Bancorp, Inc. common stock.

        Persons who are not deemed to be "affiliates" of Hampden Bancorp, Inc. at the time of resale will be free to resell any shares of Hampden Bancorp, Inc. common stock distributed to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptive rules under federal law.

SEC Reporting and Short-Swing Profit Liability

        Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Hampden Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission, or the SEC. Certain changes in beneficial ownership involving allocation or reallocation of assets held in your 401(k) Plan account must be reported periodically, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company's fiscal year.

        In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, or Section 16(b), provides for the recovery by Hampden Bancorp, Inc. of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

        The SEC has adopted rules that exempt many transactions involving the Plan from the "short-swing" profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or any person beneficially owning more than ten percent of the common stock.

        Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the 401(k) Plan for six months following the distribution date.

LEGAL OPINION

        The validity of the issuance of the common stock will be passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has acted as special counsel for Hampden Bancorp, Inc. in connection with the mutual to stock conversion of Hampden Bancorp, MHC and the related Hampden Bancorp, Inc. initial public offering.

Hampden Bank
401(k) Plan
Contribution and Investment Form
(For use only during the Hampden Bancorp, Inc. Stock Offering)

Name of Plan Participant:
Social Security Number:

        1.     Instructions. In connection with the proposed Hampden Bancorp, Inc. initial public offering, participants in the Hampden Bank 401(k) Plan may direct the 401(k) Plan trustee to invest all or a portion of their 401(k) Plan account balances into a new fund: the Hampden Bancorp, Inc. Stock Fund (the "Employer Stock Fund"). The dollar amount transferred at the direction of each Participant into the Employer Stock Fund will be used to purchase shares of Hampden Bancorp, Inc. common stock (the "Common Stock") at $10.00 per share. All 401(k) Plan participants should review the Prospectus and Prospectus Supplement before making any decisions to use their retirement funds to invest in Hampden Bancorp, Inc. common stock.

        To direct the transfer of all or a part of your 401(k) Plan funds to the Employer Stock Fund, you must complete and submit this form to Lynn Bunce in the Human Resources Department by 4:00 p.m., Massachusetts time, on December 11, 2006. Human Resources will retain a copy of this form and return a copy to you for your records. If you need any assistance in completing this form, please contact Lynn Bunce in the Human Resources Department. If you do not complete and return this form to Lynn Bunce in the Human Resources Department by 4:00 p.m., Massachusetts time, on December 11, 2006, the funds credited to your accounts under the 401(k) Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the 401(k) Plan if no investment direction has been provided. If there is not enough Common Stock in the offering to fill all subscriptions, the Common Stock will be apportioned and the 401(k) Plan trustee may not be able to purchase any or all of the Common Stock you requested. In such case, the 401(k) Plan trustee will return the amount not invested in Common Stock to the Money Market Fund in the 401(k) Plan. After the closing of the offering, you can transfer your funds that were deposited into the Money Market Fund into any other investment vehicle offered through the 401(k) Plan, including the Hampden Bancorp, Inc. Stock Fund, subject to the terms of the 401(k) Plan.

        Investing in common stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The 401(k) Plan trustee and the Plan Administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and the Prospectus Supplement, and you should not rely on any information other than what is contained in the Prospectus and the Prospectus Supplement. For a discussion of certain factors that should be considered by each 401(k) Plan participant as to an investment in the common stock, see "Risk Factors" beginning on page 25 of the Prospectus. Any shares purchased by the 401(k) Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to common stock, as discussed in the Prospectus and the Prospectus Supplement.

        2.     Purchaser Information. Your ability to purchase Common Stock and to direct your 401(k) Plan funds into the Employer Stock Fund is based upon your purchase priority. Please indicate the EARLIEST date that applies to you in categories 1 through 3 OR if you are not eligible for categories 1 through 3, check box 4.

☐	1.	Check this box if you are a depositor who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on April 30, 2005.
☐	2.	Check this box if you are a depositor who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on June 30, 2006.
☐	3.	Check this box if you are a Hampden Bank employee, officer, trustee or corporator who does not have a higher priority right.

☐	4.
Check this box if you are not eligible for purchase priorities 1-3. In the event that all shares of common stock are not sold in the subscription offering and Hampden Bancorp, Inc. elects to offer shares of Common Stock for sale to the general public in a "direct community offering" you may be able to satisfy your investment request in the direct community offering. Natural persons who are residents of the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham will have the first preference to purchase shares in the direct community offering.

        3.     Investment Directions. I hereby authorize the Plan Administrator to direct the 401(k) Plan Trustee to invest $                        of my account balance in the 401(k) Plan into the Employer Stock Fund. I understand that the trustee will deduct proportionally from all my investments in the 401(k) Plan in order to accommodate my request. I understand my election is irrevocable. I also understand that the purchase price for the shares of Common Stock in the offering is $10.00 per share, therefore the dollar amount I elect to be invested in the Employer Stock Fund must be divisible by 10.

        If there are insufficient funds in my 401(k) Plan account to execute my investment directions, I understand that the trustee will use the funds that are available and divisible by 10 to execute that portion of my investment directions that can be satisfied.

        4.     Acknowledgment of Participant. I understand that this Contribution and Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the attached Prospectus Supplement. I understand that by signing this Contribution and Investment Form, I am not waiving any rights under the federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

Signature of Participant	Date
Minimum Purchase in the Offering	25 Shares
Maximum Purchase in the Offering	20,000 Shares

Acknowledgment of Receipt by Human Resources. This Contribution and Investment Form was received by the Human Resources Department and will become effective on the date noted below.

By:
Date

        THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY HAMPDEN BANCORP, INC. OR HAMPDEN BANK. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the Plan before your termination of employment with Hampden Bank or its affiliates. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Hampden Bank or its affiliates or after your termination of employment.

PROSPECTUS

Hampden Bancorp, Inc.

(Proposed Holding Company for Hampden Bank)
Up to 6,583,750 Shares of Common Stock

        This prospectus describes the initial public offering of shares of common stock, par value $0.01, of Hampden Bancorp, Inc., a Delaware corporation recently formed in connection with the conversion of Hampden Bancorp, MHC from the mutual to the stock form of organization. Hampden Bancorp, MHC, a Massachusetts-chartered mutual holding company, owns all of the outstanding stock of Hampden Bank, a Massachusetts-chartered savings bank. After the conversion Hampden Bancorp, Inc. will own all of the common stock of Hampden Bank. We intend to have our common stock quoted on the Nasdaq Global Market under the symbol "HBNK."

        We are offering up to 6,583,750 shares of common stock for sale on a best efforts basis, subject to certain conditions. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 7,571,313 shares without giving you further notice or the opportunity to change or cancel your order. As part of the conversion, we intend to contribute to the Hampden Bank Charitable Foundation a number of shares equal to 5.0% of the shares sold in the offering. We must sell a minimum of 4,866,250 shares to complete the offering. The offering is expected to terminate at 12:00 p.m., Eastern time, on December 22, 2006. We may extend this termination date without notice to you until February 5, 2007. The Massachusetts Commissioner of Banks may allow for further extensions, together which may not extend beyond July 25, 2008.

        Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale.

        All shares offered for sale are offered at a price of $10.00 per share. The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated, extended beyond February 5, 2007 or the number of shares of common stock to be sold is increased to more than 7,571,313 shares or decreased to less than 4,866,250 shares. If the offering is extended beyond February 5, 2007, subscribers will have the right to increase, decrease, cancel or maintain their purchase orders. Funds received before completion of the offering will be held in an escrow account at Hampden Bank and will earn interest at our passbook savings rate. If we terminate the offering, we will promptly return your funds with interest at our passbook savings rate.

        We expect our directors and executive officers, together with their associates, to subscribe for 187,100 shares, which equals 2.8% of the shares offered for sale at the maximum of the offering range.

This investment involves a degree of risk, including the possible loss of principal.

Please read "Risk Factors" beginning on page 25.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Maximum	15% Above Maximum
Number of Shares	4,866,250	6,583,750	7,571,313
Gross offering proceeds	$48,662,500	$65,837,500	$75,713,125
Estimated offering expenses (excluding selling agent fees and expenses)	$1,118,811	$1,118,811	$1,118,811
Estimated selling agent fees and expenses	$442,035	$599,365	$689,821
Estimated net proceeds	$47,101,654	$64,119,324	$73,904,493
Estimated net proceeds per share	$9.68	$9.74	$9.76

        THE SECURITIES OFFERED ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENT AGENCY OR THE DEPOSITORS INSURANCE FUND.

        NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE MASSACHUSETTS COMMISSIONER OF BANKS, NOR ANY OTHER STATE OR FEDERAL AGENCY OR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Keefe, Bruyette & Woods

The date of this prospectus is November 13, 2006

HAMPDEN BANK

Be first @ last℠

ME
VT
NH
MA
CT
RI

Vermont
New Hampshire
New York
Berkshire
Franklin
Hampshire
Hampden
Worcester
Middlesex
Essex
Suffolk
Norfolk
Connecticut
Rhode Island
Bristol
Plymouth
Barnstable
Dukes
Nantucket

Wilbraham
West Springfield
CONNECTICUT RIVER & I-91
Springfield
Agawam
Longmeadow

HAMPDEN COUNTY

★ **Main Office**
19 Harrison Avenue
Springfield

● **Branch Offices**
Allen Street, Springfield
Tower Square, Springfield
Westfield Street, West Springfield
Longmeadow Street, Longmeadow
Suffield Street, Agawam
Boston Road, Wilbraham

SUMMARY	1
RISK FACTORS	25
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	32
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	34
RECENT DEVELOPMENTS	36
USE OF PROCEEDS	40
OUR DIVIDEND POLICY	41
MARKET FOR THE COMMON STOCK	42
CAPITALIZATION	43
REGULATORY CAPITAL COMPLIANCE	45
PRO FORMA DATA	47
COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL INFORMATION WITH AND WITHOUT THE FOUNDATION	53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	55
OUR BUSINESS	68
OUR MANAGEMENT	89
SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND TRUSTEES	100
REGULATION AND SUPERVISION	100
FEDERAL AND STATE TAXATION	111
THE CONVERSION	113
HAMPDEN BANK CHARITABLE FOUNDATION	132
RESTRICTIONS ON ACQUISITION OF HAMPDEN BANCORP AND HAMPDEN BANK	135
DESCRIPTION OF HAMPDEN BANCORP CAPITAL STOCK	143
TRANSFER AGENT AND REGISTRAR	144
REGISTRATION REQUIREMENTS	145
LEGAL AND TAX OPINIONS	145
EXPERTS	145
WHERE YOU CAN FIND MORE INFORMATION	145
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

i

Summary

        This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and the offering more fully and for further information, you should read this entire document carefully, including the consolidated financial statements of Hampden Bancorp, MHC and the notes thereto included elsewhere in this prospectus. For assistance, please contact our Stock Information Center at (413) 452-5138.

        Upon the completion of the conversion, Hampden Bancorp, MHC will merge out of existence, and all of the outstanding shares of Hampden Bank will be issued to Hampden Bancorp, Inc. The historical consolidated financial statements and other historical information included in this prospectus are those of Hampden Bancorp, MHC, Hampden Bank and the wholly-owned subsidiaries of Hampden Bank and the predecessors of these entities. The pro forma consolidated financial data included herein and any discussion of our business after the conversion assume that the conversion has occurred and that Hampden Bancorp, Inc. is the holding company of Hampden Bank. Unless otherwise specified or the context otherwise requires, the use of terms "we," "our" and "us" when referring to time periods up to the conversion refer to Hampden Bancorp, MHC, its consolidated subsidiary, Hampden Bank, and/or their predecessors. The use of such terms when referring to time periods after the conversion refer to Hampden Bancorp, Inc. and its consolidated subsidiary. The term Hampden Bancorp refers to Hampden Bancorp, Inc.

The Companies
Hampden Bancorp, Inc. 19 Harrison Avenue Springfield, Massachusetts (413) 736-1812
This offering is made by Hampden Bancorp, Inc. Hampden Bancorp, Inc. is a new Delaware corporation we recently formed to be the stock holding company for Hampden Bank. Hampden Bancorp, Inc. has not engaged in any business to date. Hampden Bancorp, Inc. will replace Hampden Bancorp, MHC as the holder of the stock of Hampden Bank. After the conversion of Hampden Bancorp, MHC into a stock corporation, Hampden Bancorp, Inc. will own all of Hampden Bank's capital stock and will direct, plan and coordinate Hampden Bank's business activities. In the future, Hampden Bancorp, Inc. might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.
Hampden Bank 19 Harrison Avenue Springfield, Massachusetts (413) 736-1812
Hampden Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area. Hampden Bank is the only local bank headquartered in Springfield, Massachusetts. Hampden Bank is subject to extensive regulation, examination and supervision by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation, or the FDIC. We attract deposits from the general public and use such funds to originate primarily one- to four-family residential real estate loans, commercial real estate loans and commercial loans. To a lesser extent, we originate multi-family loans, construction loans and consumer loans. At June 30, 2006, we operated out of our main office and six offices in Springfield, Agawam, Longmeadow, West Springfield and Wilbraham, Massachusetts. At June 30, 2006, we had total assets of $468.8 million, deposits of $322.7 million and retained earnings of $31.3 million.
Our Operating Strategy	Our mission is to operate and grow a profitable community-oriented and independent financial institution serving primarily retail customers and small to medium size businesses in our market area. After the conversion, we plan to continue our strategy of:
	•	supporting future lending and operational growth, including continuing to increase our commercial lending and deposit relationships in our market area;
	•	supporting future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;
	•	increasing our deposit market share in our market area;
	•	improving our operating efficiency; and
	•	applying disciplined underwriting practices to maintain the high quality of our loan portfolio.
The Conversion
Description of the Conversion (page 113)
Currently, Hampden Bancorp, MHC is a Massachusetts chartered mutual holding company with no stockholders. The board of trustees of Hampden Bancorp, MHC approved the plan of conversion and the establishment of the charitable foundation on July 25, 2006. The board of corporators of Hampden Bancorp, MHC currently has the right to vote on certain matters such as the election of trustees and this conversion. At a special meeting of corporators held on November 20, 2006, the board of corporators of Hampden Bancorp, MHC approved the plan of conversion and establishment of the charitable foundation. Hampden Bancorp, MHC owns all of the outstanding stock of Hampden Bank, a Massachusetts chartered savings bank.
The mutual-to-stock conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to the public stock holding company form of organization. In the public stock holding company structure, Hampden Bank will become a wholly-owned subsidiary of a Delaware corporation known as Hampden Bancorp, Inc. All of the outstanding common stock of Hampden Bancorp, Inc. will be owned by the public, including our employee stock ownership plan and by Hampden Bank Charitable Foundation.
After the conversion, our ownership structure will be as follows:

Our normal business operations will continue without interruption during the conversion. The same trustees who adopted the plan of conversion and who continue to be trustees of Hampden Bancorp, MHC at the time of the conversion will serve Hampden Bancorp, Inc. and Hampden Bank as directors after the conversion. The initial executive officers of Hampden Bancorp, Inc. and Hampden Bank will be persons who are currently executive officers of Hampden Bancorp, MHC and Hampden Bank. The corporators of Hampden Bancorp, MHC will cease to exist upon consummation of the conversion of Hampden Bancorp, MHC, but we expect that the former corporators of Hampden Bancorp, MHC (other than such persons who are members of the board of trustees of Hampden Bancorp, MHC) will serve as an advisory board to Hampden Bank.

The Offering
Purchase Price	The purchase price is $10.00 per share, with no commission charged for purchases during the offering.
Number of Shares to be Sold	We are offering for sale between 4,866,250 and 6,583,750 shares of Hampden Bancorp common stock in this conversion. With regulatory approval, we may increase the number of shares to be sold to 7,571,313 shares without giving you further notice or the opportunity to change or cancel your order. The Massachusetts Commissioner of Banks will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.
How We Determined the Offering Range (page 117)	We decided to offer between 4,866,250 and 6,583,750 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. The number of shares to be offered was determined by dividing the range of the pro forma market value set forth in the appraisal by the per share price of $10.00 set by our board of directors. RP Financial's appraisal defines pro forma market value as the price at which Hampden Bancorp's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts, based on the assumptions set out in its appraisal. RP Financial will receive fees totaling $35,000 for its appraisal services, plus $3,500 for each appraisal valuation update, and reimbursement of out-of-pocket expenses. RP Financial estimates that as of September 1, 2006, our offering range was between $48,662,500 and $65,837,500, with a midpoint of $57,250,000, and that our pro forma market value was between $51,095,630 and $69,129,380, with a midpoint of $60,112,500, inclusive of shares issued to the charitable foundation.
In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following material factors:
• our historical, present and projected operating results and financial condition;

•	the economic and demographic characteristics of our market area;
•	a comparative evaluation of the operating and financial statistics of Hampden Bank with those of other similarly-situated publicly traded bank and thrift holding companies; and
•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The following table shows the number of shares that will be sold in the offering and contributed to the charitable foundation, based on the estimated valuation range and the $10.00 per share purchase price.
	At Minimum of Offering Range	At Maximum of Offering Range	At Maximum of Offering Range As Adjusted	Percent of Shares Outstanding
Shares sold in the offering	4,866,250	6,583,750	7,571,313	95.24%
Shares contributed to the charitable foundation	243,313	329,188	378,566	4.76%

Total	5,109,563	6,912,938	7,949,879	100.00%

Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Hampden Bancorp and the peer group. The valuation adjustments applied to account for differences between Hampden Bancorp and the peer group consisted of adjustments in areas consistent with the regulatory appraisal guidelines. In this regard, valuation adjustments were considered in the following areas: financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and effect of government regulations and reform. Such adjustments (if applied) are subjective adjustments. In its appraisal of Hampden Bancorp, RP Financial applied the following valuation adjustments:
• profitability, growth and viability of earnings: moderate downward adjustment
• primary market area: slight downward adjustment

No adjustments were made in the following areas: financial condition, asset growth, dividends, liquidity of the shares, marketing of the issue, management and effect of government regulations and regulatory reform.

The peer group analysis conducted by RP Financial included a total of 11 publicly-traded financial institutions based in the Northeast United States that RP Financial considered as comparable to us. The key parameters used by RP Financial to determine the peer group companies included: full stock comparatives (no mutual holding companies); location of operations (New England or Mid-Atlantic regions of the U.S.); asset size (less than or equal to $1 billion); trailing twelve month return on equity (less than 10%); market seasoning (fully converted for at least 12 months); and profitability level (at least positive core earnings).

RP Financial's valuation also utilized certain assumptions as to our pro forma earnings after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, purchase of 8% of the common stock issued in the offering by the employee stock ownership plan and post-offering purchases in the open market of 4% of the common stock issued in the offering by a stock incentive plan to be adopted no sooner than six months following completion of the offering. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

The following tables present a summary of selected pricing ratios for the peer group companies and the pro forma pricing ratios for us, utilized by RP Financial in its appraisal. All ratios are based on net income for the twelve months ended June 30, 2006 and book value and asset value as of June 30, 2006.

Share prices for peer group companies are as of September 1, 2006.
	Price-to- Earnings Multiple	Price-to- Book Value Ratio	Price-to- Assets Ratio
Hampden Bancorp, Inc.(1)
Minimum	32.37×	69.90%	10.01%
Maximum	38.64	78.33	13.15
Peer group companies(2)
Average	19.94×	138.38%	14.15%
Median	18.34×	136.47	12.73

(1) Multiples and ratios for Hampden Bancorp, Inc. assume a stock price of $10.00 per share of common stock and give pro forma effect to the assumptions set forth under the section titled "Pro Forma Data."
(2) Ratios for the peer group companies are based on earnings for the 12 months ended June 30, 2006 and book value and asset value as of June 30, 2006, each as reported in the quarterly and annual reports of the peer group companies filed with the Securities and Exchange Commission, and share prices as of September 1, 2006.

Compared to the average pricing ratios of the peer group, at the maximum of the offering range, our stock would be priced at a premium of 93.8% to the peer group on a price-to-earnings basis, a discount of 43.4% to the peer group on a price-to-book basis and a discount of 7.1% to the peer group on a price-to-asset value basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the conversion.
Possible Change in Offering Range (page 117)
RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 7,571,313 shares without further notice to you. If the pro forma offering range at the time the appraisal is updated is either below $48,662,500 or above $75,713,130, then, after consulting with the Massachusetts Commissioner of Banks, we may either: terminate the stock offering and promptly return all funds; set a new offering range and give all subscribers the opportunity to increase, decrease, cancel or maintain their purchase orders for shares of Hampden Bancorp, Inc. common stock; or take such other actions as may be permitted by the Massachusetts Commissioner of Banks and the Securities and Exchange Commission. If we set a new offering range and we do not receive an affirmative response from an investor within a designated resolicitation period, we will return all funds promptly to the investor with interest at our passbook savings rate and cancel any deposit withdrawal authorizations.
After-Market Performance of Mutual-to-Stock Conversions	The following table provides information regarding the after-market performance of all seven of the standard mutual-to-stock conversions completed from January 1, 2005 through September 1, 2006.
		Appreciation From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After 1 Month	Through 09/01/06
Chicopee Bancorp, Inc. (Nasdaq: CBNK)	07/20/06	44.6%	42.5%	45.2%	46.1%
Newport Bancorp, Inc. (Nasdaq: NFSB)	07/07/06	28.0	28.8	31.0	36.2
Legacy Bancorp, Inc. (Nasdaq: LEGC)	10/26/05	30.3	34.0	32.0	50.4
BankFinancial Corp. (Nasdaq: BFIN)(1)	06/24/05	36.0	34.0	36.0	74.7
Benjamin Franklin Bancorp, Inc. (Nasdaq: BFBC)(2)	04/05/05	0.6	3.9	2.5	40.7
OC Financial Inc. (OTCBB: OCFL)	04/01/05	20.0	8.0	10.0	10.0
Royal Financial Inc. (OTCBB: RYFL)	01/21/05	16.0	26.0	25.4	51.0
Average (of the above 7 conversions)		25.1	25.3	26.0	44.2
Median (of the above 7 conversions)		28.0	28.8	31.0	46.1

(1) BankFinancial, Inc. announced the acquisition of University National Bank on November 29, 2005, and completed the acquisition on April 5, 2006.
(2) Benjamin Franklin Bancorp, Inc. announced the acquisition of Chart Bank on September 1, 2004, and completed the acquisition on April 5, 2005, in conjunction with the standard mutual-to-stock conversion, which was completed on the same date.

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company's assets, and the company's market area. The companies listed in the table above may not be similar to Hampden Bancorp, the pricing ratios for their stock offerings may be different from the pricing ratios for Hampden Bancorp, Inc. common stock and the market conditions in which these offerings were completed may be different from current market conditions. In addition, some companies listed in the table above acquired one or more institutions in connection with the mutual-to-stock conversion. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, "Risk Factors."

You should be aware that, in certain market conditions, stock prices of initial public offerings by thrift institutions have decreased. For example, the stock of some converted institutions have traded at or below their initial offering price at various times after the conversion. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual-to-stock conversion offerings.

As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of mutual-to-stock conversions completed in the three months prior to September 1, 2006, which is the date of its appraisal report. RP Financial considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Our board of directors carefully reviewed the information provided to it by RP Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect our appraisal. Instead, the board engaged RP Financial to help it understand the regulatory process as it applies to the appraisal and to advise the board as to how much capital we would be required to raise under the regulatory appraisal guidelines.
Possible Termination of the Offering
We must sell a minimum of 4,866,250 shares to complete the offering. If we terminate the offering, we will promptly return all funds with interest at our passbook savings rate and we will cancel all deposit account withdrawal authorizations.
Conditions to Completing the Conversion	We are conducting the conversion under the terms of our plan of conversion. We cannot complete the conversion and related offering unless:
	•	we sell at least the minimum number of shares offered; and
	•	we receive the final approval of the Massachusetts Commissioner of Banks, the FDIC and the Federal Reserve Board.
Reasons for the Conversion (page 114)	Our primary reasons for the conversion and related stock offering are to:
	•	increase the capital of Hampden Bank;
	•	support future lending and operational growth, including continuing to increase our commercial lending and deposit relationships in our market area;
	•	support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;
	•	enhance our ability to attract and retain qualified directors, management and employees through stock-based compensation plans;
	•	provide our customers and local community members with an opportunity to acquire our stock; and
	•	increase our philanthropic endeavors to the communities we serve through the formation and funding of Hampden Bank Charitable Foundation.
As a stock holding company, Hampden Bancorp, Inc. will have greater flexibility than Hampden Bancorp, MHC now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently have no specific plans or agreements regarding any acquisition.
We Will Form the Hampden Bank Charitable Foundation (page 132)
In 2002, we established a charitable foundation, Hampden Savings Foundation, in order to increase our contributions to our local community. The foundation was founded with $1.0 million. For the years ended June 30, 2006 and 2005, we contributed $69,000 and $49,000, respectively, to community organizations from the foundation. In addition, we are involved in approximately 125 community organizations as of January 1, 2006. Members of our staff serve as board members of 45 of these community organizations as of January 1, 2006. To continue this long-standing commitment to our local communities, we intend to establish a second charitable foundation, named the Hampden Bank Charitable Foundation, as part of the conversion. The initial board of directors of the charitable foundation will be Thomas R. Burton, Robert A. Massey, Eddie Wright, Lynn Bunce, Nancy Mirkin and another individual from our local community who is not affiliated with Hampden Bancorp or Hampden Bank. In connection with the conversion, we will give the charitable foundation a number of shares of Hampden Bancorp common stock equal to 5.0% of the shares of common stock sold in the offering. The common stock contributed to the charitable foundation is in addition to the shares being offered for sale and will not be included in determining whether the minimum number of shares of common stock has been sold in order to complete the offering. At the midpoint of the offering range, we will contribute 286,250 shares of Hampden Bancorp common stock. At the midpoint of the offering range, our contribution to the charitable foundation would reduce net earnings by $1.9 million, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2007. The amount of common stock that we would offer for sale would be greater if the conversion were to be completed without the formation of Hampden Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Hampden Bancorp, see "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation."

Hampden Bank Charitable Foundation will make grants and donations to non-profit and community groups and projects located within the communities in which Hampden Bank maintains its headquarters or a branch office. One of the conditions to be imposed on the gift of common stock is that the amount of common stock that may be sold by Hampden Bank Charitable Foundation in any one year shall not exceed 5.0% of the market value of the assets held by Hampden Bank Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes. We do not anticipate that the foundation will be required to sell in excess of 5.0% of the market value of its assets annually. As a large stockholder of Hampden Bancorp, the foundation's diversification of its portfolio and sale of significant amounts of Hampden Bancorp common stock may negatively impact the price of our common stock. All shares of common stock held by Hampden Bank Charitable Foundation will be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Hampden Bancorp.
Benefits of the Conversion to Management (page 92)
In order to align the interests of our employees, officers and directors more closely to our stockholders' interests, we intend to establish certain benefit plans in connection with the conversion, some of which use our common stock as compensation. We will:
• establish an employee stock ownership plan that will purchase 8.0% of Hampden Bancorp common stock that will be held to pay additional retirement benefits to our employees;
• establish an equity incentive plan to issue up to 10.0% of Hampden Bancorp common stock in options and 4.0% of Hampden Bancorp common stock in restricted shares;

•	enter into various employment and change-in-control agreements, which would provide for total payments of approximately $1.9 million upon a change-in-control of Hampden Bancorp;
•
modify Hampden Bank's contributions to the 401(k) Plan in order to provide that all eligible participants will receive a direct contribution of 3% of each participant's annual compensation and modify the current matching contribution from 25% of the first 6% to 50% of the first 2% of each participant's deferred compensation for the plan year; and
•	terminate our pension plan.

The following table summarizes the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. The table also shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of being purchased in the open market.
	Number of Shares to be Granted or Purchased
				Dilution Resulting if We Issue New Shares for Stock Benefit Plans	Value of Grants(1)
	At Minimum of Range	At Maximum of Range	As a % of Common Stock Issued in the Conversion		At Minimum of Range	At Maximum of Range
					(Dollars in thousands)
Employee stock ownership plan	408,765	553,035	8.00%	7.41%	$4,087,650	$5,530,350
Restricted stock awards	204,383	276,518	4.00	3.85	2,043,830	2,765,180
Stock options	510,956	691,294	10.00	9.09	2,115,358	2,861,957

Total	1,124,104	1,520,847	22.00%	20.35	$8,246,838	$11,157,487

(1)
Assumes the value of our common stock is $10.00 per share for purposes of determining the total estimated value of the employee stock ownership plan and restricted stock award grants. Assumes the value of a stock option is $4.14, which was determined using the Black-Scholes option-pricing formula. See "Pro Forma Data."

The following table sets forth a summary of the expenses that we may incur as a result of these benefits:
	At Minimum of Range	At Midpoint of Range	At Maximum of Range	15% Above Maximum of Offering Range
Employee stock ownership plan adjustments(1)	177,000	208,000	240,000	276,000
Restricted stock award expense(1)	266,000	313,000	359,000	413,000
Stock option expense(1)	386,000	454,000	522,000	601,000

Total	829,000	975,000	1,121,000	1,290,000

(1) Pro forma annual after tax expense for fiscal year 2006, based on the following assumptions: the value of our common stock is $10.00 per share, the value of a stock option is $4.14 and other assumptions as set forth under the section titled "Pro Forma Data."
•
Employee Stock Ownership Plan. Hampden Bank has established an employee stock ownership plan that will provide retirement benefits to our employees. The plan is expected to purchase in the offering that number of shares equal to 8.0% of the sum of the number of shares sold in the offering plus the number of shares contributed to Hampden Bank Charitable Foundation. Payment will be made with the proceeds of a loan from Hampden Bancorp, Inc. or a subsidiary capitalized by Hampden Bancorp, Inc. Shares acquired with the loan will be allocated to a suspense account, and the number of shares released each year will be determined based on a formula prescribed by government regulation. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant's compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. Shares under this plan will vest over five years and are subject to immediate vesting upon a change of control as defined in the plan and under other circumstances. See "Pro Forma Data" for an illustration of the effects of this plan.

•
Equity Incentive Plan. We intend to implement an equity-based incentive plan no earlier than six months after the conversion. If the plan is implemented within one year after the conversion, the plan must be approved by two-thirds of the outstanding shares of our common stock and if the plan is implemented more than one year after the conversion, the plan must be approved by a majority of the total votes cast. Under this plan, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock may be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See "Pro Forma Data" for an illustration of the effects of this plan. Under this plan, if implemented within one year after the conversion, we may grant stock options in an amount equal to 10.0% of the sum of the number of shares sold in the offering plus shares contributed to the charitable foundation and restricted stock awards in an amount equal to 4.0% of the sum of the shares sold in the offering plus shares contributed to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the conversion.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.
	Value of
Share Price	204,383 Shares Awarded at Minimum of Range	240,450 Shares Awarded at Midpoint of Range	276,518 Shares Awarded at Maximum of Range	317,995 Shares Awarded at 15% Above Maximum of Range
	(In Thousands)
$ 8.00	$1,635	$1,924	$2,212	$2,544
10.00	2,044	2,405	2,765	3,180
12.00	2,453	2,885	3,318	3,816
14.00	2,861	3,366	3,871	4,452

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See "Pro Forma Data." Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.
		Value of
Exercise Price	Option Value	510,956 Options Granted at Minimum of Range	601,125 Options Granted at Midpoint of Range	691,294 Options Granted at Maximum of Range	794,988 Options Granted at 15% Above Maximum of Range
			(In Thousands)
$ 8.00	$3.31	$1,692	$1,990	$2,288	$2,631
10.00	4.14	2,115	2,489	2,862	3,291
12.00	4.97	2,539	2,988	3,436	3,951
14.00	5.80	2,964	3,486	4,010	4,611
•
Employment and Change in Control Agreements. We intend to enter into three-year employment agreements with Thomas R. Burton, our President and Chief Executive Officer, and Glenn S. Welch, our Senior Vice President and Division Executive for Business Banking. We also intend to enter into two-year change in control agreements with eleven of our senior officers. These agreements will provide for severance benefits if the executives are terminated following a change in control of Hampden Bancorp, Inc. or Hampden Bank. Based solely on the executives' average annual taxable compensation for 2001 through 2005 (without regard to future base salary adjustments or bonuses and excluding any benefits under any benefit plan which may be payable and, with respect to new employees, based on annualized 2006 base salary) if a change in control of Hampden Bancorp, Inc. and Hampden Bank occurred, and we terminated these officers, the total payments due under the employment agreements and change in control agreements would equal approximately $1.9 million.

Tax Consequences (page 130)	As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Our special counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., has issued a federal tax opinion providing that no gain or loss will be recognized by Hampden Bank or Hampden Bancorp, Inc. as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This opinion of counsel, however, is not binding on the Internal Revenue Service.
Persons Who Can Order Stock in the Offering (page 121)	We have granted rights to subscribe for shares of our common stock in a "subscription offering" in the following descending order of priority, as required by Massachusetts banking regulations:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.	1. 2. 3. 4.
Depositors who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on April 30, 2005.
Depositors who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on June 30, 2006.
Our employee stock ownership plan.
Our employees, officers, directors, trustees and corporators who do not have a higher priority right.

Remaining shares may be offered for sale to the general public in a "direct community offering" that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons who are residents of the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham will have first preference to purchase shares in the direct community offering. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a "syndicated community offering" managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. Shares will be allocated pursuant to the plan of conversion. See "The Conversion—Subscription Offering and Subscription Rights" for a detailed description of the allocation procedure.

Subscription Rights Are Not Transferable
You are not allowed to transfer your subscription rights, and we will endeavor to prevent you from doing so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.
How to Purchase Common Stock (page 127)	In the subscription offering and the community offering, you may pay for your shares only by:
(1) personal check, bank check or money order made payable directly to Hampden Bancorp, Inc. (third-party checks of any type will not be accepted); or
(2)
authorizing us to withdraw money from your Hampden Bank deposit account(s) other than checking accounts or individual retirement accounts ("IRAs"). To use funds from accounts with check writing privileges, please submit a check. To use IRA funds, please see the next section.

Hampden Bank is not permitted to lend funds (including funds drawn on a Hampden Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by cash or by wire transfer.

Checks and money orders will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Do not overdraft your account. The funds will be deposited by us into a Hampden Bank segregated escrow account. We will pay interest at Hampden Bank's passbook savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Hampden Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Hampden Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may submit your order form in one of three ways: by mail, using the reply envelope provided, by overnight courier to the address indicated on the order form or by taking the stock order form and payment to our Stock Information Center, located at 19 Harrison Avenue, Springfield, Massachusetts 01102. Stock order forms may not be hand-delivered to our branch banking offices. These locations will not have stock offering materials on hand. Once submitted, your order is irrevocable. We are not required to accept copies or facsimilies of order forms.
Using IRA Funds to Purchase Shares in the Offering (page 128)
You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA, provided that such IRAs are not maintained at Hampden Bank. If you wish to use some or all of the funds in your Hampden Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance in this regard. Because processing of this type of order takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 22, 2006 offering deadline. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held. In addition, officers, directors and certain employees of Hampden Bank, Hampden Bancorp, Inc. and Hampden Bancorp, MHC may be barred from using IRA funds to purchase shares with IRA funds based on the tax code's "prohibited transaction" rules.

Purchase Limitations (page 124)	The minimum number of shares of common stock that may be purchased is 25 per stock order form.

No person, or persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 20,000 shares of common stock ($200,000) in the offering. If any of the following persons purchase stock, their purchases, when combined with your purchases, cannot exceed the overall purchase limit of 30,000 shares of common stock in the aggregate ($300,000).
• Your spouse, or any relative of you or your spouse, who either lives in your home or is a director, trustee or officer of Hampden Bank, Hampden Bancorp, Inc. or Hampden Bancorp, MHC;
• Companies or other entities in which you are a director, officer or partner, or have a 10.0% or greater beneficial ownership interest;
• Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in a similar fiduciary capacity; or
• Other persons who may be acting together with you as associates or persons acting in concert.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10.0% of the shares issued in the conversion (including shares sold in the offering and contributed to Hampden Bank Charitable Foundation) without regard to these purchase limitations.
Deadline for Ordering Stock (page 123)	If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than 12:00 p.m., Eastern time, on December 22, 2006. We are not required to accept facsimilies or copies of order forms. We may extend this deadline without notice to you until February 5, 2007. If the offering is extended beyond February 5, 2007, subscribers will have the right to increase, decrease, cancel or maintain their purchase orders. Unless we receive a written response from an investor during a designated resolicitation period, we will cancel the stock order, promptly return subscription funds with interest at our passbook saving rate and cancel any deposit account withdrawal authorizations. The Massachusetts Commissioner of Banks may allow for further extensions, together which may not extend beyond July 25, 2008.

If we do not receive orders for at least 4,866,250 shares of common stock in the subscription offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:
	(i)	make shares available to the public in a direct community offering;
	(ii)	offer shares for sale through a syndicated community offering;
	(iii)	increase the purchase limitations;
(iv)
seek regulatory approval to extend the offering beyond the February 5, 2007 expiration date, provided that any such extension beyond February 5, 2007 will require us to resolicit subscribers in the offering; or
	(v)	terminate the offering, returning the subscription funds with interest and canceling deposit account withdrawal authorizations.
How We Will Use the Proceeds of this Offering (page 40)	The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	At Minimum of Range	At Maximum of Range
	(In thousands)
Offering proceeds	$48,663	$65,838
Less: offering expenses	(1,561)	(1,718)

Net offering proceeds	47,102	64,120
Less:
Proceeds contributed to Hampden Bank	23,551	32,060
Proceeds used for loan to employee stock ownership plan	4,088	5,530

Proceeds remaining for Hampden Bancorp, Inc.	$19,463	$26,530

Hampden Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to stockholders, repurchase shares of its common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. In addition, Hampden Bancorp intends to use a portion of the net proceeds for a loan to the employee stock ownership plan to fund its purchase of shares of common stock, between 408,765 shares and 553,035 shares, or 635,990 shares if the offering is increased by 15.0%. Hampden Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities, expand its business activities and, initially, reduce existing borrowings. Our expected primary use of the offering proceeds is to fund loan growth, with continued emphasis on commercial real estate and commercial lending, and to support future branching activities. Based on our current operating plans, we expect to deploy a substantial majority of the offering proceeds in such assets during the five-year period after the completion of the offering. However, our ability to deploy offering proceeds in assets that typically have higher yields than short-term securities will depend, in part, on factors outside of our control, such as loan demand, local competition, national, regional and local economic conditions and the interest rate environment. Accordingly, we can give no assurances that we will be able to deploy offering proceeds in assets which have higher yields than short-term securities. Except as described above, neither Hampden Bancorp nor Hampden Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use.

Purchases by Directors and Executive Officers (page 100)
We expect that our directors and executive officers, together with their associates, will subscribe for 187,100 shares, which equals 2.8% of the shares offered for sale at the maximum of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Such purchases by our directors and executive officers will be for investment purposes and will count towards the minimum number of shares we must sell to close the offering.
Market for Hampden Bancorp Common Stock (page 42)
We intend to have our common stock quoted on the Nasdaq Global Market under the symbol "HBNK." Keefe, Bruyette & Woods, Inc. currently intends to make a market in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.
Hampden Bancorp's Dividend Policy (page 41)
We have not yet determined whether we will pay a dividend on the common stock After the conversion, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.
Delivery of Prospectus
To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 12:00 p.m., Eastern time, on December 22, 2006, whether or not we have been able to locate each person entitled to subscription rights.
Delivery of Stock Certificates (page 129)
Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by such persons on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.
Anti-takeover Provisions (page 135)	Provisions in Hampden Bancorp's articles of incorporation and bylaws, the corporate law of the
State of Delaware, Massachusetts banking law and federal regulations may make it difficult and expensive for companies or persons to pursue a takeover attempt that management or the board opposes even if you would like to see the takeover attempt succeed and the potential acquiror was offering a premium over the then prevailing market price of Hampden Bancorp, Inc.'s common stock. These provisions will also make the removal of the current board of directors or management of Hampden Bancorp, or the appointment of new directors, more difficult.
Stock Information Center
The employees of Hampden Bank's banking offices may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the stock offering, you may call our Stock Information Center at (413) 452-5138, Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern time. You may also visit our Stock Information Center, which is located at 19 Harrison Avenue, Springfield, Massachusetts 01102. The Stock Information Center will be closed on weekends and bank holidays. Our branch banking offices will not have offering materials and cannot accept completed order forms.

This prospectus contains market data and industry forecasts that were obtained from industry publications. These publications generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified this information.

Risk Factors

        You should consider carefully the following risk factors before purchasing Hampden Bancorp common stock.

Risks Related to Our Business

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

        At June 30, 2006, our loan portfolio consisted of $91.2 million, or 28.4%, of commercial real estate loans, $22.6 million, or 7.0%, of commercial business loans and $22.3 million, or 7.0%, of construction loans. We have grown these loan portfolios in recent years and intend to continue to emphasize these types of lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property's value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower's ability to make repayments from the cash flow of the borrower's business and are secured by non-real estate collateral that may depreciate over time. In addition, since commercial business loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, as a result of this offering, we expect to increase substantially our internal loans-to-one-borrower limit. Although we do not expect to increase our internal loans-to-one-borrower limit up to the regulatory maximum immediately after the offering, the increased internal limit may expose us to greater risk of loss.

The building of market share through our branching strategy could cause our expenses to increase faster than revenues.

        We intend to continue to build market share in Hampden County, Massachusetts and surrounding areas through our branching strategy. Our business plan currently contemplates that we will establish up to five additional branches by the end of 2009, if market conditions are favorable. There are considerable expenses involved in opening branches and new branches generally require a period of time to generate the necessary revenues to offset their expenses, especially in areas in which we do not have an established presence. Accordingly, any new branch can be expected to negatively impact our earnings for some period of time until the branch reaches certain economies of scale. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, we have no assurance our new branches will be successful even after they have been established.

Certain interest rate movements may hurt our earnings and asset value.

        Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 17 times, from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. On a year-to-year comparative basis our interest rate spread and our net interest margin have decreased, and, if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

        Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders' equity. For further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Risk Management."

Strong competition within our market area could hurt our profits and slow growth.

        We face intense competition both in making loans and attracting and retaining deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. We held the ninth largest market share of deposits out of the 18 financial institutions in the county (excluding credit unions). As of June 30, 2005, we held 3.63% of the banks and credit union deposits in Hampden County. There are 21 credit unions in Hampden County, which, as tax-exempt organizations, are able to offer higher rates on retail deposits than banks. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see "Our Business—Market Area" and "Our Business—Competition."

A downturn in the local economy or a decline in real estate values could hurt our profits.

        Nearly all of our real estate loans are secured by real estate in Hampden County. As a result of this concentration, a downturn in the local economy could cause significant increases in non-performing loans, which would hurt our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would hurt our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. In addition, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of our borrowers to make timely repayments on their loans, which would have an adverse impact on our earnings. For a discussion of our market area, see "Our Business—Market Area."

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

        In the event that our loan customers do not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans is insufficient to cover any remaining loan balance, we could experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of our loans. As of June 30, 2006, our allowance for loan losses was $3.7 million, representing 1.2% of total loans and 71.2% of nonperforming loans as of that date. In determining the amount of our allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable losses inherent in our loan portfolio, which may require additions to our allowance. Although we are unaware of any specific problems with our loan portfolio that would require any increase in our allowance at the present time, it may need to be increased further in the future due to our emphasis on loan growth and on increasing our portfolio of commercial business and commercial real estate loans. Any material additions to our allowance for loan losses would materially decrease our net income. Our business strategy calls for continued growth of nonresidential real estate loans, commercial loans and leases, construction and land loans and multi-family mortgage loans. These loans typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our consolidated results of operations.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our consolidated results of operations and financial condition.

Our business depends upon key employees, and if we are unable to retain the services of these key employees or to attract and retain additional qualified personnel, our business may suffer.

        We are substantially dependent on a number of key employees, including our executive officers. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any one of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. In particular, our commercial lending program is an important part of our business strategy. The loss of our Senior Vice President in charge of this program could have a material adverse effect on our business strategy. In connection with the conversion, we will enter into employment agreements with our Chief Executive Officer and Senior Vice President and Division Executive for Business Banking and change in control agreements with eleven of our officers.

We operate in a highly regulated environment and may be adversely affected by changes in law and regulations.

        We are subject to extensive regulation, supervision and examination. See "Regulation and Supervision" on page 100. Any change in the laws or regulations applicable to us, or in banking regulators' supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress or the Massachusetts legislature could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We are subject to regulations promulgated by the Massachusetts Division of Banks, as our chartering authority, and by the FDIC as the insurer of our deposits up to certain limits. We also belong to the Federal Home Loan Bank System and, as a member of such system, we are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston, or the FHLB. In addition, currently the Federal Reserve Board regulates and oversees Hampden Bancorp, MHC, as a bank holding company, and will continue to regulate and oversee Hampden Bancorp, Inc., as a bank holding company.

        This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect our depositors and borrowers and, in the case of FDIC regulation, the FDIC's insurance fund. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution's allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Massachusetts's deceptive acts and practices law. These laws also permit private individual and class action law suits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

The risks presented by the acquisition of other institutions could adversely affect our financial condition and results of operations.

        In the event that we make any acquisitions, we will be presented with many risks that could have a materially negative impact on our financial condition and results of operations. An institution that we acquire may have unknown asset quality issues or unknown or contingent liabilities that we did not discover or fully recognize in the due diligence process, thereby resulting in unanticipated losses. The acquisition of other institutions typically requires the integration of different corporate cultures, loan and deposit products, pricing strategies, data processing systems and other technologies, accounting, internal audit and financial reporting systems, operational processes, policies, procedures and internal controls, marketing programs and personnel of the acquired institution in order to make the transaction economically advantageous. The integration process is complicated and time consuming, and could divert our attention from other business concerns and be disruptive to our customers and the customers of the acquired institution. Our failure to successfully integrate an acquired institution could result in the loss of key customers and employees, and prevent us from achieving expected synergies and cost savings. Acquisitions also result in expenses that could adversely affect our earnings, and in goodwill that could become impaired, requiring us to recognize further charges. We may finance acquisitions with borrowed funds, thereby increasing our leverage and reducing our liquidity, or with potentially dilutive issuances of equity securities.

We continually encounter technological change, and may have fewer resources than many of our larger competitors to continue to invest in technological improvements.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our larger competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Our stock value may suffer from anti-takeover provisions that may impede potential takeovers.

        Upon completion of the conversion, Hampden Bancorp, a Delaware corporation, will become the bank holding company for Hampden Bank. Delaware law and our Delaware certificate of incorporation and bylaws contain provisions (sometimes known as "anti-takeover" provisions) that may impede efforts to acquire us, or impede stock purchases in furtherance of an acquisition, even though acquisition efforts or stock purchases might otherwise have a favorable effect on the price of our common stock. Those provisions will also make it more difficult to remove our board and management. Consistent with the Delaware General Corporation Law, our certificate of incorporation and/or bylaws provide for staggered directors' terms, limits the stockholders' ability to remove directors and empowers only the directors to fill board vacancies. Our certificate of incorporation and bylaws also provide for, among other things, restrictions on the voting of more than 10.0% of our outstanding voting stock and approval of certain actions, including certain business combinations, by specified percentages of our "disinterested directors" (as defined in the certificate of incorporation) or by specified percentages of the shares outstanding and entitled to vote. The certificate of incorporation also authorizes the board of directors to issue shares of preferred stock, the rights and preferences of which may be designated by the board, without the approval of our stockholders. The certificate of incorporation also establishes supermajority voting requirements for amendments to the charter and bylaws, limit stockholders' ability to call special meetings of stockholders, and impose advance notice provisions on stockholders' ability to nominate directors or to propose matters for consideration at stockholder meetings.

        Our employee stock ownership plan, which expects to purchase in the offering that number of shares equal to 8.0% of the sum of the shares sold in the offering plus the number of shares contributed to Hampden Bank Charitable Foundation, contains provisions that permit participating employees to direct the voting of shares held in the employee stock ownership plan, and those provisions may have anti-takeover effects.

        The Hampden Bank Charitable Foundation is expected to be funded with a number of shares equal to 5.0% of the shares sold in the offering. The Hampden Bank Charitable Foundation's board of directors will initially consist of certain directors and/or officers of Hampden Bancorp or Hampden Bank.

        Applicable federal and state regulations and laws may also have anti-takeover effects. The Change in Bank Control Act and the Bank Holding Company Act, together with applicable regulations of the Federal Reserve Board, require that a person obtain the consent of the Federal Reserve Board before attempting to acquire control of a bank holding company. In addition, Massachusetts laws place certain limitations on acquisitions of the stock of banking institutions and imposes restrictions on business combination transactions between publicly held Massachusetts corporations and stockholders owning 5.0% or more of the stock of those corporations.

        In addition, we intend to enter into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Hampden Bancorp or Hampden Bank. We also intend to issue stock options to key employees and directors that will require payments to them in connection with a change in control of Hampden Bancorp or Hampden Bank. These payments may have the effect of increasing the costs of acquiring Hampden Bancorp or Hampden Bank, thereby discouraging future takeover attempts.

Risks Related to this Offering

Additional expenses following the offering from new stock-based benefit plans will adversely affect our profitability.

        Following the offering, we will recognize additional annual salaries and employee benefits expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect the expenses to be material. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants' accounts and would recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $240,000, $359,000 and $522,000, respectively, at the maximum of the offering range as set forth in the pro forma financial information under "Pro Forma Data" assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see "Our Management—Benefit Plans."

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

        As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expense and could divert our management's attention from our operations. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to perform a more in-depth review of our internal control procedures. In addition, we may need to hire additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge.

Our return on equity will initially be low compared to other financial institutions. A low return could lower the trading price of our common stock.

        Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity is expected to be reduced due to the large amount of capital that we expect to raise in the offering and to expenses we will incur in pursuing our growth strategies, the costs of being a public company and added expenses associated with our employee stock ownership plan and planned equity incentive plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the median return on equity of 7.80% for the 12 months ended June 30, 2006 for all publicly traded fully converted thrifts, which may negatively affect the value of our common stock. At the midpoint of the offering range, our pro forma return on equity was estimated to be 2.09% for the 12 months ended June 30, 2006 compared to the peer group median return on equity of 5.25% for the same period.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.

        We intend to contribute approximately 50% of the net proceeds of the offering to Hampden Bank. We may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, purchase securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. We expect to use a portion of the net proceeds to fund, directly or indirectly through a subsidiary capitalized by Hampden Bancorp, the purchase by our employee stock ownership plan of shares in the offering. Hampden Bank may use the proceeds it receives to fund new loans, purchase loans, purchase securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

        We intend to adopt an equity incentive plan following the conversion. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan, or from authorized but unissued shares of Hampden Bancorp common stock. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest could be diluted by up to approximately 3.85%, assuming awards of common stock equal to 4.0% of the shares sold in the offering and contributed to Hampden Bank Charitable Foundation, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest could be diluted by up to approximately 9.09%, assuming stock option grants equal to 10.0% of the shares sold in the offering and contributed to Hampden Bank Charitable Foundation are granted under the plan. See "Pro Forma Data" and "Our Management—Benefit Plans."

Our stock price may decline when trading commences.

        We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, can experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

        Although we intend to apply to have our stock quoted on the Nasdaq Global Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Securities analysts may not initiate coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

        Securities analysts may elect not to provide research coverage of our common stock after the completion of this offering. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, recently-adopted rules mandated by the Sarbanes-Oxley Act and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Risks Related to the Formation of the Charitable Foundation

Our contribution to Hampden Bank Charitable Foundation will dilute a stockholder's ownership interest in Hampden Bancorp by 4.76%.Purchasers of shares will have their ownership and voting interests diluted by 4.76% at the close of the conversion when Hampden Bancorp intends to contribute a number of shares equal to 5.0% of the shares sold in the offering to Hampden Bank Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see "Pro Forma Data" and "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation."

Establishment of Hampden Bank Charitable Foundation will adversely impact our results for fiscal year 2007.

        The one-time charge relating to the contribution of shares to Hampden Bank Charitable Foundation will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the fiscal year ending June 30, 2007. Based on the pro forma assumptions, at the midpoint of the offering range, the contribution to Hampden Bank Charitable Foundation would reduce net earnings by $1.9 million, after tax, in fiscal 2007. See "Pro Forma Data."

Our contribution to Hampden Bank Charitable Foundation may not be tax deductible, which could hurt our profits.

        We believe that our contribution to Hampden Bank Charitable Foundation, valued at $3.8 million at the maximum, as adjusted, of the offering, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

A Warning About Forward-Looking Statements

        This prospectus contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates," or similar expressions. Forward-looking statements include:

  •
  statements of our goals, intentions and expectations;

  •
  statements regarding our business plans, prospects, growth and operating strategies;

  •
  statements regarding the quality of our loan and investment portfolios; and

  •
  estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

  •
  increased competitive pressures among financial services companies;

  •
  general economic conditions, either nationally or in our market areas, that are worse than expected;

  •
  changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

  •
  changes in consumer spending, borrowing and savings habits;

  •
  legislative or regulatory changes that adversely affect our business;

  •
  adverse changes in the securities markets;

  •
  inability of key third-party providers to perform their obligations to Hampden Bank;

  •
  changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

  •
  our ability to successfully implement our branch expansion strategy.

        Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data

        The summary financial information presented below is derived in part from the consolidated financial statements of Hampden Bancorp, MHC and Hampden Bank. The following is only a summary and should be read in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at June 30, 2006, and 2005 and for the years ended June 30, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements of Hampden Bancorp, MHC and Hampden Bank that appear in this prospectus. The information as of June 30, 2004, 2003 and 2002, and for the years ended June 30, 2003 and 2002 is derived in part from audited consolidated financial statements that do not appear in this prospectus.

        Hampden Bancorp, MHC's consolidated financial statements for the year ended June 30, 2006 and for earlier years were audited by Wolf & Company P.C.

	At June 30,
	2006	2005	2004	2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$468,786	$419,628	$410,549	$409,592	$326,076
Loans, net(1)	318,202	269,269	248,110	214,629	172,258
Securities	110,761	119,934	120,879	160,386	130,761
Deposits	322,714	311,208	317,053	331,659	241,189
Short-term borrowings, including repurchases agreements	30,235	18,211	19,852	3,980	3,893
Long-term debt(2)	80,824	53,284	41,706	41,332	50,300
Other secured borrowings	—	2,383	—	—	—
Retained Earnings	31,274	32,029	30,083	31,089	29,423

(1)
Includes loans held for sale.

(2)
Long-term debt includes advances from the FHLB with a remaining maturity of one year or greater. See "Our Business" on page 68.

	For The Years Ended June 30,
	2006	2005	2004	2003	2002
	(In Thousands)
Selected Operating Results:
Interest and dividend income	$23,428	$20,427	$20,074	$21,220	$19,813
Interest expense	12,340	9,110	9,712	10,254	9,851

Net interest income	11,088	11,317	10,362	10,966	9,962
Provision for loan losses	150	200	300	400	400

Net interest income after provision for loan losses	10,938	11,117	10,062	10,566	9,562
Non-interest income	1,403	1,294	1,318	853	635
Gain on sales of securities and loans, net	23	146	507	260	323
Non-interest expense	11,067	9,971	9,935	9,255	8,544

Income before income tax expense	1,297	2,586	1,952	2,424	1,976
Income tax expense	277	768	585	845	548

Net income	$1,020	$1,818	$1,367	$1,579	$1,428

	At or For The Years Ended June 30,
	2006	2005	2004	2003	2002
Selected Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.23%	0.44%	0.33%	0.42%	0.45%
Return on equity (ratio of net income to average equity)	3.06%	5.77%	4.57%	5.53%	5.19%
Average interest rate spread(1)	2.57%	2.84%	2.63%	3.00%	3.17%
Net interest margin(2)	2.65%	2.91%	2.69%	3.10%	3.31%
Efficiency ratio(3)	88.60%	79.07%	85.06%	79.48%	81.39%
Non-interest expense to average total assets	2.50%	2.41%	2.44%	2.48%	2.69%
Average interest-earning assets to average interest bearing liabilities	102.91%	102.85%	102.38%	103.28%	104.19%
Asset Quality Ratios:
Non-performing assets to total assets	1.11%	0.78%	0.40%	0.09%	0.10%
Non-performing loans to total loans	1.62%	1.19%	0.65%	0.18%	0.18%
Allowance for loan losses to non-performing loans	71.24%	111.99%	212.29%	810.47%	919.37%
Allowance for loan losses to total loans	1.15%	1.34%	1.38%	1.42%	1.65%
Capital Ratios:
Equity to total assets at end of year	6.67%	7.63%	7.33%	7.59%	9.02%
Average equity to average assets	7.52%	7.63%	7.31%	7.64%	8.96%
Risk-based capital ratio (bank only) at end of year	11.30%	12.65%	11.87%	11.99%	14.11%
Other Data:
Number of full service offices	7	6	5	5	5

(1)
The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the year.

(2)
The net interest margin represents net interest income as a percent of average interest-earning assets for the year.

(3)
The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

RECENT DEVELOPMENTS

        The following tables contain certain information concerning the consolidated financial position and results of operations of Hampden Bancorp, MHC and Hampden Bank. The information presented at September 30, 2006 and 2005 and for the three months ended is unaudited. In the opinion of management, all adjustments necessary for a fair presentation, consisting only of normal recurring adjustments, have been included in the information presented. The results of operations for the three months ended September 30, 2006 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30,	At June 30,
	2006	2006
	(unaudited)
	(In Thousands)
Selected Financial Condition Data:
Total assets	$482,595	$468,786
Loans, net(1)	316,520	318,202
Securities	119,431	110,761
Deposits	329,558	322,714
Short-term borrowings, including repurchase agreements	70,026	30,235
Long-term debt(2)	46,305	80,824
Retained Earnings	32,481	31,274

(1)
Includes loans held for sale.

(2)
Long-term debt includes advances from the FHLB with a remaining maturity of one year or greater.

	At September 30,	At June 30,
	2006	2006
	(unaudited)
Selected Ratios and Other Data:
Asset Quality Ratios:
Non-performing assets to total assets	1.01%	1.11%
Non-performing loans to total loans	1.54%	1.62%
Allowance for loan losses to non-performing loans	76.22%	71.24%
Allowance for loan losses to total loans	1.18%	1.15%
Capital Ratios:
Equity to total assets	6.73%	6.67%
Average equity to average assets	6.87%	7.52%
Risk-based capital ratio (bank only)	11.14%	11.30%

	For The Three Months Ended September 30,
	2006	2005
	(unaudited) (In Thousands)
Selected Operating Results:
Interest and dividend income	$6,596	$5,536
Interest expense	3,949	2,673

Net interest income	2,647	2,863
Provision for loan losses	25	50

Net interest income after provision for loan losses	2,622	2,813
Non-interest income	359	354
Gain on sales of securities and loans, net	38	6
Non-interest expense	2,736	2,612

Income before income tax expense	283	561
Income tax expense	88	149

Net income	$195	$412

	At or For The Three Months Ended September 30,
	2006	2005
	(unaudited)
Selected Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)(1)	0.16%	0.39%
Return on equity (ratio of net income to average equity)(1)	2.39%	5.20%
Average interest rate spread(1)(2)	2.36%	2.79%
Net interest margin(1)(3)	2.40%	2.88%
Efficiency ratio (4)	91.02%	81.19%
Non-interest expense to average total assets(1)	2.31%	2.46%
Average interest-earning assets to average interest bearing liabilities	101.17%	102.77%
Other Data:
Number of full service offices	7	6

(1)
Ratios for the three months ended September 30, 2006 and 2005 are annualized.

(2)
The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)
The net interest margin represents net interest income as a percentage of average interest-earning assets for the period.

(4)
The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before loan loss provision) plus non-interest income.

Comparison of Financial Condition At September 30, 2006 (unaudited) and June 30, 2006

        Total Assets.    Total assets increased by $13.8 million, or 2.9%, from $468.8 million at June 30, 2006 to $482.6 million at September 30, 2006. This increase was primarily due to growth in securities available for sale of $8.7 million, or 7.8%, to $119.4 million at September 30, 2006, as well as growth in cash and cash equivalents of $6.6 million, or 44.5%, to $21.5 million at September 30, 2006, as discussed below.

        Cash and Short Term Investments.    Cash and correspondent bank balances increased by $6.6 million, or 44.5%, from $14.9 million at June 30, 2006 to $21.5 million at September 30, 2006. During the first quarter of 2007, deposits and repurchase agreements increased by approximately $8.6 million. This influx of cash was primarily invested in short term investments.

        Securities.    Security investments increased $8.7 million, or 7.8%, from $110.7 million at June 30, 2006 to $119.4 million at September 30, 2006.

        Net Loans.    Net loans, including loans held for sale at September 30, 2006, were $316.5 million, a decrease of $1.7 million, or (0.5%), from $318.2 million at June 30, 2006. Residential mortgage loans increased $1.7 million, and Consumer loans increased $4.5 million. These increases were more than offset by decreases in Construction loans of $8.4 million, Commercial loans of $1.0 million, and Home Equity loans of $1.0 million. The decrease in Construction loans was the result of loan payoffs or fully advanced loans being transferred to other loan types.

        Deposits and Borrowed Funds.    Deposits increased $6.8 million, or 2.1%, to $329.6 million at September 30, 2006 from $322.7 million at June 30, 2006. This increase was primarily in Savings deposits, which increased by $9.0 million, or 18.1%, to $58.9 million. Money market accounts also increased by $4.0 million, or 16.4%. Increases in Savings deposits and money market accounts were partially offset by a decrease in NOW accounts of $2.0 million, or (8.1%), to $22.6 million, and a decrease in Demand deposits of $1.5 million, or (4.8%), to $30.6 million. Certificates of deposit also decreased by $2.6 million, or (1.4%), for the three months ended September 30, 2006.

        The increase of $9.0 million in regular savings and the decrease of $2.0 million in NOW accounts are primarily related to growth in the balances of MaxGold Super Saver accounts. In an effort to attract deposits in a very competitive marketplace, Hampden Bank is continuing to offer such accounts, which began in February 2006. As of September 30, 2006, these accounts totalled $36.8 million, with an average rate of 3.76%.

        Borrowings include borrowings from the FHLB as well as securities sold under agreements to repurchase, and have increased $5.3 million, or 4.7%, to $116.3 million at September 30, 2006 from $111.0 million at June 30, 2006. Advances from the FHLB accounted for $3.5 million of the increase and repurchase agreements accounted for $1.8 million.

        Total Retained Earnings.    Retained earnings increased by $1.2 million, or 3.9%, to $32.5 million at September 30, 2006. This increase is the result of Hampden Bank's net unrealized loss on securities available for sale decreasing from $2.4 million to $1.3 million. Net income increased retained earnings by $195,000.

Comparison of Operating Results For The Three Months Ended September 30, 2006 (unaudited) and September 30, 2005 (unaudited)

        Net Income.    Net income for the three months ended September 30, 2006 was $195,000, a 52.7% decrease from $412,000 for the same period in 2005. This decrease was primarily due to an increase in interest expense of $1.3 million, or 47.7%, as compared to the three months ended September 30, 2005. Non-interest expense also increased $124,000 for the first quarter of fiscal year 2007 as compared to the same period in fiscal year 2006.

        Net Interest Income.    Net interest income for the three months ended September 30, 2006 was $2.6 million, a decrease of $216,000, or (7.5%), as compared to the same period of 2005, primarily due to an increase in the average cost of funds to 3.62% for the three months ended September 30, 2006, an increase of 32.0% from a cost of funds of 2.75% for the same period in 2005. There was also an increase in the average balance of interest-bearing liabilities of $47.4 million for the three months ended September 30, 2006 over the same period of 2005.

        Interest Income.    Interest income for the three months ended September 30, 2006 increased $1.1 million, or 19.1%, to $6.6 million over the same period of 2005. This increase was primarily due to an increase in average interest earning assets of $41.7 million, or 10.4%, for the three months ended September 30, 2006. For the three months ended September 30, 2006, average outstanding net loans increased $48.1 million, or 17.7%, and the average balance of securities decreased $7.4 million, or (5.9%), over the three months ended September 30, 2005. The average yield on interest earning assets increased 44 basis points to 5.97% for the three months ended September 30, 2006 compared to 5.53% for the same period in 2005.

        Interest Expense.    Interest expense increased $1.3 million, or 47.7%, to $3.9 million for the three months ended September 30, 2006. This increase was primarily due to an increase in average interest bearing liabilities of $47.4 million, or 12.2%, at September 30, 2006. The average cost of funds also increased to 3.62% for the three months ended September 30, 2006, an increase of 32.0% from a cost of funds of 2.75% for the same period in 2005.

        Provision for Loan Losses.    Hampden Bank's provision for loan loss expense was $25,000 for the three months ended September 30, 2006 compared to $50,000 for the three months ended September 30, 2005. Hampden Bank's total allowance for loan losses remained relatively unchanged at $3.7 million, or 1.2% of total loans, at September 30, 2006 and September 30, 2005.

        Non-interest Income.    Total non-interest income totaled $359,000 for the three months ended September 30, 2006, an increase of $5,000 from the same period a year ago. This increase is a result of increased income from customer service fees, gains on sale of mortgages and an increase in bank-owned life insurance.

        Non-interest Expense.    Non-interest expense increased $124,000, or 4.7%, to $2.7 million for the three months ended September 30, 2006 compared to the same period for 2005. Salaries and employee benefits expenses increased $54,000, or 3.4%, to $1.6 million for the three months ended September 30, 2006 from the same period in 2005. Data processing expenses decreased slightly by $14,000, and advertising expenses increased slightly by $27,000, during the three months ended September 30, 2006, compared to such expenses for the same period in 2005.

        Income Taxes.    Income tax expense decreased $61,000 to $88,000, or (40.9%), for the three months ended September 30, 2006, due to a decrease in taxable income of $278,000 for the three months ended September 30, 2006, compared to the same period for 2005. Our combined federal and state effective tax rate was 31.1% for the three months ended September 30, 2006 and 26.6% for the three months ended September 30, 2005.

Use of Proceeds

        The following table shows how we expect to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Hampden Bank will reduce Hampden Bank's deposits and will not result in the receipt of new funds for investment. See "Pro Forma Data" for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in Thousands)
Offering proceeds	$48,663		$57,250		$65,838		$75,713
Less: offering expenses	(1,561)		(1,640)		(1,718)		(1,809)

Net offering proceeds	47,102	100.0%	55,610	100.0%	64,120	100.0%	73,904	100.0%
Less:
Proceeds contributed to Hampden Bank	23,551	50.0%	27,805	50.0%	32,060	50.0%	36,952	50.0%
Proceeds used for loan to employee stock ownership plan	4,088	8.6%	4,809	8.6%	5,530	8.6%	6,360	8.6%

Proceeds remaining for Hampden Bancorp	$19,463	41.4%	$22,996	41.4%	$26,530	41.4%	$30,592	41.4%

        Hampden Bancorp intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. In addition, Hampden Bancorp intends to use a portion of the net proceeds for a loan to the employee stock ownership plan to fund its purchase of shares of common stock, between 408,765 shares and 553,035 shares, or 635,990 shares if the offering is increased by 15%. Over time, Hampden Bancorp may use the proceeds it retains from the offering:

  •
  to invest in securities;

  •
  to pay dividends to stockholders;

  •
  to repurchase shares of its common stock, subject to regulatory restrictions, including shares for stock-based benefit plans;

  •
  to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

  •
  for general corporate purposes.

        Under current Massachusetts regulations, Hampden Bancorp may not repurchase its capital stock within three years following the date of its conversion to stock form, except that stock repurchases of no greater than 5% of outstanding capital stock may be made during this period where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks. In addition, Hampden Bancorp may not repurchase its captital stock within one year following the conversion, except that stock purchases of no greater that 5% of the outstanding captial stock may be made in extraordinary circumstances established to the satisfaction of the Federal Reserve Board and thereafter will be subject to the Federal Reserve Board's notice provisions for stock repurchases. See "Regulation and Supervision—Holding Company Regulation."

        Hampden Bank intends to invest the proceeds it receives from the offering initially in short-term, liquid investments. Over time, Hampden Bank may use the proceeds that it receives from the offering, which are shown in the table above as the amount contributed to Hampden Bank:

  •
  to pay down maturing FHLB borrowings;

  •
  to fund new loans;

  •
  to finance the possible expansion of its business activities, including developing new branch locations;

  •
  to invest in securities; and

  •
  for general corporate purposes.

        Hampden Bank may need regulatory approvals to engage in some of the activities listed above. It currently has no specific plans or agreements regarding any expansion activities or acquisitions.

        Our expected primary use of the offering proceeds is to fund loan growth, with continued emphasis on commercial real estate and commercial lending, and to support future branching activities. Based on our current operating plans, we expect to deploy a substantial majority of the offering proceeds in such assets during the five-year period after the completion of the offering. However, our ability to deploy offering proceeds in assets that typically have higher yields than short-term securities will depend, in part, on factors outside of our control, such as loan demand, local competition, national, regional and local economic conditions, and the interest rate environment. Accordingly, we can give no assurances that we will be able to deploy offering proceeds in assets which have higher yields than short-term securities.

        Except as described above, neither Hampden Bancorp nor Hampden Bank has any specific plan for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the conversion, see "The Conversion—Reasons for the Conversion."

Our Dividend Policy

        We have not yet determined whether we will pay a dividend on the common stock. After the conversion, we will consider a policy of paying regular cash dividends. In addition, the board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account Hampden Bancorp's financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Hampden Bank to Hampden Bancorp discussed below will also be considered. Hampden Bancorp cannot guarantee that it will pay dividends or that, if paid, Hampden Bancorp will not reduce or eliminate dividends in the future. If Hampden Bancorp issues preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

        Dividends from Hampden Bancorp may depend, in part, upon receipt of dividends from Hampden Bank because Hampden Bancorp will have no source of income other than dividends from Hampden Bank and earnings from investment of net proceeds from the offering retained by Hampden Bancorp. Massachusetts banking law and FDIC regulations limit distributions from Hampden Bank to Hampden Bancorp. For example, Hampden Bank could not pay dividends if it were not in compliance with applicable regulatory capital requirements. See "Regulation and Supervision—Massachusetts Bank Regulation—Dividends" and "—Federal Bank Regulation—Prompt Corrective Regulatory Action." In addition, Hampden Bancorp is subject to the Federal Reserve Board's policy that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by Hampden

Bancorp appears consistent with its capital needs, asset quality and overall financial condition. See "Regulation and Supervision—Holding Company Regulation."

Market for the Common Stock

        We have not previously issued common stock and there is currently no established market for the common stock. We have applied to have our common stock quoted on the Nasdaq Global Market under the symbol "HBNK" after completion of the offering. Keefe, Bruyette & Woods, Inc. has informed us that it intends to become a market maker in our common stock following the conversion, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

        The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a longer term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

        The following table presents the historical capitalization of Hampden Bancorp, MHC at June 30, 2006 and the capitalization of Hampden Bancorp reflecting the offering (referred to as "pro forma" information). The pro forma capitalization gives effect to the assumptions listed under "Pro Forma Data," based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. Hampden Bancorp is offering its common stock on a best efforts basis. Hampden Bancorp must sell a minimum of 4,866,250 shares to complete the offering.

		Hampden Bancorp Pro Forma Capitalization Based Upon the Sale of
	Hampden Bancorp, MHC Capitalization as of June 30, 2006
		4,866,250 Shares at $10.00 Per Share	5,725,000 Shares at $10.00 Per Share	6,583,750 Shares at $10.00 Per Share	7,571,313 Shares at $10.00 Per Share
	(Dollars in Thousands, except per share data)
Deposits(1)	$322,714	$322,714	$322,714	$322,714	$322,714
Borrowings	111,059	111,059	111,059	111,059	111,059

Total deposits and borrowed funds	$433,773	$433,773	$433,773	$433,773	$433,773

Stockholders' equity:
Preferred stock:
5,000,000 shares, $0.01 par value per share, authorized; shares to be issued as reflected
Common stock:
25,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding(2)	0	51	60	69	79
Additional paid-in capital	0	49,484	58,412	67,342	77,610
Retained earnings(3)	33,627	33,627	33,627	33,627	33,627
Accumulated other comprehensive income	(2,353)	(2,353)	(2,353)	(2,353)	(2,353)
Less:
New foundation contribution expense, net(4)	0	(1,581)	(1,862)	(2,140)	(2,461)
Common stock acquired by employee stock ownership plan(5)	0	(4,088)	(4,809)	(5,530)	(6,360)
Common stock to be acquired by equity incentive plan(6)	0	(2,044)	(2,405)	(2,765)	(3,180)

Total stockholders' equity	$31,274	$73,096	$80,670	$88,250	$96,962

Pro forma stockholders' equity to assets(1)	6.67%	14.32%	15.57%	16.79%	18.14%

(1)
Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)
Reflects total issued and outstanding shares of 5,109,563, 6,011,250, 6,912,938 and 7,949,878 at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering and contributed to Hampden Bank Charitable Foundation.

(3)
Retained earnings are restricted by applicable regulatory capital requirements.

(4)
Represents the expense, net of tax, of the contribution of common stock to Hampden Bank Charitable Foundation based on an estimated federal and state tax rate of 35.0%. The actual rate experienced by Hampden Bancorp may vary. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)
Assumes that the employee stock ownership plan will acquire a number of shares equal to 8.0% of the sum of the shares sold in the offering plus the number of shares contributed to Hampden Bank Charitable Foundation, with funds borrowed from Hampden Bancorp or from a subsidiary capitalized by Hampden Bancorp. Under accounting principles generally accepted in the United States, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of equity. As shares are released to plan participants' accounts, a corresponding reduction in the charge against equity will occur. Since the funds are borrowed from Hampden Bancorp or from a subsidiary capitalized by Hampden Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Hampden Bancorp. See "Pro Forma Data" and "Our Management—Benefit Plans—Employee Stock Ownership Plan."

(6)
Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to the sum of 4% of the shares of common stock sold in the offering plus the number of shares contributed to Hampden Bank Charitable Foundation. The shares are reflected as a reduction of stockholders' equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the conversion. See "Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest," "Pro Forma Data" and "Our Management—Benefit Plans—Stock-Based Incentive Plan."

Regulatory Capital Compliance

        At June 30, 2006, each of Hampden Bancorp, MHC and Hampden Bank exceeded all regulatory capital requirements to be considered a "well capitalized" institution. At June 30, 2006, Hampden Bancorp, Inc. was not organized and was not subject to regulatory capital requirements. The following tables present the capital positions relative to their regulatory capital requirements at June 30, 2006, on a historical basis for Hampden Bancorp, MHC and on a pro forma basis for Hampden Bancorp, Inc. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (8% and 4%, respectively, of the sum of the shares sold in the offering plus the number of shares contributed to Hampden Bank Charitable Foundation, at an assumed price of $10.00 per share) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." For a discussion of the capital standards applicable to Hampden Bancorp and Hampden Bank, see "Regulation and Supervision—Federal Bank Regulation—Capital Requirements."

Hampden Bancorp

			Hampden Bancorp, Inc. Pro Forma at June 30, 2006
	Hampden Bancorp, MHC Historical at June 30, 2006		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in Thousands)
GAAP equity	$31,274	6.67%	$73,096	14.32%	$80,670	15.57%	$88,250	16.79%	$96,962	18.14%

Tier 1 capital to average assets:
Capital level(2)	33,505	7.26	75,327	14.97	82,903	16.24	90,481	17.46	99,194	18.83
Requirement	18,448	4.00	20,121	4.00	20,424	4.00	20,727	4.00	21,076	4.00

Excess	$15,057	3.26%	$55,206	10.97%	$62,479	12.24%	$69,754	13.46%	$78,118	14.83%

Tier 1 capital to risk-weighted assets:
Capital level(2)(3)	33,505	10.18	75,327	22.32	82,903	24.45	90,481	26.57	99,194	28.98
Requirement	19,749	6.00	20,252	6.00	20,342	6.00	20,433	6.00	20,538	6.00

Excess	$13,756	4.18%	$55,075	16.32%	$62,561	18.45%	$70,048	20.57%	$78,656	22.98%

Total capital to risk-weighted assets:
Capital level(3)	37,200	11.30	79,022	23.41	86,598	25.54	94,176	27.65	102,889	30.06
Requirement	26,333	8.00	27,002	8.00	27,123	8.00	27,244	8.00	27,384	8.00

Excess	$10,867	3.30%	$52,020	15.41%	$59,475	17.54%	$66,932	19.65%	$75,505	22.06%

(1)
Based on average assets of $461.2 million and risk-weighted assets of $329.2 million, respectively, at June 30, 2006.

(2)
A portion of the unrealized gains on available-for-sale securities accounts for the difference between capital calculated under accounting principles generally accepted in the United States and Tier 1 capital. See note 14 of the notes to consolidated financial statements for additional information.

(3)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Hampden Bank

			Pro Forma at June 30, 2006
	Historical at June 30, 2006		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in Thousands)
GAAP equity	$37,100	8.05%	$49,445	10.16%	$52,767	10.77%	$56,090	11.37%	$59,911	12.05%

Tier 1 capital to average assets:
Capital level(2)	33,405	7.24	51,676	10.78	54,998	11.39	58,321	12.00	62,142	12.68
Requirement	18,448	4.00	19,179	4.00	19,312	4.00	19,445	4.00	19,597	4.00

Excess	$14,957	3.24%	$32,497	6.78%	$35,686	7.39%	$38,876	8.00%	$42,545	8.68%

Tier 1 capital to risk- weighted assets:
Capital level(2)(3)	33,405	10.15	51,676	15.53	54,998	16.49	58,321	17.45	62,142	18.55
Requirement	19,749	6.00	19,969	6.00	20,009	6.00	20,049	6.00	20,095	6.00

Excess	$13,656	4.15%	$31,707	9.53%	$34,989	10.49%	$38,272	11.45%	$42,047	12.55%

Total capital to risk-weighted assets:
Capital level(3)	37,100	11.27	55,371	16.64	58,693	17.60	62,016	18.56	65,837	19.66
Requirement	26,333	8.00	26,625	8.00	26,678	8.00	26,732	8.00	26,793	8.00

Excess	$10,767	3.27%	$28,746	8.64%	$32,015	9.60%	$35,284	10.56%	$39,044	11.66%

(1)
Based on average assets of $461.2 million and risk-weighted assets of $329.2 million, respectively, at June 30, 2006.

(2)
A portion of the unrealized gains on available-for-sale securities accounts for the difference between capital calculated under accounting principles generally accepted in the United States and Tier 1 capital. See note 14 of the notes to consolidated financial statements for additional information.

(3)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

        The following tables show information about our net income and stockholders' equity reflecting the conversion. The information provided illustrates our pro forma net income and stockholders' equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

  •
  All shares of stock will be sold in the subscription and community offerings;

  •
  Our employee stock ownership plan will purchase that number of shares equal to 8.0% of the sum of the shares sold in the offering plus the number of shares contributed to Hampden Bank Charitable Foundation, with a loan from Hampden Bancorp or a subsidiary capitalized by Hampden Bancorp that will be repaid in equal installments over a period of 15 years;

  •
  Keefe, Bruyette & Woods, Inc. will receive (i) a fee equal to 1% of the aggregate purchase price of common stock sold in the subscription offering and the community offering, if any, except that no fee will be paid with respect to shares contributed to the charitable foundation or purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families, (ii) an advisory and conversion services fee of $50,000 (which will be credited against fees payable under clause (i) above) and (iii) reimbursement of legal fees and other expenses of $65,000;

  •
  Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, Inc., will be $1,117,060; and

  •
  We will make a charitable contribution of a number of shares of Hampden Bancorp common stock equal to 5.0% of the shares sold in the offering, with an assumed value of $10.00 per share. The number of shares contributed to the foundation would equal 243,313, 286,250, 329,188 and 378,566 at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

        Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

        Pro forma net income for the year ended June 30, 2006 has been calculated as if the conversion was completed at the beginning of the period, and the net proceeds had been invested at 5.21% for the year ended June 30, 2006, which represents the one-year treasury rate on that date. A pro forma after-tax return of 3.39% is used for the year ended June 30, 2006, after giving effect to a combined estimated federal and state income tax rate of 35.0% for each period. The actual rate experienced by Hampden Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

        When reviewing the following tables, you should consider the following:

  •
  The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market or economic conditions after the offering begins or due to regulatory considerations. See "The Conversion—How We Determined the Offering Range and the $10.00 Purchase Price."

  •
  Since funds on deposit at Hampden Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

  •
  Historical per share amounts have been computed as if the shares of common stock expected to be issued in the conversion had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders' equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the conversion, the additional employee stock ownership plan expense or the proposed equity incentive plan.

  •
  Pro forma stockholders' equity ("book value") represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Hampden Bank's special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See "Federal and State Taxation."

  •
  The amounts shown as pro forma stockholders' equity per share do not represent possible future price appreciation of Hampden Bancorp's common stock.

  •
  The pro forma tables do not reflect the impact of the new expenses we expect to incur as a result of our expansion strategy and our operating as a public company.

        The following pro forma data, based on Hampden Bancorp, MHC's equity at June 30, 2006 and net income for the year ended June 30, 2006, may not represent the actual financial effects of the conversion or our operating results after the conversion. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the conversion.

        We are offering our common stock on a best efforts basis. Hampden Bancorp must sell a minimum of 4,866,250 shares to complete the offering.

	Year Ended June 30, 2006
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	4,866,250 Shares at $10.00 Per Share	5,725,000 Shares at $10.00 Per Share	6,583,750 Shares at $10.00 Per Share	7,571,313 Shares at $10.00 Per Share
	(Dollars in Thousands, except per share amounts)
Market value of offering	$48,663	$57,250	$65,838	$75,713
Value of shares issued to the foundation	2,433	2,863	3,292	3,786

Pro forma market value of company	$51,096	$60,113	$69,130	$79,499
Gross proceeds	$48,663	$57,250	$65,838	$75,713
Less: estimated offering expenses	(1,561)	(1,640)	(1,718)	(1,809)

Estimated net proceeds	47,102	55,610	64,120	73,904
Less: common stock acquired by employee stock ownership plan(1)	(4,088)	(4,809)	(5,530)	(6,360)
Less: common stock to be acquired by equity incentive plan(2)	(2,044)	(2,405)	(2,765)	(3,180)

Net investable proceeds	$40,970	$48,396	$55,825	$64,364

Pro Forma Net Income:
Pro forma net income(3):
Historical	$1,020	$1,020	$1,020	$1,020
Pro forma income on net investable proceeds(4)	1,387	1,639	1,890	2,180
Less: pro forma employee stock ownership plan adjustments(1)	(177)	(208)	(240)	(276)
Less: pro forma restricted stock award expense(2)	(266)	(313)	(359)	(413)
Less: pro forma stock option expense(5)	(386)	(454)	(522)	(601)

Pro forma net income	$1,578	$1,684	$1,789	$1,910

Pro forma net income per share(3):
Historical	$0.22	$0.18	$0.16	$0.14
Pro forma income on net investable proceeds	0.29	0.29	0.30	0.30
Less: pro forma employee stock ownership plan adjustments(1)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma restricted stock award expense(2)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma stock option expense(5)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income per share	$0.33	$0.29	$0.28	$0.26

Offering price as a multiple of pro forma net income per share	30.30x	34.48x	35.71x	38.46x
Number of shares used to calculate pro forma net income per share(6)	4,728,049	5,562,410	6,396,772	7,356,287
Pro Forma Stockholders' Equity:
Pro forma stockholders' equity (book value)(5):
Historical	$31,274	$31,274	$31,274	$31,274
Estimated net proceeds	47,102	55,610	64,120	73,904
Plus: Tax benefit of contribution to foundation	852	1,002	1,152	1,325
Less: common stock acquired by employee stock ownership plan(1)	(4,088)	(4,809)	(5,530)	(6,360)
Less: common stock to be acquired by equity incentive plan(2)	(2,044)	(2,405)	(2,765)	(3,180)

Pro forma stockholders' equity	$73,096	$80,672	$88,251	$96,963

Pro forma stockholders' equity per share(5):
Historical	$6.12	$5.20	$4.52	$3.93
Estimated net proceeds	9.22	9.25	9.28	9.30
Plus: Tax benefit of contribution to foundation	0.17	0.17	0.17	0.17
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders' equity per share	$14.31	$13.42	$12.77	$12.20

Offering price as a percentage of pro forma stockholders' equity per share	69.89%	74.52%	78.31%	81.97%
Number of shares used to calculate pro forma stockholders' equity per share(6)	5,109,563	6,011,250	6,912,938	7,949,878

(footnotes on following page)

(1)
Assumes that the employee stock ownership plan will acquire that number of shares equal to 8.0% of the sum of the number of shares sold in the offering plus the number of shares contributed to Hampden Bank Charitable Foundation (408,765, 480,900, 553,035, and 635,990 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the conversion retained by Hampden Bancorp or from a subsidiary capitalized by Hampden Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 5.21%, and a term of 15 years. Hampden Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Hampden Bancorp will earn on the loan will offset the interest paid on the loan by Hampden Bank. As the debt is paid down, shares will be released for allocation to participants' accounts and stockholders' equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares 1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The employee stock ownership plan has the ability to prepay its loan which would result in accelerated allocations and increased compensation expense. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See "Our Management—Benefit Plans—Employee Stock Ownership Plan."

(2)
Assumes that Hampden Bancorp will purchase in the open market a number of shares equal to 4% of the sum of the shares sold in the offering and those contributed to Hampden Bank Charitable Foundation (204,383, 240,450, 276,518 and 317,995 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively) that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the conversion. Repurchases will be funded with cash on hand at Hampden Bancorp or with dividends paid to Hampden Bancorp by Hampden Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.85%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Hampden Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined estimated federal and state income tax rate was 35.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)
The data provided does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of common stock to Hampden Bank Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Year ended June 30, 2006	$(1,582)	$(1,861)	$(2,140)	$(2,461)

Pro forma net income (loss):
Year ended June 30, 2006	$(4)	$(177)	$(351)	$(551)

Pro forma net income (loss) per share:
Year ended June 30, 2006	$(0.00)	$(0.03)	$(0.05)	$(0.07)

  The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the foundation based on an estimated 35.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)
Pro forma income on net investable proceeds is equal to the net proceeds less the cost of acquiring shares in the open market at the $10.00 per share purchase price to fund the employee stock ownership plan and the restricted stock awards under an equity incentive plan multiplied by the after-tax reinvestment rate. The after-tax reinvestment rate is equal to 3.39% based on the following assumptions: combined estimated federal and state income tax rate of 35.0% and a pre-tax reinvestment rate of 5.21%.

(5)
The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10% of the number of shares sold in the offering and contributed to Hampden Bank Charitable Foundation (510,956, 601,125, 691,294 and 794,988 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.14 each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 11.89%; and risk-free interest rate, 5.15%. Because there currently is no market for Hampden Bancorp common stock, the assumed expected volatility is based on the SNL Thrift Index. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined estimated federal and state income tax rate was 35.0%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Hampden Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.09%.

(6)
The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the conversion, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the conversion. The number of shares used to calculate pro forma stockholders' equity per share is equal to the total number of shares to be outstanding upon completion of the conversion.

Comparison of Independent Valuation and Pro Forma Financial
Information With and Without the Foundation

        As set forth in the following table, if we do not establish and fund Hampden Bank Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

        The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at June 30, 2006, based on the assumptions set forth under "Pro Forma Data."

	At the Minimum of Estimated Valuation Range				At the Midpoint of Estimated Valuation Range				At the Maximum of Estimated Valuation Range				At 15% Above the Maximum of Estimated Valuation Range
	With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation
	(Dollars in Thousands, except per share amounts)
Estimated offering amount(1)	$48,663		$54,400		$57,250		$64,000		$65,838		$73,600		$75,713		$84,640
Pro forma market capitalization(2)	51,096		54,400		60,113		64,000		69,129		73,600		79,499		84,640
Pro forma total assets(3)	510,298		514,732		517,874		523,092		525,452		531,452		534,165		541,065
Pro forma total liabilities(4)	437,512		437,512		437,512		437,512		437,512		437,512		437,512		437,512
Pro forma stockholders' equity	73,096		77,530		80,672		85,890		88,250		94,250		96,963		103,863
Pro forma net income(5)	1,578		1,703		1,684		1,831		1,789		1,959		1,910		2,106
Pro forma stockholders' equity per share	14.31		14.25		13.42		13.42		12.77		12.81		12.20		12.27
Pro forma net income per share	0.33		0.33		0.29		0.30		0.28		0.28		0.26		0.26
Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders' equity	69.88%		70.18%		74.52%		74.52%		78.31%		76.08%		81.97%		81.50%
Offering price as a multiple of pro forma net income per share (annualized)	30.30	x	30.30	x	34.48	x	33.33	x	35.71	x	35.71	x	38.46	x	38.46	x
Offering price to assets(6)	10.01%		10.57%		11.61%		12.23%		13.16%		13.85%		14.88%		15.64%
Pro Forma Financial Ratios:
Return on assets (annualized)(7)	0.31%		0.33%		0.33%		0.35%		0.34%		0.37%		0.36%		0.39%
Return on stockholders' equity (annualized)(8)	2.16%		2.20%		2.09%		2.13%		2.03%		2.08%		1.97%		2.03%
Stockholders' equity to total assets	14.32%		15.06%		15.58%		16.42%		16.80%		17.73%		18.15%		19.20%

(1)
Based on independent valuation prepared by RP Financial as of September 1, 2006.

(2)
Pro forma market capitalization is equal to the amount of the gross proceeds plus the value of the common stock issued to the foundation.

(3)
Pro forma assets are equal to Hampden Bancorp, MHC's total assets at June 30, 2006 plus estimated net proceeds and the tax benefit created by the foundation.

(4)
Pro forma total liabilities are equal to Hampden Bancorp, MHC's total liabilities at June 30, 2006.

(5)
Reflects pro forma net earnings for the twelve months ended June 30, 2006.

(6)
Offering price to assets is equal to pro forma market capitalization as a percentage of pro forma total assets at June 30, 2006.

(7)
If the contribution to the foundation had been expensed during the year ended June 30, 2006, pro forma return on assets would have been (0.00)%, (0.03)%, (0.07)% and (0.10)%, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the offering range.

(8)
If the contribution to the foundation had been expensed during the year ended June 30, 2006, pro forma return on stockholder's equity would have been (0.00)%, (0.22)%, (0.40)% and (0.57)%, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the offering range.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        This section is intended to help potential investors understand the financial performance of Hampden Bancorp, MHC and its subsidiary through a discussion of the factors affecting our financial condition at June 30, 2006 and June 30, 2005 and our consolidated results of operations for the years ended June 30, 2006, 2005 and 2004. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus.

        Following the completion of the reorganization and offering we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of the equity incentive plan, if approved by Hampden Bancorp's stockholders, and the contribution of shares of Hampden Bancorp stock to the Hampden Bank Charitable Foundation.

Overview

        Income.    Hampden Bancorp's results of operations are dependent mainly on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense incurred on its deposits and borrowed funds. Results of operations are also affected by fee income from banking and non-banking operations, provisions for loan losses, gains (losses) on sales of loans and securities available for sale, loan servicing income and other miscellaneous income.

        Expenses.    Hampden Bancorp's expenses consist primarily of compensation and employee benefits, office occupancy, technology, marketing, general administrative expenses and income tax expense.

        Results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Hampden Bancorp's financial condition and results of operations. See "Risk Factors" beginning on page 25.

Critical Accounting Policies

        We consider accounting policies that require management to exercise significant judgment or discretion, or make significant assumptions that have or could have a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies:

        Securities.    Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss.

        Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the securities. Declines in fair value of securities held to maturity and available for sale below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Hampden Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on disposition of securities are recorded on the trade date and determined using the specific identification method.

        Allowance for loan losses.    The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

        Income taxes.    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in the tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. Hampden Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

Analysis of Net Interest Income

        Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

        The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. The yields set forth below include the effect of deferred fees, and discounts and premiums that are amortized or accreted to interest income or expense. Hampden Bank does not accrue interest on loans on non-accrual status, however, the balance of these loans is included in the total average balance, which has the effect of lowering average loan yields.

	Years Ended June 30,
	2006			2005			2004			2003			2002
	Average Outstanding Balance	Interest	Yield /Rate	Average Outstanding Balance	Interest	Yield /Rate	Average Outstanding Balance	Interest	Yield /Rate	Average Outstanding Balance	Interest	Yield /Rate	Average Outstanding Balance	Interest	Yield /Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans—Net(1)	$287,231	$18,040	6.28%	$260,157	$15,355	5.90%	$232,849	$13,844	5.95%	$187,123	$12,923	6.91%	$168,267	$12,448	7.40%
Investment securities	129,160	5,335	4.13%	124,737	4,987	4.00%	142,465	6,132	4.30%	153,996	8,106	5.26%	126,610	7,175	5.67%
Fed Funds Sold	1,401	53	3.78%	4,297	85	1.98%	9,894	98	0.99%	13,114	191	1.46%	6,540	190	2.91%

Total interest earning assets	417,792	23,428	5.61%	389,191	20,427	5.25%	385,208	20,074	5.21%	354,233	21,220	5.99%	301,417	19,813	6.57%

Non-interest earning assets	25,219			24,103			24,455			19,381			16,540

Total assets	$443,011			$413,294			$409,663			$373,614			$317,957

Interest-bearing liabilities:
Savings deposits	$33,429	334	1.00%	$30,140	110	0.36%	$31,022	130	0.42%	$28,248	604	2.14%	$26,336	322	1.22%
Money market	27,792	421	1.51%	29,376	201	0.68%	29,643	217	0.73%	17,553	164	0.93%	17,013	295	1.73%
NOW and other checking accounts	57,573	226	0.39%	61,437	224	0.36%	63,416	305	0.48%	61,944	628	1.01%	54,545	793	1.45%
Certificates of deposit	190,615	7,454	3.91%	186,657	6,160	3.30%	197,919	6,951	3.51%	183,140	6,476	3.54%	139,003	6,285	4.52%

Total deposits	309,409	8,435	2.73%	307,610	6,695	2.18%	322,000	7,603	2.36%	290,885	7,872	2.71%	236,897	7,695	3.25%
Borrowed funds	96,574	3,905	4.04%	70,797	2,415	3.41%	54,264	2,109	3.89%	52,085	2,382	4.57%	52,410	2,156	4.11%

Total interest-bearing liabilities	405,983	12,340	3.04%	378,407	9,110	2.41%	376,264	9,712	2.58%	342,970	10,254	2.99%	289,307	9,851	3.41%

Non-interest bearing liabilities	3,718			3,360			3,460			2,115			1,132

Total liabilities	409,701			381,767			379,724			345,085			290,439
Equity	33,310			31,527			29,939			28,529			27,518

Total Liabilities and equity	$443,011			$413,294			$409,663			$373,614			$317,957

Net interest income		$11,088			$11,317			$10,362			$10,966			$9,962

Net interest rate spread(2)			2.57%			2.84%			2.63%			3.00%			3.16%
Net interest-earning assets(3)	$11,809			$10,784			$8,944			$11,263			$12,110

Net interest margin(4)			2.65%			2.91%			2.69%			3.10%			3.31%
Average interest-earning assets to interest-bearing liabilities			102.91%			102.85%			102.38%			103.28%			104.19%

(1)
Includes loans held for sale.

(2)
Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities for the period indicated.

(3)
Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)
Net interest margin represents net interest income divided by average total interest-earning assets.

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Hampden Bank's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).

	Years Ended June 30 2006 vs. 2005			Years Ended June 30 2005 vs. 2004			Years Ended June 30 2004 vs. 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
			Total Increase (Decrease)			Total Increase (Decrease)			Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans—Net(1)	$1,661	$1,024	$2,685	$1,612	$(101)	$1,511	$2,878	$(1,957)	$921
Investment securities	180	168	348	(729)	(416)	(1,145)	(575)	(1,399)	(1,974)
Interest-earning deposits	(79)	47	(32)	(76)	63	(13)	(40)	(53)	(93)

Total interest-earning assets	1,762	1,239	3,001	807	(454)	353	2,263	(3,409)	(1,146)

Interest-bearing liabilities:
Savings deposits	13	211	224	(4)	(16)	(20)	54	(528)	(474)
Money market	(11)	231	220	(2)	(14)	(16)	94	(41)	53
NOW accounts	(15)	17	2	(9)	(72)	(81)	15	(338)	(323)
Certificates of deposits	133	1,161	1,294	(384)	(407)	(791)	519	(44)	475

Total deposits	120	1,620	1,740	(399)	(509)	(908)	682	(951)	(269)
Borrowed funds	987	503	1,490	586	(280)	306	96	(369)	(273)

Total interest-bearing liabilities	1,107	2,123	3,230	187	(789)	(602)	778	(1,320)	(542)

Change in net interest income	$655	$(884)	$(229)	$620	$335	$955	$1,485	$(2,089)	$(604)

(1)
Includes loans held for sale.

Comparison of Financial Condition at June 30, 2006 and June 30, 2005

        Total Assets.    Total assets increased by $49.2 million, or 11.7%, from $419.6 million at June 30, 2005 to $468.8 million at June 30, 2006. This increase was largely the result of an increase in loans, which was funded by a reduction in investment securities and an increase in borrowed funds.

        Cash and Short-term Investments.    Cash and correspondent bank balances increased by $6.1 million, or 69.5%, from $8.8 million at June 30, 2005 to $14.8 million at June 30, 2006, and short-term investments primarily consisting of money market mutual funds. Cash and short-term investments were increased to insure that Hampden Bank had sufficient liquidity to fund loan growth.

        Securities.    The investment portfolio aggregated $110.8 million at June 30, 2006 a decrease of $9.2 million, or (7.7%), from $119.9 million at June 30, 2005. Within the securities portfolio, government-sponsored enterprises increased by $10.6 million, or 80.7%. The increase in government-sponsored enterprises was primarily related to the purchase of approximately $18.0 million of government-sponsored enterprises maturing in approximately fifteen months. In total, approximately $20.0 million of government-sponsored enterprises will mature between August 15, 2007 and October 10, 2007. Mortgage-backed securities decreased $17.7, or (18.1%), from $98.2 million at June 30, 2005 to $80.4 million at June 30, 2006.

        Net Loans.    Including loans held for sale, net loans increased $48.9 million, or 18.2%, from $269.3 million at June 30, 2005 to $318.2 million at June 30, 2006. Residential mortgage loans increased $20.3 million, or 22.2%, Commercial real estate loans increased $2.5 million, or 2.8%, Home Equity loans increased $10.4 million, or 19.4%, Construction loans increased $10.3 million, or 86.0%, Commercial loans increased $1.1 million, or 5.2%, Consumer loans increased $3.5 million, or 100.3% and Industrial Revenue Bonds decreased $153,000, or (9.1%).

        Deposits and Borrowed Funds.    Deposits increased from $311.2 million at June 30, 2005 to $322.7 million at June 30, 2006. Business and consumer checking accounts increased $4.5 million, or 16.2%, NOW accounts decreased $9.5 million, or (27.9%), regular and other savings accounts increased $19.9 million, or 66.3%, money market accounts decreased $2.5 million, or (9.4%), and certificates of deposits remained relatively unchanged.

        Between August 15, 2007 and October 10, 2007, approximately $50.0 million of five-year add-on certificates of deposits will mature. The approximately $20 million of government-sponsored enterprises that will mature during such period will provide liquidity in the event that Hampden Bank does not retain a portion of these certificates of deposits.

        The increase of $19.9 million in regular savings and the decrease of $9.5 million in NOW accounts are primarily related to growth in the balances of MaxGold Super Saver accounts. In an effort to attract deposits in a very competitive market place, Hampden Bank began offering The MaxGold Super Savers account in February 2006. As of June 30, 2006 these accounts totaled $24.3 million with an average rate of 4.14%.

        Total borrowings, including borrowings from the FHLB as well as securities sold under agreements to repurchase, increased from $71.5 million as of June 30, 2005 to $111.1 million as of June 30, 2006. This increase of $39.6 million was required because cash flow from deposit growth was not sufficient to fund the bank's loan growth. As of June 30, 2006, total borrowings included $11.2 million of securities sold under agreement to repurchase and $99.8 million of FHLB borrowings.

        Total Retained Earnings.    Retained earnings decreased by $755,000. Net Income increased retained earnings by $1.0 million. This increase was offset by an increase in the accumulated other comprehensive loss of $1.8 million.

Comparison of Operating Results For the Years Ended June 30, 2006 and June 30, 2005

        Net Income.    Net income decreased $798,000, or (43.9%), to $1.0 million for the year ended June 30, 2006 compared to $1.8 million for the year ended June 30, 2005. The decrease was primarily the result of a decrease in net interest income of $229,000, an increase in operating expenses of $1.1 million, which were offset in part by a decrease in the provision for loan losses of $50,000 and provision for income taxes of $491,000.

        Net Interest Income.    The tables on pages 57 and 58 set forth the components of Hampden Bank's net interest income, yields on interest-earning assets and interest-bearing liabilities, and the effect on net interest income arising from changes in volume and rate. Net interest income decreased $229,000, or (2.0%), from $11.3 million in the year ended June 30, 2005 to $11.1 million in the year ended June 30, 2006. The positive effects of an increase in volume of interest-earning assets and higher yields on interest-earning assets was more than offset by an increase in interest expense due to both an increase in volume of interest-bearing liabilities and increases in rates on interest-bearing liabilities. The increase in volume of interest-earning assets increased interest income by $1.8 million, while the increase in the volume of interest-bearing liabilities increased interest expense by $1.1 million. The changes in volume had the effect of increasing net interest income by $655,000. The increase in net interest income associated with volume was more than offset, however, by changes in rate, which had the effect of decreasing net interest income by $884,000. The increase in net interest income attributable to higher yields on interest-earning assets totaled $1.2 million compared to a $2.1 million decrease in net interest income attributable to higher rates on interest-bearing liabilities. Net interest margin decreased from 2.9% for the year ended June 30, 2005 to 2.6% for the year ended June 30,

2006. During fiscal 2006, while short-term market interest rates increased, longer-term market interest rates did not. As a consequence, changes in market rates disproportionately affected interest expense, as certain liability costs have risen faster than yields on earning assets. Management expects that the effect of the disproportionate increase in interest expense will continue for at least the remainder of 2006 and, together with continuing increased competition, will likely cause a further decrease in net interest margin during that period.

        Interest Income.    Interest income increased from $20.4 million for the year ended June 30, 2005 to $23.4 for the year ended June 30, 2006. This increase of $3.0 million, or 14.7% was due to increases in average balances and increases in rates. Interest income on loans increased by $2.7 million, or 17.5% and interest income on securities increased by $348,000, or 7.0%.

        Interest Expense.    Interest expense increased by $3.2 million, or 35.5%, from the year ended June 30, 2005 to the year ended June 30, 2006. Increases in average borrowing balances combined with increased interest costs on borrowings and deposits were the reason for this increase. Average deposit balances remained relatively unchanged while average rates increased from 2.18% to 2.73%. Average borrowings balances increased from $70.8 million to $96.6 million. The average rate on borrowings increased from 3.41% to 4.04% and the average rate on deposits increased from 2.18% to 2.73%.

        Provision for Loan Losses.    Hampden Bank's provision for loan losses decreased from $200,000 in 2005 to $150,000 in 2006. Net loan charge-offs for 2006 and 2005 were $99,000 and $27,000, respectively. The allowance for loan losses of $3.7 million at June 30, 2006 represented 1.2% of total loans, as compared to an allowance of $3.6 million, representing 1.3% of total loans at June 30, 2005. Our analysis of the adequacy of the allowance considers economic conditions, historical losses, and management's estimate of losses inherent in the portfolio. For further discussion of Hampden Bank's current methodology, please refer to "Our Business."

        Non-interest Income.    Total non-interest income remained relatively unchanged at $1.4 million in 2006 and 2005. There was a $118,000 decrease in gains realized on the sale of fixed rate residential mortgage loans sold into the secondary market in 2006. This decrease was offset partially by an increase of $70,000 in customer service fees and an increase in other non-interest income of $39,000.

        Non-interest Expense.    Non-interest expense increased $1.1 million, or 11.0%, to $11.1 million in 2006 as compared to $10.0 million in 2005. The increases were primarily attributable to increases in salaries and benefits of $745,000, occupancy expense of $176,000 and general expenses of $428,000. These increases were offset partially by a reduction in data processing expense of $67,000 and advertising expense of $186,000. Normal merit increases averaging 3.5% accounted for over half of the increase in salaries and benefits. In addition, approximately $318,000 of the salary and benefit increase was related to one-time adjustments to supplemental executive retirement and defined benefit plans.

        Income Taxes.    Income tax expense was $277,000 for the year ended June 30, 2006, a decrease of $491,000, or (64.0%), compared to $768,000 for the year ended June 30, 2005. The combined federal and state effective tax rate was 21.4% in 2006, compared to 29.7% in 2005. The decrease in the tax rate was due to the income on tax advantaged investments being higher as a percentage of pre-tax income than in previous years.

Comparison of Operating Results For the Years Ended June 30, 2005 and June 30, 2004

        Net Income.    Net income increased to $1.8 million in 2005 from $1.4 million in 2004. The primary reason for the increase in net income was an increase in net interest income of $1.0 million. This increase was the result of interest income increasing $353,000 and interest expense decreasing $602,000. The increase in net interest income was partly offset by a decrease in net securities gains of $491,000 and an increase in income taxes of $183,000.

        Net Interest Income.    The tables on pages 57 and 58 set forth the components of Hampden Bank's net interest income, yields on interest earning assets and interest bearing liabilities, and the effect on net interest income arising from changes in volume and rate. Net interest income increased from $10.4 million in the year ended June 30, 2004 to $11.3 million in 2005. The increase of $1.0 million, or 9.2%, was caused by an increase in average balances of net interest-earning assets combined with a decrease in average deposits, which were offset by increases in average balances of borrowings.

        Interest Income.    Interest income increased by $353,000, or 1.8%, to $20.4 million for 2005 from $20.1 million for the prior year. The increase was primarily related to increases in the average balance of loans, which increased from $232.8 million in 2004 to $260.2 million in 2005. The average yield on interest earning assets remained relatively unchanged increasing from 5.21% in 2004 to 5.25% in 2005.

        Interest Expense.    Interest expense declined $602,000, or 6.2%, from $9.7 million in 2004 to $9.1 million in 2005. Average balances for borrowings increased from $54.3 million in 2004 to $70.8 million in 2005. The increase in borrowings was necessitated because of the outflow in deposits and increases in loan balances. Average balances for deposit accounts decreased from $322.0 million in 2004 to $307.6 million in 2005. A 17 basis point decline in the average rate paid on interest-bearing liabilities, from 2.58% in 2004 to 2.41% in 2005 was responsible for the $789,000 reduction in interest expense. This decline was partially offset by a $187,000 increase in interest expense caused by an increase in average interest bearing liabilities.

        Provision for Loan Losses.    Hampden Bank's provision for loan losses decreased $100,000 to $200,000 in 2005 from $300,000 in 2004. Our analysis of the adequacy of the allowance considers economic conditions, historical losses, and management's estimate of losses inherent in the portfolio. For further discussion of Hampden Bank's current methodology, please refer to "Our Business—Asset Quality" on page 76. The allowance for loan losses of $3.6 million at June 30, 2005 represented 1.4% of total loans, as compared to an allowance of $3.5 million, representing 1.4% of total loans at June 30, 2004.

        Non-interest Income.    Total non-interest income decreased from $1.8 million in 2004 to $1.4 million in 2005. This decrease of $385,000, or 21.1%, was primarily related to decreases in the gain on the sale of securities of $491,000 and a decrease in the income derived from Bank Owned Life Insurance of $87,000. These decreases were offset by an increase in gains on the sale of loans of $130,000 and customer service fees of $64,000.

        Non-interest Expense.    Non-interest expenses remained relatively unchanged from 2004 to 2005. Salaries and employee benefits expenses increased $178,000 and advertising expense increased by $156,000. These increases were partly offset by a decrease of $338,000 in other general and administrative expenses.

        Income Taxes.    Income tax expense was $768,000 for the year ended June 30, 2005, an increase of $183,000, or 31.3%, from $585,000 for the year ended June 30, 2004. This increase was related to an increase of $634,000, or 32.5%, in income before income taxes from 2004 to 2005. The effective tax rate remained relatively unchanged from 2004 to 2005. The effective tax rate for the year ended June 30, 2005 was 29.7% compared to 30.0% for the year ended June 30, 2004.

Quantitative and Qualitative Disclosures About Risk Management

        Management recognizes that taking and managing risk is fundamental to the business of banking. Through the development, implementation and monitoring of its policies with respect to risk management, Hampden Bank strives to measure, evaluate and mitigate the risks it faces. Management understands that an effective risk management system is critical to the safety and soundness of Hampden Bank. Chief among the risks faced by Hampden Bank are credit risk, market risk including interest rate risk, liquidity risk, operational (transaction) risk and compliance risk.

        Within management, the responsibility for risk management rests with the General Counsel and the senior officers responsible for finance, lending, retail banking, marketing and human resources. The General Counsel and senior officers continually review the status of our risk management efforts, including reviews of internal and external audit findings, loan review findings, and the activities of the Asset/Liability Committee with respect to monitoring interest rate and liquidity risk. The General Counsel tracks any open items requiring corrective action with the goal of ensuring that each is addressed on a timely basis. The General Counsel reports all findings directly to the Audit Committee of the Board of Directors.

        Management of Credit Risk.    Hampden Bank considers credit risk to be the most significant risk it faces, in that it has the greatest potential to affect the financial condition and operating results of Hampden Bank. Credit risk is managed through a combination of policies established by the board of directors of Hampden Bank, the monitoring of compliance with these policies, and the periodic evaluation of loans in the portfolio, including those with problem characteristics. In general, Hampden Bank's policies establish maximums on the amount of credit that may be granted to a single borrower (including affiliates), the aggregate amount of loans outstanding by type in relation to total assets and capital, and loan concentrations. Collateral and debt service coverage ratios, approval limits and other underwriting criteria are also specified. Policies also exist with respect to performing periodic credit reviews, the rating of loans, when loans should be placed on non-performing status and factors that should be considered in establishing Hampden Bank's allowance for loan losses. Since June 30, 2004, there has been an increase in Hampden Bank's non-performing commercial loans. Non-performing commercial and commercial real estate loans as a percentage of total commercial and commercial real estate loans were 1.4% at June 30, 2004 as compared to 4.2% at June 30, 2006. For additional information, refer to "Our Business—Lending Activities," on page 70.

        Management of Market Risk.    Market risk is the risk of loss due to adverse changes in market prices and rates, and typically encompasses exposures such as sensitivity to changes in market interest rates, foreign currency exchange rates, and commodity prices. Hampden Bank has no exposure to foreign currency exchange or commodity price movements. Because net interest income is Hampden Bank's primary source of revenue, Hampden Bank's exposure to interest rate risk is significant.

        Interest rate risk is the exposure of Hampden Bank's net interest income to adverse movements in interest rates. Net interest income is affected by changes in interest rates as well as by fluctuations in the level and duration of Hampden Bank's assets and liabilities. Over and above the influence that interest rates have on net interest income, changes in rates may also affect the volume of lending activity, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancing, the flow and mix of deposits, and the market value of Hampden Bank's assets and liabilities.

        Exposure to interest rate risk is managed by Hampden Bank through periodic evaluations of the current interest rate risk inherent in its rate-sensitive assets and liabilities, coupled with determinations of the level of risk considered appropriate given Hampden Bank's capital and liquidity requirements, business strategy and performance objectives. Through such management, Hampden Bank seeks to manage the vulnerability of its net interest income to changes in interest rates.

        Strategies used by Hampden Bank to manage the potential volatility of its earnings may include:

  •
  Emphasizing the origination and retention of adjustable-rate mortgage loans, variable rate commercial loans and variable rate home equity lines of credit;

  •
  Investing in securities with relatively short maturities and/or expected average lives;

  •
  Classifying all of the investment portfolio as "available for sale" in order to provide for flexibility in liquidity management; and

  •
  Lengthening or shortening liabilities such as certificates of deposits and FHLB borrowings when appropriate.

        Hampden Bank's Asset/Liability Committee, comprised of senior management and two members of the board of directors, is responsible for managing interest rate risk. On a quarterly basis, the Committee reviews with the board of directors its analysis of Hampden Bank's exposure to interest rate risk, the effect that subsequent changes in interest rates could have on Hampden Bank's future net interest income, its strategies and other activities, and the effect of those strategies on Hampden Bank's operating results.

        The Committee's primary method for measuring and evaluating interest rate risk is income simulation analysis. This analysis considers the maturity and repricing characteristics of assets and liabilities, as well as the relative sensitivities of these balance sheet components over a range of interest rate scenarios. Interest rate scenarios tested generally include instantaneous and sustained parallel and flattening/steepening rate ramps over a one year period, and static (or flat) rates. The simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specified time horizon, usually a two-year period.

        The table below sets forth, as of June 30, 2006, the estimated changes in Hampden Bank's net interest income that would result from the designated instantaneous and sustained changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Percentage Change in Estimated Net Interest Income over 12 months as Compared to Flat Rates
300 basis point increase in rates	6.11%
200 basis point increase in rates	4.00%
100 basis point increase in rates	2.07%
Flat interest rates	0.00%
100 basis point decrease in rates	-2.71%
200 basis point decrease in rates	-8.00%
300 basis point decrease in rates	-14.78%

        As indicated in the table above the result of a 100 basis point increase in interest rates is estimated to increase net interest income by 2.07%, 4.00% for a 200 basis point increase and 6.11% for a 300 basis point increase over a 12-month horizon, when compared to the flat rate scenario. The estimated change in net interest income from the flat rate scenario for a 300 basis point decline in the level of interest rates is a decrease of 14.78%. Inherent in these estimates is the assumption that interest rates on interest bearing liabilities would change in direct proportion to changes in the U.S. Treasury yield curve. In all simulations, the lowest possible interest rate would be zero.

        There are inherent shortcomings in income simulation, given the number and variety of assumptions that must be made in performing the analysis. The assumptions relied upon in making these calculations of interest rate sensitivity include the level of market interest rates, the shape of the yield curve, the degree to which certain assets and liabilities with similar maturities or periods to repricing react to changes in market interest rates, the degree to which non-maturity deposits react to changes in market rates, the expected prepayment rates on loans and mortgage-backed securities, and the degree to which early withdrawals occur on certificates of deposit and the volume of other deposit flows. As such, although the analysis shown above provides an indication of Hampden Bank's sensitivity to interest rate changes at a point in time, these estimates are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Hampden Bank's net interest income and will differ from actual results.

        In its management of interest rate risk, Hampden Bank also relies on the analysis of its interest rate "gap," which is the measure of the mismatch between the amount of Hampden Bank's interest-earning assets and interest-bearing liabilities that mature or reprice within specified timeframes. An asset-sensitive position (positive gap) exists when there are more rate-sensitive assets than rate-sensitive liabilities maturing or repricing within a particular time horizon, and generally signifies a favorable effect on net interest income during periods of rising interest rates and a negative effect during periods of falling interest rates. Conversely, a liability-sensitive position (negative gap) would generally indicate a negative effect on net interest income during periods of rising rates and a positive effect during periods of falling rates.

        The table below shows Hampden Bank's interest sensitivity gap position as of June 30, 2006, indicating the amount of interest-earning assets and interest-bearing liabilities that are anticipated to mature or reprice in each of the future time periods shown. Generally, these assets and liabilities are shown in the table based on the earlier of the time remaining to repricing or contractual maturity. However, residential mortgage loans and mortgage-backed securities have been presented in a manner that also incorporates the estimated effects of prepayment assumptions.

	Up to one year	More than one year to two years	More than two years to three years	More than three years to four years	More than four years to five years	More than five years	Non- Sensitive	Total
	(Dollars in Thousands)
Assets:
Loans, net	$131,051	$43,003	$49,404	$28,964	$23,461	$41,473	$846	$318,202
Investment securities	29,006	41,303	17,745	15,711	4,136	11,614	(3,481)	116,034
Short-term investments	2,091	—	—	—	—	—	—	2,091
Cash and Other Assets	—	—	—	—	—	—	32,459	32,459

Total assets	162,148	84,306	67,149	44,675	27,597	53,087	29,824	468,786

Liabilities and retained earnings:
Savings deposits	25,300	17,732	6,846	—	—	—	—	49,878
Money market	9,860	9,860	4,882	—	—	—	—	24,602
NOW accounts	15,754	8,469	—	—	—	—	—	24,223
Checking Accounts	11,972	—	—	—	—	—	20,145	32,117
Certificates of deposits	109,163	78,439	2,858	1,390	44	—	—	191,894
Borrowed funds	59,786	13,000	19,688	8,410	4,742	5,433	—	111,059
Retained Earnings and Other Liabilities	—	—	—	—	—	—	35,013	35,013

Total liabilities and retained earnings	231,835	127,500	34,274	9,800	4,786	5,433	55,158	$468,786

Off balance sheet interest rate swap	(20,000)	20,000	—	—	—	—	—
Interest rate sensitivity gap	$(89,687)	$(23,194)	$32,875	$34,875	$22,811	$47,654	$(25,334)

Interest rate sensitivity gap as a % of total assets	(19.13%)	(4.95%)	7.01%	7.44%	4.87%	10.17%	(5.40%)
Cumulative interest rate sensitivity gap	$(89,687)	$(112,881)	$(80,006)	$(45,131)	$(22,320)	$25,334	$—

Cumulative interest rate sensitivity gap as a % of total assets	(19.13%)	(24.08%)	(17.07%)	(9.63%)	(4.76%)	5.40%	0.00%

        Certain factors may serve to limit the usefulness of the measurement of the interest rate gap. For example, interest rates on certain assets and liabilities are discretionary and may change in advance of, or may lag behind, changes in market rates. The gap analysis does not give effect to changes Hampden Bank may undertake to mitigate interest rate risk. Certain assets, such as adjustable-rate loans, have features that may restrict the magnitude of changes in interest rates both on a short-term basis and over the life of the assets. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. Lastly, should interest rates increase, the ability of borrowers to service their debt may decrease.

        Liquidity Risk Management.    Liquidity risk, or the risk to earnings and capital arising from an organization's inability to meet its obligations without incurring unacceptable losses, is managed by Hampden Bank's Chief Financial Officer, who monitors on a daily basis the adequacy of Hampden Bank's liquidity position. Oversight is provided by the Asset/Liability Committee, which reviews Hampden Bank's liquidity on a monthly basis, and by the board of directors of Hampden Bank, which reviews the adequacy of our liquidity resources on a quarterly basis.

        Hampden Bank's primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided by operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing loans and investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We maintain excess funds in cash and short-term interest-bearing assets that provide additional liquidity. At June 30, 2006, cash and due from banks, short-term investments and money market preferred stock totaled $16.8 million, or 3.6%, of total assets.

        Hampden Bank also relies on outside borrowings from the FHLB as an additional funding source. Over the past several years, Hampden Bank has expanded its use of FHLB borrowings to fund growth in the balance sheet and to assist in the management of its interest rate risk by match funding longer term fixed rate loans. Since June 30, 2005, Hampden has increased FHLB borrowings by $36.0 million to a total of $99.8 million outstanding as of June 30, 2006. On that date, we had the ability to borrow an additional $75.9 million from the FHLB.

        Hampden Bank uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and borrowings, to fund other deposit withdrawals, to invest in other interest-earning assets and to meet operating expenses. Hampden Bank anticipates that it will continue to have sufficient funds and alternative funding sources to meet its commitments.

        Contractual Obligations.    The following tables present information indicating various contractual obligations and commitments of Hampden Bank as of June 30, 2006 and the respective maturity dates:

	June 30, 2006
	Total	One Year or Less	More than One Year through Three Years	More than Three Years Through Five Years	Over Five Years
	(In Thousands)
Federal Home Loan Bank of Boston advances	$99,824	$48,551	$32,688	$13,152	$5,433
Lease commitments	2,899	191	431	386	1,891
Securities sold under agreements to repurchase	11,235	11,235	—	—	—

Total contractual obligations	$113,958	$59,977	$33,119	$13,538	$7,324

        Loan commitments.    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates or other termination clauses. The following table presents certain information about Hampden Bank's loan commitments outstanding as of June 30, 2006:

June 30, 2006 Total
(In Thousands)
Commitments to grant loans(1)	$21,268
Commercial loan lines-of-credit	16,853
Unused portions of home equity lines of credit(2)	28,068
Unused portion of construction loans(3)	7,524
Unused portion of personal lines-of-credit(4)	1,890
Standby letters of credit(5)	515

Total loan commitments	$76,118

(1)
Commitments for loans are extended to customers for up to 60 days after which they expire.

(2)
Unused portions of home equity lines of credit are available to the borrower for up to 10 years.

(3)
Unused portions of construction loans are available to the borrower for up to one year for development loans and up to one year for other construction loans.

(4)
Unused portion of checking overdraft lines-of-credit are available to customers in "good standing" indefinitely.

(5)
Standby letters of credit are generally available for less than one year.

        Management of Other Risks.    Two additional risk areas that receive significant attention by management and the Board are operational risk and compliance risk. Operational risk is the risk to earnings and capital arising from control deficiencies, problems with information systems, fraud, error or unforeseen catastrophes. Compliance risk is the risk arising from violations of, or nonconformance with, laws, rules, regulations, prescribed practices, internal policies and procedures or ethical standards. Compliance risk can expose us to fines, civil money penalties, payment of damages and the voiding of contracts.

        Hampden Bank addresses such risks through the establishment of comprehensive policies and procedures with respect to internal control, the management and operation of its information and communication systems, disaster recovery, and compliance with laws, regulations and banking "best practice." Monitoring of the efficacy of such policies and procedures is performed through a combination of Hampden Bank's internal audit program, through periodic internal and third-party compliance reviews, and through the ongoing attention of its managers charged with supervising compliance and operational control. Oversight of these activities is provided by Hampden Bank's General Counsel and the board of directors.

Off-Balance Sheet Arrangements

        Interest Rate Swap Agreements.    Hampden Bank enters into interest rate swap agreements as part of its interest rate risk management process. These swap agreements are used to hedge a portfolio of certificates of deposit. All of the swaps are designed as fair value hedges since they are used to convert the cost of the certificates of deposit from a fixed to a variable rate. The application of SFAS No. 133 results in an adjustment to the balance sheet to reflect the swap and the certificates of deposit at fair value.

        These agreements provide for Hampden Bank to make payments of a variable-rate determined by a specified index (one-month LIBOR) in exchange for receiving payments at a fixed-rate.

        The following table presents certain information about Hampden Bank's interest rate swap agreements as of June 30, 2006:

	June 30,
	2006	2005	2004
	(Dollars in Thousands)

Notional amount	$20,000	$20,000	$15,000
Weighted average pay rate	7.08%	5.11%	3.19%
Weighted average receive rate	5.00%	5.00%	5.00%
Weighted average maturity in years	1.2	2.2	3.3
Unrealized (loss) gain relating to interest rate swaps	$(604)	$(378)	$302

Impact of Inflation and Changing Prices

        The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Most of our assets and liabilities are monetary in nature, and, therefore, the impact of interest rates has a greater impact on its performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

        In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets" (SFAS 156). The Statement amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. Consistent with SFAS No. 140, SFAS 156 requires companies to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a serving contract. However, the Statement permits a company to choose either the amortized cost method or fair value measurement method for each class of separately recognized servicing assets. The Statement is effective as of the beginning of a company's first fiscal year after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements. Hampden Bancorp plans to adopt SFAS 156 at the beginning of 2007 and does not expect the adoption of this Statement to have a material impact on its consolidated financial statements.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," which is an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a Hampden Bancorp's financial statements, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position in the tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The effective date of this Interpretation is for fiscal years beginning after December 15, 2006. Hampden Bancorp does not expect this Interpretation to have a material impact on Hampden Bancorp's consolidated financial statements.

Our Business

General

        Hampden Bank, the only local bank headquartered in Springfield, Massachusetts, is a full-service, community-oriented financial institution offering products and services to individuals, families and businesses through seven offices located in Hampden County in Massachusetts. Hampden Bank was originally organized as a Massachusetts state-charted mutual savings bank dating back to 1852.

        In connection with Hampden Bank's reorganization into a mutual holding company form of organization, Hampden Bancorp, MHC was organized in 2004 as a mutual holding company and registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. Upon the conversion, Hampden Bancorp, MHC will cease to exist, the outstanding shares of Hampden Bank held by Hampden Bancorp, MHC will be cancelled, and all issued and outstanding shares of Hampden Bank will be issued to Hampden Bancorp, Inc.

        Hampden Bank's deposits are insured by the FDIC as well as by the Depositors Insurance Fund, or the DIF. Hampden Bank is a member of the FHLB and is regulated by the FDIC and the Massachusetts Division of Banks. Hampden Bank has two subsidiaries: Hampden Investment Corporation and Hampden Insurance Agency.

        Hampden Bank's business consists primarily of making loans to its customers, including residential mortgages, commercial real estate loans, commercial loans and consumer loans, and investing in a variety of investment and mortgage-backed securities. Hampden Bank funds these lending and investment activities with deposits from the general public, funds generated from operations and select borrowings. Hampden Bank also provides insurance and investment products through its Financial Services Division, Hampden Financial.

        Hampden Investment Corporation is an investment corporation as defined by the Massachusetts Department of Revenue. Hampden Insurance Agency ceased selling insurance products in November 2000.

Conversion

        Hampden Bancorp, Inc. has not engaged in any business to date. Upon completion of the conversion, Hampden Bancorp, Inc. will own Hampden Bank. Hampden Bancorp, Inc. intends to retain 50% of the net proceeds from the offering. We will invest our capital as discussed in "Use of Proceeds" on page 40.

New Holding Company

        In the future, as the holding company of Hampden Bank, Hampden Bancorp, Inc. will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Hampden Bank. There are no specific plans for any additional capital issuance, merger or acquisition, or other diversification of our activities at the present time.

        Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends that we receive from Hampden Bank. Initially, we will neither own nor lease any property, but will instead use the premises, equipment, and furniture of Hampden Bank. At the present time, we intend to employ only persons who are officers of Hampden Bank to serve as our officers. However, we will use the support staff of Hampden Bank from time to time. These persons will not be separately compensated by us. We will hire additional employees, as appropriate, to the extent we expand our business in the future. See "Use of Proceeds" on page 40.

        Our website address is www.hampdenbank.com. Information on our website should not be considered a part of this prospectus.

Market Area

        Hampden Bank offers financial products and services designed to meet the financial needs of our customers. Our primary deposit-gathering area is concentrated in the Massachusetts cities and towns of Springfield, West Springfield, Longmeadow, Agawam and Wilbraham. Our lending area is broader than our deposit-gathering area and includes Hampden, Hampshire, Franklin, and Berkshire counties of Massachusetts as well as portions of northern Connecticut.

        Hampden Bank is headquartered in Springfield, Massachusetts. All of Hampden Bank's offices are located in Hampden County. Springfield is a largely urban city located in south-western Massachusetts, 90 miles west of Boston and 30 miles north of Hartford, Connecticut, connected by major interstate highways. A diversified mix of industry groups operate within Hampden County, including manufacturing, health care, wholesale/retail trade and service. The major employers in the area include MassMutual Financial Group, Top-Flite Golf Company, Dow Jones & Co., Baystate Health System and Big Y Supermarkets. The county in which Hampden Bank currently operates includes a mixture of suburban and urban markets. Hampden Bank's market area is projected to experience modest population and household growth through 2010. Based on census data, Hampden County is expected to grow in population from 462,529 in 2005 to 471,661 in 2010. This is a projected increase of 1.97%. The strongest growth is projected in the 55+ age group and $50,000+ household categories. From 2005 through 2010, the median household income is projected to increase by 19.2% from $47,505 to $56,636.

Competition

        We face intense competition in attracting deposits and loans. Our most direct competition for deposits has historically come from the several financial institutions and credit unions operating in our market areas and, to a lesser extent, from other financial service companies such as brokerage firms and insurance companies. We also face competition for investors' funds from money market funds, mutual funds and other corporate and government securities. Total deposits in financial institutions (excluding credit unions) in Hampden County increased 15%, or $956 million, from June 30, 2002 to June 30, 2005. We held the ninth largest market share of deposits out of the 18 financial institutions in the county (excluding credit unions). In addition, there are 21 credit unions in Hampden County, which, as tax-exempt organizations, are able to offer higher rates on retail deposits than banks. Credit unions comprise 14.7% of the deposit base in Hampden County as of June 30, 2005. At such date, we held 3.63% of the banks and credit union deposits in Hampden County. There are 162 banking branch facilities in Hampden County competing for $8.6 billion in deposits as of June 30, 2005. The average branch size in the county is $53.1 million. Banks owned by large super-regional bank holding companies such as Bank of America Corporation, Sovereign Bancorp, Inc., Citizens Financial Group and TD Banknorth, Inc. also operate in our market area. These institutions are significantly larger than us, and, therefore, have significantly greater resources.

        Our competition for loans comes primarily from financial institutions in our market areas, and from other financial service providers such a mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market such as insurance companies, securities companies and specialty finance companies. As a result of recent capital raising activities in 2005 and 2006 of competitors in our market area, we expect competition for loans to increase.

        We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

        General.    Hampden Bank's gross loan portfolio consisted of an aggregate of $320.7 million at June 30, 2006, representing 68.4% of total assets at that date. In its lending activities, Hampden Bank originates commercial real estate loans, residential real estate loans secured by one-to-four-family residences, residential and commercial construction loans, commercial and industrial loans, home equity lines-of-credit, fixed rate home equity loans and other personal consumer loans. While Hampden Bank makes loans throughout Massachusetts, most of its lending activities are concentrated in Hampden and Hampshire counties. Loans originated totaled $127.6 million in fiscal 2006 and $100.0 million in fiscal 2005. Residential mortgage loans sold into the secondary market, on a servicing-retained basis, totaled $6.2 million during fiscal 2006 and $6.1 in fiscal 2005, and residential mortgage loans sold into the secondary market, on a servicing-released basis, totaled $1.7 million during fiscal 2006 and $542,000 during fiscal 2005.

        The following table summarizes the composition of Hampden Bank's loan portfolio as of the dates indicated:

	June 30,
	2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars In Thousands)
Mortgage loans on real estate:
Residential	$111,849	34.88%	$91,542	33.57%	$86,531	34.38%	$84,322	38.71%	$86,692	49.49%
Commercial	91,226	28.45	88,766	32.54	90,551	35.98	72,845	33.44	55,463	31.66
Home equity	64,132	20.00	53,711	19.70	50,080	19.90	39,268	18.03	15,580	8.89
Construction	22,314	6.95	11,996	4.40	4,850	1.93	1,727	0.79	—	0.00

Total mortgage loans on real estate	289,521	90.28	246,015	90.21	232,012	92.19	198,162	90.97	157,735	90.04
Other loans:
Commercial	22,609	7.05	21,485	7.88	14,989	5.96	16,709	7.67	14,576	8.32
Consumer	7,041	2.20	3,516	1.29	2,952	1.17	2,459	1.13	2,345	1.34
Industrial revenue bonds	1,533	0.47	1,686	0.62	1,722	0.68	495	0.23	520	0.30

Total other loans	31,183	9.72	26,687	9.79	19,663	7.81	19,663	9.03	17,441	9.96

Total loans	320,704	100.00%	272,702	100.00%	251,675	100.00%	217,825	100.00%	175,176	100.00%
Other items:
Net deferred loan costs (fees)	872		211		(94)		(100)		(22)
Allowance for loan losses	(3,695)		(3,644)		(3,471)		(3,096)		(2,896)

Total loans, net	$317,881		$269,269		$248,110		$214,629		$172,258

        Residential Real Estate Loans.    Hampden Bank offers fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $1.0 million. In its residential mortgage loan originations held in portfolio, Hampden Bank lends up to a maximum loan-to-value ratio of 100% for first-time home buyers and immediately sells all of its 100% loan-to-value ratio loans. For fiscal year 2006, Hampden Bank originated 27 loans with a loan-to-value ratio of 95% or greater, of which 41% were sold. As of June 30, 2006, the residential real estate mortgage loan portfolio totaled $111.8 million, or 34.9% of the total gross loan portfolio on that date, and had an average yield of 5.37%. Of the residential mortgage loans outstanding on that date, $95.7 million were adjustable-rate loans with an average yield of 5.30%, and $16.1 million were fixed-rate mortgage loans with an average yield of 5.81%. Residential mortgage loan originations totaled $36.1 million and $26.2 million for fiscal 2006 and fiscal 2005, respectively.

        A licensed appraiser appraises all properties securing residential first mortgage purchase loans and all real estate transactions greater than $250,000. If appropriate, flood insurance is required for all properties securing real estate loans made by Hampden Bank.

        During the origination of fixed rate mortgages, each loan is analyzed to determine if the loan will be sold into the secondary market or held in portfolio. Hampden Bank retains servicing for loans sold to Fannie Mae, and earns a fee equal to 0.25% of the loan amount outstanding for providing these services. Some loans which Hampden Bank originates have a higher risk profile than Hampden Bank is willing to accept. These loans are sold to a third party along with the servicing rights.

        At June 30, 2006, fixed rate monthly payment loans held in Hampden Bank's portfolio totaled $16.1 million, or 14.5% of total residential real estate mortgage loans at that date. The total of loans serviced for others as of June 30, 2006 is $18.7 million.

        The adjustable-rate mortgage (ARM) loans offered by Hampden Bank make up the largest portion of the residential mortgage loans held in portfolio. At June 30, 2006, ARM loans totaled $95.7 million, or 85.5% of total residential loans outstanding at that date. ARMs are offered for terms of up to 30 years with initial interest rates that are fixed for 1, 3, 5, 7 or 10 years. After the initial fixed-rate period, the interest rates on the loans are reset based on the relevant U.S. Treasury CMT (Constant Maturity Treasury) Index plus add-on margins of varying amounts, for periods of 1,3, and 5 years. Interest rate adjustments on such loans typically range from 2.0% to 3.0% during any adjustment period and 5.0% to 6.0% over the life of the loan. Periodic adjustments in the interest rate charged on ARM loans help to reduce Hampden Bank's exposure to changes in interest rates. However, ARM loans generally possess an element of credit risk not inherent in fixed-rate mortgage loans, in that borrowers are potentially exposed to increases in debt service requirements over the life of the loan in the event market interest rates rise. Higher payments may increase the risk of default.

        Commercial Real Estate Loans.    Hampden Bank originated $33.4 million and $23.2 million of commercial real estate loans in 2006 and 2005, respectively, and had $91.2 million of commercial real estate loans, with an average yield of 6.90%, in its portfolio as of June 30, 2006. Hampden Bank has placed increasing emphasis on commercial real estate over the past several years, and as a result such loans have grown from $55.4 million at June 30, 2002 to $91.2 million as of June 30, 2006. Hampden Bank intends to further grow these segments of its loan portfolio, both in absolute terms and as a percentage of its total loan portfolio.

        Hampden Bank originates commercial real estate loans for terms of up to 10 years. Interest rates on commercial real estate loans adjust over periods of three, five, or seven years based primarily on Federal Home Loan Bank rates. In general, rates on commercial real estate loans are priced at a spread over Federal Home Loan Bank advance rates. Commercial real estate loans are generally secured by commercial properties such as, industrial properties, small office buildings, retail facilities, warehouses multi-family income properties and owner-occupied properties used for business. Generally, commercial real estate loan are approved with a maximum 80% loan to appraised value ratio.

        In its evaluation of a commercial real estate loan application, Hampden Bank considers the net operating income of the borrower's business, the borrower's expertise, credit history, and the profitability and value of the underlying property. For loans secured by rental properties, Hampden Bank will also consider the terms of the leases and the quality of the tenant. Hampden Bank generally requires that the properties securing these loans have minimum debt service coverage sufficient to support the loan. Hampden Bank generally requires the borrowers seeking commercial real estate loans to personally guarantee those loans.

        Commercial real estate loans generally have larger balances and involve a greater degree of risk than residential mortgage loans. Loan repayment is often dependent on the successful operation and management of the properties, as well as on the collateral value of the commercial real estate securing the loan. Economic events and changes in government regulations could have an adverse impact on the cash flows generated by properties securing Hampden Banks' commercial real estate loans and on the value of such properties.

        Home Equity Loans.    Hampden Bank offers home equity lines-of-credit and home equity term loans. Hampden Bank originated $31.9 million and $22.2 million of home equity lines-of-credit and loans during 2006 and 2005, respectively, and at June 30, 2006 had $64.1 million of home equity lines-of-credit and loans outstanding, representing 20.0% of the loan portfolio, with an average yield of 6.30% at that date.

        Home equity lines-of-credit and loans are secured by second mortgages on one-to-four family owner occupied properties, and are made in amounts such that the combined first and second mortgage balances generally do not exceed 90% of the value of the property serving as collateral at time of origination. The lines-of-credit are available to be drawn upon for 10 years, at the end of which time they become term loans amortized over 5 years. Interest rates on home equity lines normally adjust based on the month-end prime rate published in the Wall Street Journal. The undrawn portion of home equity lines-of-credit totaled $30.0 million at June 30, 2006.

        Construction Loans.    Hampden Bank offers residential and commercial construction loans. Hampden Bank has placed increasing emphasis on construction loans over the past several years. Hampden Bank originated $16.0 million of construction loans during fiscal 2006 and fiscal 2005, respectively, and at June 30, 2006 had $22.3 million of construction loans outstanding, representing 7.0% of the loan portfolio.

        Commercial Loans.    Hampden Bank originates secured and unsecured commercial loans to business customers in its market area for the purpose of financing equipment purchases, working capital, expansion and other general business purposes. Hampden Bank originated $7.2 million and $9.7 million in commercial loans during fiscal 2006 and fiscal 2005, respectively, and as of June 30, 2006 had $22.6 million in commercial loans in its portfolio, representing 7.1% of such portfolio, with an average yield of 7.95%. Hampden Bank intends to grow this segment of its lending business in the future.

        Hampden Bank's commercial loans are generally collateralized by equipment, accounts receivable and inventory, supported by personal guarantees. Hampden Bank offers both term and revolving commercial loans. The former have either fixed or adjustable-rates of interest and generally fully amortize over a term of between three and seven years. Revolving loans are written on demand with annual reviews, with floating interest rates that are indexed to Hampden Bank's base rate of interest.

        When making commercial loans, Hampden Bank considers the financial statements of the borrower, the borrower's payment history with respect to both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the borrower operates and the value of the collateral. Hampden Bank has established limits on the amount of commercial loans in any single industry.

        Commercial loans generally bear higher interest rates than residential mortgage loans of like duration because they involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any. Because commercial loans often depend on the successful operation or management of the business, repayment of such loans may be affected by adverse changes in the economy. Further, collateral securing such loans may depreciate in value over time, may be difficult to appraise and to liquidate, and may fluctuate in value.

        Consumer and Other Loans.    Hampden Bank offers a variety of consumer and other loans, including manufactured homes, auto loans and loans secured by passbook savings or certificate accounts. Hampden Bank originated $2.9 million and $3.0 million of consumer and other loans during fiscal 2006 and fiscal 2005, respectively, and at June 30, 2006 had $8.6 million of consumer and other loans outstanding, which included $1.5 million of industrial revenue bonds. Consumer and other loans outstanding represented 2.7% of the loan portfolio at that date, with an average yield of 7.70%.

        Loan Origination.    Loan originations come from a variety of sources. The primary source of originations are our salaried and commissioned loan personnel, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. Hampden Bank occasionally purchases participation interests in commercial real estate loans and commercial loans from banks located in Massachusetts and Connecticut. Hampden Bank underwrites these loans using its own underwriting criteria.

        Hampden Bank makes commitments to loan applicants based on specific terms and conditions. As of June 30, 2006, Hampden Bank had commitments to grant loans of $21.3 million, Unadvanced funds on home equity and overdraft lines-of-credit total $30.0 million, unadvanced funds on commercial lines-of-credit totaled $16.9 million, unadvanced funds due mortgagors total $3.2 million and standby letters of credit total $515,000.

        Hampden Bank charges origination fees, or points, and collects fees to cover the costs of appraisals and credit reports on most residential mortgage loans originated. Hampden Bank also collects late charges on real estate loans, and origination fees and prepayment penalties on commercial mortgage loans. For information regarding Hampden Bank's recognition of loan fees and costs, please refer to Note 1 to the Consolidated Financial Statements of Hampden Bancorp, MHC and its subsidiary, beginning on page F-7.

        The following table sets forth certain information concerning Hampden Bank's portfolio loan originations:

	For the Years Ended June 30,
	2006	2005	2004	2003	2002
	(In Thousands)
Loans at beginning of year	$272,702	$251,675	$217,825	$175,176	$159,815

Originations
Mortgage loans on real estate:
Residential	36,133	26,185	36,720	34,650	25,260
Commercial	33,350	23,199	34,752	39,707	18,611
Construction	16,047	15,689	14,947	6,511	2,244
Home Equity	31,913	22,169	29,477	37,245	15,097

Total mortgage loans on real estate originations	117,443	87,242	115,896	118,113	61,212

Other loans
Commercial business	7,214	9,673	9,434	5,977	5,497
Consumer and other	2,928	3,022	2,388	2,146	2,562

Total other loans on real estate originations	10,142	12,695	11,822	8,123	8,059
Total loans originated	127,585	99,937	127,718	126,236	69,271
Deduct:
Principal loan repayments and prepayments	71,855	72,294	80,602	76,923	47,402
Loan sales	7,610	6,570	13,251	6,453	5,980
Charge-offs	118	46	15	211	528

Total deductions	79,583	78,910	93,868	83,587	53,910

Net increase (decrease) in loans	48,002	21,027	33,850	42,649	15,361

Loans at end of year	$320,704	$272,702	$251,675	$217,825	$175,176

        Residential mortgage loans are underwritten by Hampden Bank. Residential mortgage loans less than the corresponding Fannie Mae (FNMA) limit to be held in portfolio require the approval of a residential loan underwriter. Residential mortgage loans greater than the FNMA limit require the approval of a Senior Retail Loan Officer and in some instances, depending on the amount of the loan, the approval of the Board of Investment of the board of directors.

        Loan Underwriting.    Hampden Bank believes that credit risk is best approved in a bottom up manner. The officer most directly responsible for credit risk (Account Manager) should approve exposures within delegated authority or recommend approval to the next level of authority as necessary. All exposures require at least one signature by an officer with the appropriate authority. No exposure will be approved without the recommendation of the Account Manager. All new loan approval actions must be documented in the individual credit file with a Credit Approval Memorandum, prior to any funds being advanced by Hampden Bank.

        Hampden Bank's loan policy has established specific loan approval limits. Loan officers may approve loans up to their individual lending limit. The loan committee reviews all loan applications and approves relationships greater than the loan officer's limit. Certain loan relationships require Board of Investment approval. Hampden Bank's loan committee membership includes Hampden Bank's President, Senior Vice President of Commercial Lending, Chief Financial Officer, Vice President of the credit department and commercial loan originators.

        Consumer loans are underwritten by consumer loan underwriters, including loan officers and branch managers who have approval authorities ranging from $50,000 to $100,000 for these loans. Unsecured personal loans are generally written for not more then $2,000.

        Hampden Bank generally will not make loans aggregating more than 10% of retained earnings accounts or $3.0 million as of June 30, 2006, to one borrower (or related entity). Exceptions to this limit require the approval of the Board of Investment of the Board of Directors of Hampden Bank prior to loan origination. Hampden Bank's internal lending limit is lower than the Massachusetts legal lending limit, which is 20.0% of a bank's retained earnings and equity, or $6.0 million for Hampden Bank as of June 30, 2006. At the midpoint of the offering range and assuming that 50% of the net offering proceeds are contributed to Hampden Bank, our pro forma legal lending limit will increase to approximately $12.0 million. Although we do not expect to increase Hampden Bank's internal lending limit to the extent of the maximum regulatory limit immediately following the offering, we do expect to increase this limit substantially.

        Hampden Bank has established a risk rating system for its commercial real estate and commercial loans. This system evaluates a number of factors useful in indicating the risk of default and risk of loss associated with a loan. These ratings are performed by commercial credit analysts who do not have responsibility for loan originations.

        We occasionally participate in loans originated by third parties to supplement our origination efforts. Hampden Bank underwrites these loans using its own underwriting criteria.

        Loan Maturity.    The following table summarizes the final maturities of Hampden Bank's loan portfolio at June 30, 2006. Hampden Bank's largest loan is $4.5 million. The average balance of the Bank's ten largest loans is $2.7 million. This table does not reflect scheduled principal payments, unscheduled prepayments, or the ability of certain loans to reprice prior to maturity dates. Demand loans, loans having no stated repayment schedule, and overdraft loans are reported as being due in one year or less:

	Residential Mortgage		Commercial Mortgage		Commercial		Construction
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Due less than one year	$2	6.88%	$912	5.88%	$667	8.82%	$58	7.50%
Due after one year to five years	402	6.32	9,877	7.20	5,756	7.27	8,814	7.94
Due after five years	111,445	5.37	80,437	6.87	16,186	8.16	13,442	6.30

Total	$111,849	5.37%	$91,226	6.90%	$22,609	7.95%	$22,314	6.95%

	Home Equity		Consumer and Other		Industrial Revenue Bond		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Due less than one year	$9	5.99%	$34	9.76%	$—	0.00%	$1,682	7.18%
Due after one year to five years	715	5.75	2,258	5.73	421	5.00	28,243	7.25
Due after five years	63,408	6.31	4,749	8.62	1,112	3.99	290,779	6.24

Total	$64,132	6.30%	$7,041	7.70%	$1,533	4.27%	$320,704	6.33%

        The following table sets forth, at June 30, 2006, the dollar amount of total loans, net of unadvanced funds on loans, contractually due after June 30, 2006 and whether such loans have fixed interest rates or adjustable interest rates.

	Due after June 30, 2006
	Fixed	Adjustable	Total
	(In Thousands)
Residential mortgage	$16,167	$95,682	$111,849
Construction	9,854	12,460	22,314
Commercial mortgage	60,461	30,765	91,226
Commercial business	7,299	15,310	22,609
Home equity, consumer and other	46,417	26,289	72,706

Total Loans	$140,198	$180,506	$320,704

Asset Quality

        General.    One of Hampden Bank's most important operating objectives is to maintain a high level of asset quality. Management uses a number of strategies in furtherance of this goal including maintaining sound credit standards in loan originations, monitoring the loan portfolio through internal and third-party loan reviews, and employing active collection and workout processes for delinquent or problem loans.

        Delinquent Loans.    Management performs a monthly review of all delinquent loans. The actions taken with respect to delinquencies vary depending upon the nature of the delinquent loans and the period of delinquency. Hampden Bank's requirement is that a delinquency notice be mailed no later than the 15th day after payment due date for residential mortgages and no later than the 10th day after payment due date for commercial loans. A late charge is normally assessed on loans where the scheduled payment remains unpaid after a 15 day grace period for residential mortgages and a 10 day grace period for commercial loans. After mailing delinquency notices, Hampden Bank's loan collection personnel call the borrower to ascertain the reasons for delinquency and the prospects for repayment. On loans secured by one- to four-family owner-occupied property, Hampden Bank initially attempts to work out a payment schedule with the borrower in order to avoid foreclosure. Any such loan restructurings must be approved by the level of officer authority required for a new loan of that amount. If these actions do not result in a satisfactory resolution, Hampden Bank refers the loan to legal counsel and counsel initiates foreclosure proceedings. For commercial real estate, construction and commercial loans, collection procedures may vary depending on individual circumstances.

        Other Real Estate Owned.    Hampden Bank classifies property acquired through foreclosure or acceptance of a deed in lieu of foreclosure as other real estate owned ("OREO") in its consolidated financial statements. When property is placed into OREO, it is recorded at the lower of the carrying value or the fair value less estimated costs to sell at the date of foreclosure or acceptance of deed in lieu of foreclosure. At the time of transfer to OREO, any excess of carrying value over fair value is charged to the allowance for loan losses. Management inspects all OREO property periodically. Holding costs and declines in fair value result in charges to expense after the property is acquired. At June 30, 2006, Hampden Bank had no property classified as OREO.

        Classification of Assets and Loan Review.    Risk ratings are assigned to all credit relationships to differentiate and manage levels of risk in individual exposures and throughout the portfolio. Ratings are called Customer Risk Ratings (CRR). Customer Risk Ratings are designed to reflect the risk to Hampden Bank in any Total Customer Relationship Exposure. Risk ratings are used to profile the risk inherent in portfolio outstandings and exposures to identify developing trends and relative levels of risk and to provide guidance for the promulgation of policies, which control the amount of risk in an individual credit and in the entire portfolio, identify deteriorating credits and predict the probability of default. Timeliness of this process allows early intervention in the recovery process as to maximize the likelihood of full recovery, and establish a basis for maintaining prudent reserves against loan losses.

        The Account Manager has the primary responsibility for the timely and accurate maintenance of Customer Risk Ratings. The risk rating responsibility for the aggregate portfolio rests with the Division Executive. If a disagreement surfaces regarding a risk rating, the Board of Investment makes the final determination. All others in a supervisory or review function regarding a certain credit have a responsibility for reviewing the appropriateness of the rating and bringing to senior management's attention any dispute so it may be resolved. Generally, changes to risk ratings are made immediately upon receipt of material information, which suggests that the current rating is not appropriate. All credit ratings must be re-affirmed on at least an annual basis.

        Hampden Bank engages an independent third party to conduct a semi-annual review of its commercial mortgage and commercial loan portfolios. These loan reviews provide a credit evaluation of individual loans to determine whether the risk ratings assigned are appropriate. Independent loan review findings are presented directly to the Audit Committee of the Board of Directors of Hampden Bank.

        Loans are classified as either special mention, substandard or doubtful. At June 30, 2006, loans classified as special mention totaled $1.7 million consisting of $581,000 commercial loans, $549,000 residential mortgage loans, $298,000 commercial real estate and $233,000 consumer loans. Substandard loans totaled $2.9 million, consisting of $1.6 million in commercial mortgage, $1.1 million commercial, $230,000 residential mortgage and $43,000 consumer loans. Loans classified as doubtful totaled $2.6 million consisting of $2.3 million commercial, $147,000 commercial real estate, and $74,000 residential mortgage loans and $14,000 consumer loans. Specific reserves for these loans totaled $1.7 million consisting of $23,000 for special mention, $403,000 for substandard and $1.3 million for doubtful loans.

        Non-Performing Assets.    The table below sets forth the amounts and categories of our non-performing assets at the dates indicated:

	At June 30,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Non-accrual loans:
Residential mortgage	$78	$150	$165	$78	$53
Commercial mortgage	588	358	—	221	231
Commercial	3,168	2,710	1,459	7	15
Home equity, consumer and other	118	36	11	76	16

Total non-accrual loans	3,952	3,254	1,635	382	315
Loans greater than 90 days delinquent and still accruing:
Residential mortgage	190	—	—	—	—
Commercial mortgage	267	—	—	—	—
Commercial	778	—	—	—	—
Home equity, consumer and other	—	—	—	—	—

Total loans 90 days delinquent and still accruing	1,235	—	—	—	—

Total non-performing loans	5,187	3,254	1,635	382	315
Other Real Estate Owned	—	—	—	—	—

Total non-performing assets	$5,187	$3,254	$1,635	$382	$315

Ratios:
Non-performing loans to total loans	1.62%	1.19%	0.65%	0.18%	0.18%
Non-performing assets to total assets	1.11%	0.78%	0.40%	0.09%	0.10%

        Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal or when a loan becomes 90 days past due unless an evaluation clearly indicates that the loan is well-secured and in the process of collection.

        Allowance for Loan Losses.    In originating loans, Hampden Bank recognizes that losses will be experienced on loans and that the risk of loss will vary with many factors, including the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan over the term of the loan. Hampden Bank maintains an allowance for loan losses that is intended to absorb losses inherent in the loan portfolio, and as such, this allowance represents management's best estimate of the probable known and inherent credit losses in the loan portfolio as of the date of the financial statements. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that Hampden Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Hampden Bank generally does not separately identify individual consumer and residential loans for impairment disclosures. At June 30, 2006, impaired loans totaled $3.9 million with an established valuation allowance of $1.7 million.

        While Hampden Bank believes that it has established adequate allocated and general allowances for losses on loans, adjustments to the allowance may be necessary if future conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, Hampden Bank's regulators periodically review the allowance for loan losses. These regulatory agencies may require Hampden Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination, thereby negatively affecting Hampden Bank's financial condition and earnings.

        The following table sets forth activity in Hampden Bank's allowance for loan losses for the years indicated:

	At or For the Years Ended June 30,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Balance at beginning of year	$3,644	$3,471	$3,096	$2,896	$2,925
Charge-offs:
Mortgage loans on real estate	—	(7)	(4)	(180)	(500)
Other loans:
Commercial business	(92)	—	—	—	—
Consumer and other	(26)	(39)	(11)	(31)	(28)

Total other loans	(118)	(39)	(11)	(31)	(28)

Total charge-offs	(118)	(46)	(15)	(211)	(528)

Recoveries:
Mortgage loans on real estate	—	—	89	—	95

Other loans:
Commercial business	—	—	—	—	—
Consumer and other	19	19	1	11	4

Total other loans	19	19	1	11	4

Total recoveries	19	19	90	11	99

Net-charge-offs	(99)	(27)	75	(200)	(429)
Provision for loan losses	150	200	300	400	400

Balance at end of year	$3,695	$3,644	$3,471	$3,096	$2,896

Ratios:
Net charge-offs to average loans outstanding	(0.03%)	(0.01%)	0.03%	(0.11%)	(0.25%)
Allowance for loan losses to non-performing loans at end of year	71.24%	111.99%	212.29%	810.47%	919.37%
Allowance for loan losses to total loans at end of year	1.15%	1.34%	1.38%	1.42%	1.65%

        The following tables set forth Hampden Bank's percent of allowance by loan category and the percent of the loans to total loans in each of the categories listed at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories:

	At June 30,
	2006			2005			2004
	Allowance for Loan Losses	Loan Balance by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balance by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balance by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$287	$111,849	34.88%	$180	$91,542	33.57%	$500	$86,531	34.38%
Construction	141	22,314	6.95	—	11,996	4.40	—	4,850	1.93
Commercial	744	91,226	28.45	3,146	88,766	32.54	2,810	90,551	35.98
Home equity	217	64,132	20.00	313	53,711	19.70	—	50,080	19.90

Total mortgage loans on real estate:	1,389	289,521	90.28	3,639	246,015	90.21	3,310	232,012	92.19

Other loans:
Commercial	2,123	22,609	7.05	—	21,485	7.88	27	14,989	5.96
Consumer and other	183	8,574	2.67	5	5,202	1.91	134	4,674	1.85

Total other loans	2,306	31,183	9.72	5	26,687	9.79	161	19,663	7.81

Total Loans	$3,695	$320,704	100.00%	$3,644	$272,702	100.00%	$3,471	$251,675	100.00%

	At June 30,
	2003			2002
	Allowance for Loan Losses	Loan Balance by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balance by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$500	$84,322	38.71%	$655	$86,692	49.49%
Construction	—	1,727	0.79	—	—	0.00
Commercial	2,454	72,845	33.44	2,200	55,463	31.66
Home equity	—	39,268	18.03	—	15,580	8.89

Total mortgage loans on real estate:	2,954	198,162	90.97	2,855	157,735	90.04

Other loans:
Commercial	—	16,709	7.67	—	14,576	8.32
Consumer and other	142	2,954	1.36	41	2,865	1.64

Total other loans	142	19,663	9.03	41	17,441	9.96

Total Loans	$3,096	$217,825	100.00%	$2,896	$175,176	100.00%

Investment Activities

        General.    Hampden Bank's investment policy is approved and adopted by the Board of Investment. The Chief Executive Officer and the Chief Financial Officer, as authorized by the board of directors, implement this policy based on the established guidelines within the written policy.

        The basic objectives of the investment function are to enhance the profitability of Hampden Bank by keeping its investable funds fully employed at the maximum after-tax return, to provide adequate regulatory and operational liquidity, to minimize and/or adjust the interest rate risk position of Hampden Bank, to assist in reducing Hampden Bank's corporate tax liability, to minimize Hampden Bank's exposure to credit risk, to provide collateral for pledging requirements, to serve as a countercyclical balance to earnings by absorbing funds when Hampden Bank's loan demand is low and infusing funds when loan demand is high and to provide a diversity of earning assets to mortgage/loan investments.

        Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss.

        Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the securities. Declines in the fair value of securities held to maturity and available for sale below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Hampden Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on disposition of securities are recorded on the trade date and determined using the specific identification method.

        Government-Sponsored Enterprises.    At June 30, 2006, Hampden Bank's government-sponsored enterprises portfolio totaled $23.8 million, or 21.5% of the total portfolio on that date.

        Corporate Obligations.    At June 30, 2006, Hampden Bank's portfolio of corporate obligations totaled $2.1 million, or 1.8% of the portfolio at that date. Hampden Bank's policy requires that investments in corporate obligations be restricted only to those obligations that are readily marketable and rated 'A' or better by a nationally recognized rating agency at the time of purchase. At June 30, 2006, all investments in corporate obligations were rated 'A' or better.

        Mortgage-Backed Securities.    At June 30, 2006, Hampden Bank's portfolio of mortgage-backed securities totaled $80.4 million, or 72.6% of the portfolio on that date, and consisted of pass-through securities totaling $60.5 million and collateralized mortgage obligations totaling $416,000 directly insured or guaranteed by Freddie Mac, Fannie Mae or the Government National Mortgage Association (Ginnie Mae). Privately-issued mortgage-backed securities totaled $23.0 million at June 30, 2006. At June 30, 2006, all privately-issued mortgage-backed securities were rated 'AAA'.

        Marketable Equity Securities.    At June 30, 2006, Hampden Bank's portfolio of marketable equity securities totaled $4.5 million, or 4.0% of the portfolio at that date, and consisted entirely of common and preferred stock of various corporations. Hampden Bank's investment policy requires no more than 5% of Tier I capital in any one issuer and no more than 20% of Tier I capital in any one industry. The total of all investments in common and preferred stocks may not exceed 100% of Tier I capital. Issues must be listed on the NYSE, or AMEX or traded on Nasdaq.

        Restricted Equity Securities.    At June 30, 2006, Hampden Bank held $5.3 million of FHLB stock. This stock is restricted and must be held as a condition of membership in the FHLB and as a condition for Hampden Bank to borrow from the FHLB.

        The following table sets forth certain information regarding the amortized cost and market values of Hampden Bank's investment securities at the dates indicated:

	At June 30,
	2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Securities available for sale:
Government-Sponsored Enterprises	$24,283	$23,793	$13,268	$13,167	$10,302	$10,180
Corporate bonds and other obligations	2,094	2,056	5,669	5,789	10,025	10,355
Mortgage-backed securities	83,590	80,442	98,892	98,186	96,179	95,052

Total debt securities	109,967	106,291	117,829	117,142	116,506	115,587

Marketable equity securities
Common stock	2,584	2,470	3,048	2,792	5,526	5,292
Money market preferred stock	1,996	2,000	—	—	—	—

Total marketable equity securities	4,580	4,470	3,048	2,792	5,526	5,292

Total securities available for sale	114,547	110,761	120,877	119,934	122,032	120,879
Restricted equity securities:
Federal Home Loan Bank of Boston stock	5,273	5,273	4,072	4,072	3,320	3,320

Total securities	$119,820	$116,034	$124,949	$124,006	$125,352	$124,199

        The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of Hampden Bank's debt securities portfolio at June 30, 2006. In the case of mortgage-backed securities, this table does not reflect scheduled principal payments, unscheduled prepayments, or the ability of certain of these securities to reprice prior to their contractual maturity:

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in Thousands)
Securities available for sale:
Government-Sponsored Enterprises	$1,000	2.95%	$23,283	3.98%	$—	0%	$—	0%	$24,283	3.94%
Corporate bonds and other obligations	—	—	1,678	4.04	—	—	416	4.66	2,094	4.16
Mortgage-backed securities	—	—	2,190	3.30	525	7.01	80,875	4.43	83,590	4.41

Total debt securities	$1,000		$27,151		$525		$81,291		$109,967

Sources of Funds

        General.    Deposits are the primary source of Hampden Bank's funds for lending and other investment purposes. In addition to deposits, Hampden Bank obtains funds from the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, advances from the FHLB, and cash flows generated by operations.

        Deposits.    Consumer and commercial deposits are gathered primarily from Hampden Bank's primary market area through the offering of a broad selection of deposit products including checking, regular savings, money market deposits and time deposits, including certificate of deposit accounts and individual retirement accounts. The FDIC insures deposits up to certain limits (generally, $100,000 per depositor) and the DIF fully insures amounts in excess of such limits.

        In general, the maturities of Hampden Bank's certificate of deposit accounts range from one month to five years. In addition, Hampden Bank offers a variety of commercial business products to small businesses operating within its primary market area.

        Competition and general market conditions affect Hampden Bank's ability to attract and retain deposits. Hampden Bank offers rates on various deposit products based on local competitive pricing and Hampden Bank's need for new funds. Occasionally, Hampden Bank does offer "special" rate pricing in an effort to attract new customers. Commencing in February 2006, Hampden Bank began offering The MaxGold Super Saver account, which is a special savings account. As of June 30, 2006, the interest rate offered on the MaxGold Super Saver account was 4.14%.

        Beginning on August 1, 2007 and ending on September 30, 2007, there will be maturing deposits totaling approximately $61.7 million. Approximately $50.6 million of these maturing certificates of deposit are five year add-on certificates of deposit that Hampden Bank offered as a special promotion from August 15, 2002 to September 30, 2002. It is anticipated that approximately $20 million of these maturities will not be retained. In anticipation of this potential cash out-flow, Hampden Bank has approximately $20 million of government-sponsored enterprises maturing during this period of time.

        The following tables set forth certain information relative to the composition of Hampden Bank's average deposit accounts and the weighted average interest rate on each category of deposits:

	Years Ended June 30,
	2006			2005			2004
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in Thousands)
Deposit type:
Demand deposits	$26,980	8.72%	0.00%	$24,623	8.00%	0.00%	$21,690	6.74%	0.00%
Savings deposits	33,429	10.80	0.51	30,140	9.80	0.36	31,022	9.63	0.36
Money market	27,792	8.98	1.60	29,376	9.55	0.74	29,643	9.21	0.63
NOW accounts	30,593	9.89	0.96	36,814	11.97	0.64	41,726	12.96	0.63

Total transaction accounts	118,794	38.39	0.77	120,953	39.32	0.46	124,081	38.54	0.45
Certificates of deposit	190,615	61.61	4.20	186,657	60.68	3.61	197,919	61.46	3.54

Total deposits	$309,409	100.00%	2.88%	$307,610	100.00%	2.37%	$322,000	100.00%	2.35%

        The following table sets forth the time deposits of Hampden Bank classified by interest rate as of the dates indicated:

	At June 30,
Interest Rate	2006	2005	2004
	(In Thousands)
Less than 2%	$15,196	$27,869	$49,118
2.00% – 2.99%	10,864	46,335	15,937
3.00% – 3.99%	40,504	33,592	26,018
4.00% – 4.99%	42,148	13,626	23,637
5.00% – 5.99%	83,182	71,271	71,961
6.00% – 6.99%	—	—	130

Total	$191,894	$192,693	$186,801

        The following table sets forth the amount and maturities of time deposits at June 30, 2006:

	Year Ended June 30,
Interest Rate	2007	2008	2009	2010	After June 30, 2010
	(In Thousands)
Less than 2%	$13,254	$1,942	$—	$—	$—
2.00% – 2.99%	5,706	3,744	1,275	139	—
3.00% – 3.99%	34,300	3,703	1,197	1,261	43
4.00% – 4.99%	33,248	8,496	404	—	—
5.00% – 5.99%	23,453	59,729	—	—	—
6.00% – 6.99%	—	—	—	—	—

Total	$109,961	$77,614	$2,876	$1,400	$43

        As of June 30, 2006, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $100 million. The following table sets forth the maturity of those certificates as of June 30, 2006:

At June 30, 2006
(In Thousands)
Three months or less	$12,900
Over three months through six months	22,376
Over six months through one year	16,710
Over one year to three years	47,328
Over three years	406

Total	$99,720

        Between August 15, 2007 and October 10, 2007, approximately $50.0 million of five-year add-on certificates of deposits will mature. The approximately $20 million of government-sponsored enterprises that will mature during such period will provide liquidity in the event that Hampden Bank does not retain a portion of these certificates of deposits. In addition, Hampden Bank entered into interest rate swap agreements to hedge its portfolio of certificates of deposit.

        Borrowings.    Hampden Bank utilizes advances from the Federal Home Loan Bank primarily in connection with funding growth in the balance sheet and to assist in the management of its interest rate risk by match funding longer term fixed rate loan. FHLB advances are secured primarily by certain of Hampden Bank's mortgage loans, investment securities and by it's holding of FHLB stock. As of

June 30, 2006, Hampden Bank had outstanding $99.8 million in FHLB advances, and had the ability to borrow an additional $75.9 million based on available collateral.

        The following table sets forth certain information concerning balances and interest rates on Hampden Banks FHLB advances at the dates and for the years indicated:

	At or For the Years Ended June 30,
	2006	2005	2004	2003	2002
	(Dollars in Thousands)
Balance at end of year	$99,824	$63,784	$57,841	$41,332	$50,300
Average balance during year	88,094	65,551	51,474	47,543	43,672
Maximum outstanding at any month end	99,824	73,278	59,028	52,019	51,499
Weighted average interest rate at end of year	4.35%	3.84%	3.42%	5.41%	4.98%
Weighted average interest rate during year	4.10%	3.57%	4.22%	4.94%	5.06%

        Of the $99.8 million in advances outstanding at June 30, 2006, $12.0 million, bearing a weighted-average interest rate of 3.65%, are callable by the FHLB at its option and in its sole discretion only if the level of a specific index were to exceed a pre-determined maximum rate. In the event the FHLB calls these advances, Hampden Bank will evaluate its liquidity and interest rate sensitivity position at that time and determine whether to replace the called advances with new borrowings.

        In addition to FHLB borrowings Hampden Bank has $11.2 million of repurchases agreements with business customers. These repurchases agreements are collateralized by government-sponsored enterprise investments.

        Hampden Bank recognizes the need to assist the communities it serves with economic development initiatives. These initiatives focus on creating or retaining jobs for lower income workers, benefits for lower income families, supporting small business and funding affordable housing programs. To assist in funding these initiatives, Hampden Bank has participated in the FHLB's Community Development Advance (CDA) program. Hampden Bank has originated a total of approximately $20 million in loans that qualified under this program.

Properties

        Hampden Bank conducts its business through its main office located in Springfield, Massachusetts and six other offices located in Hampden County, Massachusetts. The following table sets forth information about our offices as of June 30, 2006:

		Location	Year Opened	Deposit Base June 30, 2006
				(In Millions)
Owned
	Main Office:	19 Harrision Avenue Springfield, MA 01103	1951	$82.7
	Branch Offices:
		220 Westfield Street West Springfield, MA 01085	1975	54.6
		475 Longmeadow Street Longmeadow, MA 01106	1976	66.8
		1363 Allen Street Springfield, MA 01118	1979	70.2
Leased
		820 Suffield Street Agawam, MA 01001	2001	28.2
		2006 Boston Road Wilbraham, MA 01095	2003	11.5
		1500 Main Street Tower Square Springfield, MA 01115	2005	2.4

Subsidiary Activities and Portfolio Management Services

        Hampden Bancorp, MHC conducts its principal business activities through its wholly-owned subsidiary, Hampden Bank. Hampden Bank has two operating subsidiaries, Hampden Investment Corporation and Hampden Insurance Agency.

        Hampden Investment Corporation.    Hampden Investment Corporation (HIC) is a Massachusetts securities corporation and a wholly owned subsidiary of Hampden Bank. HIC is an investment company that engages in buying, selling and holding securities on its own behalf. At June 30, 2006, HIC had total assets of $57.6 million consisting primarily of government-sponsored enterprise bonds and mortgage backed securities. HIC's net income for the years ending June 30, 2006 and June 30, 2005 was $1.5 million and $1.5 million respectively. As a Massachusetts securities corporation HIC has a lower state income tax rate compared to other corporations.

        Hampden Insurance Agency.    Hampden Insurance Agency (HIA) ceased selling insurance products in November 2000. As of June 30, 2006, HIA had total assets of $34,000 consisting of cash and real estate which Hampden Bank uses for customer parking at its main office.

Legal Proceedings

        We are not involved in any legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Management believes that those routine legal proceedings involve, in the aggregate, amounts that are immaterial to our financial condition and results of operations.

Employees

        As of June 30, 2006, Hampden Bank had 91 full-time (40 hours) and 16 part-time employees. Employees are not represented by a collective bargaining unit and Hampden Bank considers its relationship with its employees to be good.

Our Management

Directors

        The initial board of directors of Hampden Bancorp consists of the twelve current trustees of Hampden Bancorp, MHC and Thomas R. Burton, President and Chief Executive Officer. The board of directors of Hampden Bancorp are elected to terms of three years, approximately one-third of whom are elected annually.

        All of our directors are independent under the current listing standards of the Nasdaq Global Market, except for Mr. Burton, who is an officer of Hampden Bancorp. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her occupation for the last five years. Ages presented are as of July 30, 2006. The period of service as a director also reflects time served as a trustee of Hampden Bank.

  The following directors have terms ending in 2007:

Thomas R. Burton, CPA has served as the President and Chief Executive Officer of Hampden Bancorp and its predecessors since 1994. Prior to that, he was a managing partner at KPMG Peat Marwick. Age 59. Director since 1994.

Francis V. Grimaldi, CPA has been retired since 1992. He served as the treasurer of Hampden Savings Bank from 1984 to 1992. Age 79. Director since 1992.

James L. Shriver has served as the President and Chief Executive Officer of Chamber Energy Corporation since August 1998. Age 73. Director since 2003.

Linda Silva Thompson has served as a managing partner of Mitchell, Myhre & Silva Realty, Inc. since June 1985. She was also an economic development consultant to the Pioneer Valley Planning Commission from May 2002 to July 2004. Age 46. Director since 2005.

Eddie Wright has served as an insurance broker at Wright Ins. Agency from July 2001 through July 2006. Age 78. Director since 1986.

  The following directors have terms ending in 2008:

Thomas V. Foley has been retired since June 2004. Prior to that, he was a supervising customer service engineer for Holyoke Gas & Electric from January 2002 to June 2004. Prior to that, he served as a manager at Holyoke Water Power Company. Age 71. Director since 1990.

Stanley Kowalski, Jr. is a member of the faculty of the School of Business of Western New England College. He served as the Dean of the School of Business of Western New England College from July 1979 to June 2006. Age 65. Director since 1995.

Mary Ellen Scott has served as the president of United Personnel Mgmt. Co., Inc. since 1984 and the president of United Personnel Services, Inc. since 1987. Age 62. Director since 2000.

Stuart F. Young, Jr. has served as the Director of Fiscal Services at the Shriners Hospital for Children in Springfield, Massachusetts since July 1994. Age 56. Director since 1986. Chairman of the Board of Directors since February 2005.

  The following directors have terms ending in 2009:

Donald R. Dupré, CPA, Esq. has been retired since 1999. He was a managing partner at KPMG Peat Marwick. He has served as the Clerk of Hampden Bancorp and its predecessors since 1990. Age 78. Director since 1990.

Judith E. Kennedy has been retired since March 2005. Prior to that, she was a Literacy Fellow at the New York Institute for Special Education from July 2002 to March 2005. Prior to that, she served as a Principal for the Springfield public school system. Age 68. Director since 1977.

Richard J. Kos, Esq. has been an attorney at the firm of Egan, Flanagan and Cohen, PC since January 2004. Prior to that, he was Mayor of the City of Chicopee, Massachusetts from July 1997 to January 2004. Age 53. Director since 2005.

Kathleen O'Brien Moore has served as Treasurer of the Town of West Springfield, Massachusetts since 1994. Age 52. Director since 2002.

Executive Officers

        The initial executive officers of Hampden Bancorp are the same as those who serve as executive officers of Hampden Bank. These executive officers are elected annually by the board of directors and serve at the board's discretion. The executive officers of Hampden Bancorp and Hampden Bank are:

Thomas R. Burton	President and Chief Executive Officer of Hampden Bancorp and Hampden Bank
Glenn S. Welch	Senior Vice President and Division Executive for Business Banking of Hampden Bancorp and Hampden Bank
Robert A. Massey	Senior Vice President and Treasurer of Hampden Bancorp and Hampden Bank
Robert J. Michel	Senior Vice President and Division Executive for Retail and Mortgage Lending of Hampden Bancorp and Hampden Bank
William D. Marsh	Senior Vice President and Division Executive for Retail Banking and Financial Services of Hampden Bancorp and Hampden Bank

        Below is information regarding our executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of July 30, 2006.

        Glenn S. Welch has served as Senior Vice President and Division Executive Business Banking since June 2002. Previously, he served as Vice President of Commercial Loans. Age 44.

        Robert A. Massey serves as our Senior Vice President and Treasurer. Age 55.

        Robert J. Michel serves as our Senior Vice President and Division Executive for Retail and Mortgage Lending. Age 54.

        William D. Marsh serves as Senior Vice President and Division Executive for Retail Banking and Financial Services. Age 56.

Committees of the Board of Directors of Hampden Bancorp, Inc.

        In connection with the formation of Hampden Bancorp, the board of directors established Audit, Compensation and Governance and Nominating Committees of Hampden Bancorp.

        The Audit Committee consists of James Schriver, Richard Kos and Judith Kennedy. The primary role of the Audit Committee is to assist the board of directors in its oversight of the integrity of Hampden Bancorp's processes and systems of internal controls concerning accounting and financial reporting and to review compliance with applicable laws and regulations. The committee is also responsible for engaging Hampden Bancorp's independent registered public accounting firm and its internal auditor and monitoring their conduct and independence. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Global Market and rules of the Securities and Exchange Commission. The board of directors has designated James Schriver as an audit committee financial expert under the rules of the Securities and Exchange Commission.

        The Compensation Committee, consisting of Stuart Young, Stanley Kowalski and Mary Ellen Scott, will be responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the listing standards of the Nasdaq Global Market.

        The Governance and Nominating Committee, consisting of Stanley Kowalski, Kathleen O'Brien Moore and Richard Kos, will be responsible for the annual selection of management's nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementing and monitoring the adherence to Hampden Bancorp's corporate governance policy. Each member of the Governance and Nominating Committee is independent under the definition contained in the listing standards of the Nasdaq Global Market.

        Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

        Initially, all of the directors of Hampden Bancorp will also serve on the board of directors of Hampden Bank. Hampden Bank's board of directors has established three additional committees—The Board of Investment, the Asset and Liability Committee and the Community Reinvestment Committee.

Corporate Governance Policies and Procedures

        In addition to establishing committees of the board of directors, Hampden Bancorp will also adopt several policies to govern the activities of Hampden Bancorp and cause Hampden Bank to revise existing policies governing the activities of Hampden Bank, including a corporate governance policy and code of business conduct and ethics. The corporate governance policy will set forth:

  •
  the duties and responsibilities of each director;

  •
  the composition, responsibilities and operation of the board of directors;

  •
  the establishment and operation of board committees;

  •
  succession planning;

  •
  convening executive sessions of independent directors;

  •
  the board of directors' interaction with management and third parties; and

  •
  the evaluation of the performance of the board of directors and the chief executive officer.

        The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors' Compensation

        Upon completion of the conversion, each non-employee director of Hampden Bank will receive $950 per meeting of the board of directors. In addition, each member of a committee of either Hampden Bancorp or Hampden Bank will receive $550 per meeting, except that audit committee members will receive $650 per meeting and the chairman will receive $750 per meeting.

        Non-employee directors of Hampden Bancorp will receive an $8,000 annual retainer and the chairman receiving a $10,000 annual retainer. After the conversion it is anticipated that the Board of Directors of Hampden Bank and Hampden Bancorp will each meet six times a year. In the event that the Hampden Bancorp board meets immediately before or after a Hampden Bank board meeting the directors will not receive compensation with respect to the Hampden Bancorp meeting.

        Trustee Supplemental Retirement Plan.    Hampden Bank has entered into non-qualified supplemental retirement plans with each of its trustees that pay benefits at retirement in the form of a 10-year, term certain annuity in an annual amount of up to 50% of their annual trustee fees. Benefits are also paid in the case of death and disability, and there is a reduced benefits that is paid in the case of certain terminations of service prior to retirement.

Executive Compensation

        Summary Compensation Table.    The following information is provided for our President and Chief Executive Officer and other executive officers of Hampden Bank who received a salary and bonus of $100,000 or more during the year ended June 30, 2006.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)
Thomas R. Burton President and Chief Executive Officer	2006	$240,058	$—	$152,257
Glenn S. Welch Senior Vice President and Division Executive Business Banking	2006	129,600	—	5,338
Robert Massey Senior Vice President and Treasurer	2006	109,489	—	15,496
Robert J. Michel Senior Vice President and Division Executive for Retail and Mortgage Lending	2006	114,992	—	35,214
William Marsh Senior Vice President and Division Executive for Retail Banking and Financial Services	2006	125,256	—	16,852

(1)
For Messrs. Burton, Welch, Massey, Michel and Marsh, the 2006 amount consists of executive salary continuation agreement contributions of $119,647, $2,784, $12,668, $18,886 and $16,517 respectively; employer matching contributions under Hampden Bank's 401(k) plan of $3,036, $1,980, $1,635, $2,015 and $0, respectively; and group term life insurance premium payments of $658, $574, $1,193, $313 and $335, respectively; as well as, for Messrs. Burton and Michel, $28,916 and $14,000, respectively, of the benefit of employer-paid premiums for split-dollar life insurance.

        Employment Agreements.    Upon the completion of the conversion, Hampden Bank and Hampden Bancorp intend to enter into employment agreements with each of Messrs. Burton and Welch (referred to below as the "executive" or "executives"). Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable and competent management base after the offering. Under the agreements, which have essentially identical provisions, Hampden Bancorp will make any payments not made by Hampden Bank under its agreement with the executives, but the executives will not have duplicative payments.

        The initial term of the agreements with both Mr. Burton and Mr. Welch is three (3) years. In each case, the term automatically extends at the conclusion of the initial term for a successive term of three (3) years, unless notice not to renew is given by either party, or unless the agreement is earlier terminated by the parties. Following termination of the executive's employment, the executive must adhere to non-competition and non-solicitation restrictions for one (1) year. The employment agreements provide that each executive's base salary will be reviewed annually. The base salaries which will be effective for such employment agreements for Messrs. Burton and Welch will be $250,000 and $130,000, respectively. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by Hampden Bank or Hampden Bancorp for "cause," as defined in the employment agreement, at any time. If Hampden Bank or Hampden Bancorp chooses to terminate an executive's employment without "cause," or if an executive resigns from Hampden Bank or Hampden Bancorp with "good reason" (defined as a: (1) material reduction in the executive's responsibilities or authority in connection with his employment with Hampden Bank and Hampden Bancorp; (2) assignment to the executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience; (3) with respect to Mr. Burton's agreement, failure of the executive to be nominated or re-nominated as a member of the board of directors; (4) material reduction in salary or benefits being provided to the executive in the employment agreement (unless the reduction is made on a non-discriminatory manner to all executives); (5) relocation of the executive's principal business office or place of residence outside of the area consisting of thirty-five (35) mile radius from the current main office of Hampden Bank and any branch of Hampden Bank, or the assignment to the executive of duties that would reasonably require such a relocation; or (6) liquidation or dissolution of Hampden Bank or Hampden Bancorp), the executive will receive an amount equal to the remaining base salary payments due to the executive for the remaining term of the employment agreement, the benefits that he would have received under any retirement programs in which he participated for the remaining term of the employment agreement, and the right to continue to participate in any benefit plans of Hampden Bank that provide life insurance for the remaining term of the employment agreement. In addition, Hampden Bank and/or Hampden Bancorp would also continue and/or pay for the executive's health and dental coverage for eighteen (18) months or at such earlier date as the executive becomes eligible for coverage under another employer's group coverage. The agreement with Mr. Burton also provides him with a disability benefit equal to 100% of the executive's bi-weekly rate of base salary as of his termination date. Disability payments are reduced by any disability benefits paid to Mr. Burton under any policy or program maintained by Hampden Bank and/or Hampden Bancorp. Mr. Burton will cease to receive disability payments upon the earlier of: (1) the date an executive returns to full-time employment; (2) the death of the executive; (3) executive's attainment of age 65; or (4) the expiration of the executive's employment agreement.

        Under the employment agreements, in the event of a change in ownership or control within the meaning of section 409A of the Internal Revenue Code, if the executives are offered employment with Hampden Bank or its successor that is comparable in terms of compensation and responsibilities, and the executives stay for six (6) months after the change in ownership or control is completed, the executives shall receive a lump sum payment in the amount of three (3) months base salary. In addition, under the agreements, if within the period ending two (2) years after a change in control (defined in the agreements), Hampden Bank or Hampden Bancorp terminates the executive without "cause" or the executive resigns with "good reason", Mr. Burton would be entitled to a severance payment equal to three (3) times the average of his annual compensation for the five preceding taxable years and Mr. Welch would be entitled to a severance payment equal to two (2) times the average of his annual compensation for the five preceding taxable years. Hampden Bank and/or Hampden Bancorp would also continue and/or pay for the executive's health and dental coverage for eighteen (18) months or at such earlier date as the executive becomes eligible for coverage under another employer's group coverage. Mr. Burton further would continue to participate in any benefit plans that provided life insurance and would receive the benefits he would have received under any retirement programs in which he participated for thirty-six months (36) following his termination of employment (other than where prohibited by express plan terms, or by applicable law). Mr. Welch would continue to participate in any benefit plans that provided life insurance and would receive the benefits he would have received under any retirement programs in which he participated in for twenty-four months (24) following his termination of employment. Under the terms of the employment agreements, if the severance and other benefits provided for in the agreements or otherwise payable to the executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then the executive's severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a change in control of Hampden Bank and Hampden Bancorp occurred, the total amount of payments due under the employment agreements, based solely on the executives' average annual taxable compensation for 2001 through 2005 (without regard to future base salary adjustments or bonuses and excluding any tax indemnification payment and any benefits under any employee benefit plan which may be payable) would be approximately $982,000.

        Payments owed to the executive under the employment agreement will be guaranteed by Hampden Bancorp if payments or benefits are not paid by Hampden Bank. The employment agreements also provide that Hampden Bank and Hampden Bancorp will indemnify the executive to the fullest extent legally allowable.

        Change in Control Agreements.    Upon completion of the conversion, Hampden Bank will enter into change in control agreements with eleven of its senior officers, but not Mr. Burton or Mr. Welch. Each change in control agreement will have a two-year term, which the board of directors of Hampden Bank may extend for an additional year. Under the agreements, in the event of a change in ownership or control within the meaning of section 409A(a)(2)(A)(v) of the Internal Revenue Code, if the employee covered by the agreement is offered employment with Hampden Bank or its successor that is comparable in terms of compensation and responsibilities, and the employee stays for six (6) months after the change in ownership or control is completed, the employee shall receive a lump sum payment in the amount of three (3) months base salary. If, within a period ending two (2) years after a change in control (defined in the agreement), Hampden Bank or Hampden Bancorp or their successors terminates the employment of an individual who has entered into a change in control agreement without "cause" (defined in the agreement), or if the individual voluntarily resigns with "good reason" (defined in the agreement), the individual will receive a severance payment under the agreements equal to one (1) times the individual's average annual compensation for the five most recent taxable years. Hampden Bank will also continue health, dental and disability benefit coverage for eighteen (18) months following termination of employment. If a change in control of Hampden Bank or Hampden Bancorp occurred, and Hampden Bank terminated all officers covered by change in control agreements, the total payments due under the agreements, based solely on the executive's average annual taxable compensation for 2001 through 2005 (without regard to future base salary adjustments or bonuses and excluding any benefits under any benefit plan which may be payable and, with respect to new employees, based on annualized 2006 base salary) would equal approximately $938,000. The agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G of the Internal Revenue Code, which provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control.

        Split Dollar/Salary Continuation Plans.    Hampden Bank has entered into split-dollar life insurance agreements with Messrs. Burton and Michel under which it advances premiums to fund life insurance policies that are owned by the executive. The policies are collaterally assigned to Hampden Bank to secure the repayment of premiums upon termination of employment. At the time that it entered into the split dollar agreements, Hampden Bank also entered into salary continuation agreements with each of Messrs. Burton and Michel under which a portion of the premium obligation is funded or forgiven if the executive remains an employee of Hampden Bank in good standing until a designated retirement date. Provided that Messrs. Burton and Michel remain employed by Hampden Bank until March 14, 2012, in the case of Mr. Burton, and April 5, 2014 in the case of Mr. Michel, each is provided a lump sum payment under his salary continuation agreement. The lump sum benefits under the salary continuation agreements are $746,000 for Mr. Burton, and $409,000 for Mr. Michel.

        Executive Salary Continuation Arrangements.    Hampden Bank has entered into non-qualified deferred compensation agreements (referred to a "Executive Salary Continuation Agreements") with Messrs. Burton, DeBonis, Michel, Marsh, Massey, and Welch for the purpose of supplementing retirement benefits provided under the Bank's Pension Plan (see "Benefit Plans—Pension Plan"). Benefits provided to Mr. Burton are in the form of a life annuity in an amount equal to 75% of final average compensation offset by social security and certain tax-qualified benefits. For all other covered executives, benefits are expressed as a life annuity with annual payments of $30,000, except for Mr. Welch, whose benefits are expressed as a life annuity with annual payments of $60,000. Benefits under these agreements may be funded under a "rabbi" trust (see "—Rabbi Trust"). The agreements provide that the executives will receive a monthly supplemental retirement income benefit until the death of the executive following retirement at or after age 65, except for Mr. Michel, which is at or after age 62. In the event an executive dies prior to retirement, a pre-retirement death benefit is paid to his beneficiary. The agreements also provide for a benefit in the event an executive terminates service with Hampden Bank, voluntarily or involuntarily, prior to attaining retirement age for reasons other than Cause (as defined in the agreements). Under these circumstances, the executive will receive a monthly annuity based on his account balance as of his termination date. If an executive's service with Hampden Bank is terminated due to a disability before he attains age 65, the executive will immediately receive the retirement as if he had reached retirement age. Hampden Bank will make any necessary amendments to these arrangements prior to December 31, 2006, in order to ensure the agreements comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other Internal Revenue Service guidance issued thereunder.

        Rabbi Trust.    Hampden Bank entered into a grantor or "rabbi" trust agreement with an independent trustee. The grantor trust has been established to hold assets that Hampden Bank may contribute for the purpose of making benefits payments under the executive salary continuation arrangements. Funds held in the trust remain at all times subject to the claims of Hampden Banks' creditors in the event of Hampden Bank's insolvency.

Benefit Plans

        Pension Plan.    Hampden Bank maintains the Savings Bank Employees Retirement Association, or SBERA, pension plan (the "Pension Plan") for its eligible employees. Generally, employees of Hampden Bank begin participation in the pension plan once they reach age 21 and have completed one year of service. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of the: (1) attainment of age 65 while employed at Hampden Bank; (2) completion of three vesting years of service with Hampden Bank; or (3) death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service.

        A participant's normal benefit under the pension plan equals the sum of (1) 1.25% of the participant's average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, and (2) 1.85 times the participants average compensation over the participant's covered compensation limit. Participants may retire at or after age 65 and receive their full benefits under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or age 50 with 15 years of service and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Hampden Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant's accrued benefit in the plan.

        Upon completion of the conversion, Hampden Bank will freeze the Pension Plan, effective with the close of the plan year ending November 1, 2006, at which point no further benefits will accrue to plan participants. A participant's benefits under the Pension Plan will not be increased for service performed or compensation paid after such date.

        The following table indicates the annual employer-provided retirement benefits that would be payable under the pension plan upon retirement at age 65 to a participant electing to receive his pension benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the Internal Revenue Code, maximum annual benefits under the pension plan are limited to $170,000 per year and annual compensation for benefit calculation purposes is limited to $210,000 per year for the plan year beginning November 1, 2005.

	Years of Service
Average Annual Compensation
	10	15	20	25+
$20,000	$2,500	$3,750	$5,000	$6,250
40,000	5,000	7,500	10,000	12,500
60,000	8,178	12,267	16,356	20,445
80,000	11,878	17,817	23,756	29,695
100,000	15,578	23,367	31,156	38,945
120,000	19,278	28,917	38,556	48,195
125,000	20,203	30,305	40,406	50,508
140,000	22,978	34,467	45,956	57,445
150,000	24,828	37,242	49,656	62,070
175,000	29,453	44,180	58,906	73,633
200,000	34,078	51,117	68,156	85,195
210,000	35,928	53,892	71,856	89,820

        As of July 30, 2006, Messrs. Burton, Welch, Massey, Michel and Marsh had 12, 7, 14, 31 and 10 years of service, respectively, for purposes of the pension plan.

        401(k) Plan.    Hampden Bank sponsors the Hampden Bank SBERA 401(k) Plan, a tax-qualified defined contribution plan, for all employees of Hampden Bank who have satisfied the plan eligibility requirements. Employees who have attained age 21 may begin deferring compensation as of the first day of the month following the completion of twelve months of employment with Hampden Bank.

        The plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. In connection with the offering, the plan will add an additional investment alternative, the Hampden Bancorp Stock Fund. The Hampden Bancorp Stock Fund will permit participants to invest up to 100% of their deferrals in Hampden Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See "The Conversion—Subscription Offering and Subscription Rights" and "—Limitations on Common Stock Purchases." The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the stock fund trustee on the voting of shares purchased for their plan accounts.

        The 401(k) Plan permits each participant to make pre-tax salary deferrals in an amount up to 75% of compensation. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the month, by filing a new deferral agreement with the plan administrator at least 15 days prior to the effective date of the modification. Hampden Bank has discretion under the 401(k) Plan to make matching contributions. Hampden Bank currently makes matching contributions to the 401(k) Plan equal to 25% of the first 6% of each participant's deferred compensation for the plan year. Employer matching contributions are not made on amounts in excess of 6% of a participant's deferral. Upon completion of the conversion, Hampden Bank will provide that it will contribute an amount equal to 3% of each employee's compensation for the plan year to their participation account and will make matching contributions equal to 50% of the first 2% of each participant's deferred compensation for the plan year.

        Employee Stock Ownership Plan.    In connection with the conversion, Hampden Bank has authorized the adoption of an employee stock ownership plan for eligible employees of Hampden Bank. Eligible employees who have attained age 21 and have been employed by us for three months at the closing date of the conversion will be eligible to participate in the plan. Thereafter, new employees of Hampden Bank who have attained age 21 and completed 1,000 hours of service during a continuous 12-month period will be eligible to participate in the employee stock ownership plan as of the first entry date following completion of the plan's eligibility requirements.

        It is anticipated we will engage an independent third party trustee to purchase, on behalf of the employee stock ownership plan, that number of shares equal to 8.0% of the sum of the number of shares of Hampden Bancorp sold in the offering plus the number of shares contributed to the charitable foundation (408,765, 480,900, 553,035 and 635,990 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). It is anticipated that the employee stock ownership plan will fund its purchase in the offering from through a loan from Hampden Bancorp or a subsidiary capitalized by Hampden Bancorp. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Hampden Bank's contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated fifteen-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering. See "Pro Forma Data."

        Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of compensation.

        Participants will vest in the benefits allocated under the employee stock ownership plan at a rate of 20% per year for each year of continuous service with Hampden Bank over a five-year period. A participant will become fully vested at retirement, upon death or disability or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant's separation from service. Any unvested shares that are forfeited upon a participant's termination of employment will be reallocated among the remaining plan participants.

        Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

        Under applicable accounting requirements, compensation expenses for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be release to participants accounts. See "Pro Forma Data."

        The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employment Retirement Income Security Act of 1974, as amended. We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan.

        Stock-Based Incentive Plan.    We intend to implement a stock-based incentive plan no earlier than six months after the conversion that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan, if adopted less than one year after the conversion, will authorize a number of stock options not to exceed 10.0% of the sum of shares sold in the offering and contributed to the charitable foundation and a number of shares of restricted stock equal to 4.0% of the sum of shares sold in the offering and contributed to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the conversion.

        We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan or from authorized, but unissued, shares of Hampden Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See "Pro Forma Data."

        We will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. We will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period, but Hampden Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Hampden Bancorp.

        The equity incentive plan will comply with all applicable Massachusetts Commissioner of Banks and FDIC regulations. We will submit the equity incentive plan to stockholders for their approval, at which time we will provide stockholders with detailed information about the plan. If the plan is implemented within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast and if the plan is implemented more than one year after the conversion, the plan must be approved by a majority of the total votes cast.

Transactions with Hampden Bank

        Loans and Extension of Credit.    The Sarbanes-Oxley Act generally prohibits loans by Hampden Bancorp and Hampden Bank to their executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Hampden Bank to executive officers and directors of Hampden Bancorp and Hampden Bank in compliance with federal banking regulations as well as historic loans relating to split dollar life insurance policies. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than a normal risk of repayment or present other unfavorable features. Hampden Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Accordingly, all loans of Hampden Bank to its executive officers and directors and members of the immediate family of such executive officers and directors were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Notwithstanding this rule, federal regulations permit Hampden Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. Hampden Bank currently has no such loans. In addition, Hampden Bank must comply with Massachusetts banking laws regarding loans to insiders. See "Regulation and Supervision—Massachusetts Bank Regulation—Loans to a Bank's Insiders." At June 30, 2006, the aggregate loans outstanding made by Hampden Bank to executive officers and trustees was $1,065,000, including $430,000 of loans relating to split dollar life insurance policies which amounts will be forgiven if the beneficiary reaches retirement age while employed at the Bank.

        Temporary Staffing Services.    From time to time, Hampden Bank engages temporary employees through United Personnel Services, Inc. and pays United Personnel Services, Inc. an hourly rate for such employees. Ms. Mary Ellen Scott, a director of Hampden Bank and Hampden Bancorp, Inc. as well as a trustee of Hampden Bancorp, MHC, is the owner and President of United Personnel Services. Hampden Bank paid United Personnel Services, Inc. approximately $55,422, $75,735 and $100,721 in the fiscal years ended June 30, 2006, 2005 and 2004, respectively.

        Other Transactions.    In the past, Hampden Bank has engaged the law firm of Egan, Flanagan and Cohen, P.C. to provide legal services and in fiscal 2006, paid the firm a total of $6,793. Mr. Richard J. Kos, a director of Hampden Bank and Hampden Bancorp, Inc. as well as a trustee of Hampden Bancorp, MHC, is an attorney at Egan, Flanagan and Cohen, P.C.

Indemnification for Directors and Officers

        Hampden Bancorp, Inc.'s bylaws provide that Hampden Bancorp shall indemnify all officers, directors and employees of Hampden Bancorp, Inc. to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Hampden Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Hampden Bancorp pursuant to its bylaws or otherwise, Hampden Bancorp has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Trustees

        The following table presents certain information as to the approximate anticipated purchases of common stock by our trustees and executive officers, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All trustees and officers as a group would own 3.8% of the shares offered for sale at the minimum of the offering range and 2.8% of the shares offered for sale at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Trustees
Thomas R. Burton(1)	25,000	$250,000
Donald R. Dupré	2,500	25,000
Thomas V. Foley	5,000	50,000
Francis V. Grimaldi	10,000	100,000
Judith E. Kennedy	2,000	20,000
Richard J. Kos	20,000	200,000
Stanley Kowalski	15,000	150,000
Kathleen O'Brien Moore	10,000	100,000
Mary Ellen Scott	10,000	100,000
James L. Shriver	5,000	50,000
Linda M. Silva Thompson	10,000	100,000
Eddie Wright	100	1,000
Stuart F. Young, Jr.(2)	30,000	300,000
Executive Officers Who Are Not Trustees
Glenn S. Welch	10,000	100,000
Robert A. Massey	7,500	75,000
Robert J. Michel	15,000	150,000
William D. Marsh	10,000	100,000

All trustees and executive officers as a group (17)	187,100	$1,871,000

(1)
Includes 5,000 shares proposed to be purchased by Mr. Burton's spouse.

(2)
To be held jointly with Mr. Young's spouse.

Regulation and Supervision

General

        Hampden Bancorp, MHC is a Massachusetts-chartered mutual bank holding company. Hampden Bank is a Massachusetts-charted stock savings bank. Once the conversion of Hampden Bancorp, MHC to stock form has been completed, Hampden Bank will be the wholly-owned subsidiary of Hampden Bancorp, a Delaware corporation and registered bank holding company. Hampden Bank's deposits are insured up to applicable limits by the FDIC and by the Depositors Insurance Fund of Massachusetts for amounts in excess of the FDIC insurance limits. Hampden Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its deposit insurer. Hampden Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and, for purposes of the Federal Deposit Insurance Corporation, the protection of the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the FDIC or Congress, could have a material adverse impact on the Hampden Bancorp, Hampden Bank and their operations. Hampden Bank is a member of the FHLB. Upon conversion, Hampden Bancorp will be regulated as a bank holding company by the Federal Reserve Board.

        Certain regulatory requirements applicable to Hampden Bank and to Hampden Bancorp are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on Hampden Bank and Hampden Bancorp and is qualified in its entirety by reference to the actual laws and regulations.

Massachusetts Bank Regulation

        General.    As a Massachusetts-chartered savings bank, Hampden Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of retained earnings and reserve accounts, distribution of earnings and payment of dividends. In addition, Hampden Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, organize a holding company, issue stock and undertake certain other activities.

        In response to Massachusetts laws enacted in the last few years, the Massachusetts Commissioner of Banks adopted rules that generally allow Massachusetts banks to engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

        Investment Activities.    In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4.0% of the bank's deposits. Massachusetts-chartered savings banks may in addition invest an amount equal to 1.0% of their deposits in stocks of Massachusetts corporations or companies with substantial employment in Massachusetts which have pledged to the Massachusetts Commissioner of Banks that such monies will be used for further development within the Commonwealth. However, these powers are constrained by federal law. See "—Federal Bank Regulation—Investment Activities" for federal restrictions on equity investments.

        Loans-to-One-Borrower Limitations.    Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations of one borrower to a bank may not exceed 20.0% of the total of the bank's capital stock.

        Loans to a Bank's Insiders.    The Massachusetts banking laws prohibit any executive officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit: (i) loans or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $35,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $150,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $500,000; and (iv) loans or extensions of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank's loan to one borrower limit. Effective November 1, 2006, the foregoing limits were increased to $100,000, $200,000 and $750,000, respectively.

        The loans listed above require approval of the majority of the members of Hampden Bank's board of directors, excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

        Dividends.    A Massachusetts stock bank may declare from net profits cash dividends not more frequently than quarterly and non-cash dividends at any time. No dividends may be declared, credited or paid if the bank's capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

        Regulatory Enforcement Authority.    Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Massachusetts Commissioner of Banks may under certain circumstances suspend or remove officers or directors who have violated the law, conducted the bank's business in a manner which is unsafe, unsound or contrary to the depositors interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. Finally, Massachusetts consumer protection and civil rights statutes applicable to Hampden Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney's fees in the case of certain violations of those statutes.

        Depositors Insurance Fund.    All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks an annual assessment of up to 1/50th of 1.0% of a savings bank's deposit balances in excess of amounts insured by the Federal Deposit Insurance Corporation.

Federal Bank Regulation

        Capital Requirements.    Under Federal Deposit Insurance Corporation's regulations, federally insured state-chartered banks that are not members of the Federal Reserve System ("state non-member banks"), such as Hampden Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder's equity, noncumulative perpetual preferred stock (including any related retained earnings) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

        The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank's "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0.0% to 100.0%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the Federal Deposit Insurance Corporation's risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0.0% risk weight, loans secured by one- to four-family residential properties generally have a 50.0% risk weight, and commercial loans have a risk weighting of 100.0%.

        State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution's Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

        The FDIC Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi- family residential loans. The Federal Deposit Insurance Corporation, along with the other federal banking agencies, has adopted a regulation providing that the agencies will take into account the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution's capital level is, or is likely to become, inadequate in light of the particular circumstances.

        As a bank holding company, Hampden Bancorp will be subject to capital adequacy guidelines for bank holding companies similar to those of the FDIC for state-chartered savings banks. On a pro forma consolidated basis, Hampden Bancorp's pro forma stockholders' equity will exceed these requirements.

        Standards for Safety and Soundness.    As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. Most recently, the agencies have established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

        Investment Activities.    Since the enactment of FDIC Improvement Act, all state-chartered Federal Deposit Insurance Corporation-insured banks, including savings banks, have generally been limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. FDIC Improvement Act and the FDIC regulations permit exceptions to these limitations. For example, state chartered banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Global Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100.0% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation's regulations, or the maximum amount permitted by Massachusetts law, whichever is less. Hampden Bank received approval from the FDIC to retain and acquire such equity instruments equal to the lesser of 100% of Hampden Banks' Tier 1 capital or the maximum permissible amount specified by Massachusetts law. Any such grandfathered authority may be terminated upon the Federal Deposit Insurance Corporation's determination that such investments pose a safety and soundness risk or upon the occurrence of certain events such as the savings bank's conversion to a different charter. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to Hampden Bank Insurance Fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specifies that a non-member bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a "financial subsidiary" if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

        Interstate Banking and Branching.    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, permits adequately capitalized bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Banking Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Banking Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

        Prompt Corrective Regulatory Action.    Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. As of June 30, 2006, the most recent notification from the FDIC categorized Hampden Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed Hampden Bank's category.

        The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

        "Undercapitalized" banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank's compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution's total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is"significantly undercapitalized." "Significantly undercapitalized" banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. "Critically undercapitalized" institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

        Transaction with Affiliates and Regulation W of the Federal Reserve Regulations.    Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act and Regulation W (i) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10.0% of such institution's capital stock and retained earnings, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution's capital stock and retained earnings and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

        The Gramm-Leach-Bliley Act amended several provisions of Sections 23A and 23B of the Federal Reserve Act. The amendments provide that so-called "financial subsidiaries" of banks are treated as affiliates for purposes of Sections 23A and 23B of the Federal Reserve Act, but the amendment provides that (i) the 10.0% capital limit on transactions between the bank and such financial subsidiary as an affiliate is not applicable, and (ii) the investment by the bank in the financial subsidiary does not include retained earnings in the financial subsidiary. Certain anti-evasion provisions have been included that relate to the relationship between any financial subsidiary of a bank and sister companies of the bank: (1) any purchase of, or investment in, the securities of a financial subsidiary by any affiliate of the parent bank is considered a purchase or investment by the bank; or (2) if the Federal Reserve Board determines that such treatment is necessary, any loan made by an affiliate of the parent bank to the financial subsidiary is to be considered a loan made by the parent bank.

        The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Hampden Bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders") of Hampden Bancorp and Hampden Bank, as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Hampden Bank may make to insiders based, in part, on Hampden Bank's capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further limited by specific categories.

        Enforcement.    The FDIC has extensive enforcement authority over insured state savings banks, including Hampden Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the institution became "critically undercapitalized." The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution's financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment without federal assistance.

        Insurance of Deposit Accounts.    The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial condition consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for insurance fund deposits currently range from 0 basis points for the strongest institution to 27 basis points for the weakest. Insured institutions are also required to assist in the repayment of bonds issued by the Financing Corporation in the late 1980's to recapitalize the Federal Savings and Loan Insurance Corporation. For fiscal 2006, the total FDIC assessment was $132,000 for Hampden Bank. The FDIC is authorized to raise the assessment rates. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Hampden Bank.

        The FDIC may terminate insurance of deposits if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. The management of Hampden Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

        Federal Deposit Insurance Reform Act of 2005.    The Federal Deposit Insurance Reform Act of 2005, or the Act, signed by the President on February 8, 2006, revised the laws governing the federal deposit insurance system. The Act provides for the consolidation of the Bank and Savings Association Insurance Funds into a combined "Deposit Insurance Fund."

        Under the Act, insurance premiums are to be determined by the FDIC based on a number of factors, primarily the risk of loss that insured institutions pose to the Deposit Insurance Fund. The legislation eliminates the current minimum 1.25% reserve ratio for the insurance funds, the mandatory assessments when the ratio falls below 1.25% and the prohibition on assessing the highest quality banks when the ratio is above 1.25%. The Act provides the FDIC with flexibility to adjust the new insurance fund's reserve ratio between 1.15% and 1.5%, depending on projected losses, economic changes and assessment rates at the end of a calendar year.

        The Act increased deposit insurance coverage limits from $100,000 to $250,000 for certain types of Individual Retirement Accounts, 401(k) plans and other retirement savings accounts. While it preserved the $100,000 coverage limit for individual accounts and municipal deposits, the FDIC was furnished with the discretion to adjust all coverage levels to keep pace with inflation beginning in 2010. Also, institutions that become undercapitalized will be prohibited from accepting certain employee benefit plan deposits.

        The consolidation of the Bank and Savings Association Insurance Funds into the Deposit Insurance Fund occurred on March 31, 2006. The Act also states that the FDIC must promulgate final regulations implementing the remainder of the Act's provisions not later than 270 days after its enactment.

        At this time, management cannot predict the effect, if any, that the Act will have on insurance premiums paid by Hampden Bank.

        Privacy Regulations.    Pursuant to the Gramm-Leach-Bliley Act, the FDIC has published final regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. The new regulations generally require that Hampden Bank disclose its privacy policy, including identifying with whom it shares a customer's "non-public personal information," to customers at the time of establishing the customer relationship and annually thereafter. In addition, Hampden Bank is required to provide its customers with the ability to "opt-out" of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Hampden Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

        Customer Information Security.    The FDIC and other bank regulatory agencies have adopted guidelines for establishing standards for safeguarding nonpublic personal information about customers that implement provisions of the Gramm-Leach Bliley Act ("Information Security Guidelines"). Among other things, the Information Security Guidelines require each financial institution, under the supervision and ongoing oversight of its Board of Directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against any anticipated threats or hazards to the security or integrity of such information; and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. In April 2005, the FDIC and other bank regulatory agencies issued further guidance for the establishment of these Information Security Guidelines, requiring financial institutions to develop and implement response programs designed to address incidents of unauthorized access to sensitive customer information maintained by the financial institution or its service provider, including customer notification procedures. Hampden Bank currently has Information Security Guidelines in place and believes that such guidelines are in compliance with the regulations.

        Community Reinvestment Act.    Under the Community Reinvestment Act, or CRA, as amended and as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the Federal Deposit Insurance Corporation, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. Hampden Bank's latest FDIC CRA rating was "Outstanding."

        Massachusetts has its own statutory counterpart to the CRA which is also applicable to Hampden Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank's record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit- taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Hampden Bank's most recent rating under Massachusetts law was "High Satisfactory."

        Consumer Protection and Fair Lending Regulations.    Massachusetts savings banks are subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys' fees for certain types of violations.

Anti-Money Laundering

        The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the "USA PATRIOT Act") significantly expands the responsibilities of financial institutions, including savings and banks, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

        Interest and other charges collected or contracted for by Hampden Bank are subject to state usury laws and federal laws concerning interest rates. Hampden Bank's loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

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  Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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  Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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  Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

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  Massachusetts Debt Collection Regulations, establishing standards, by defining unfair or deceptive acts or practices, for the collection of debts from persons within the Commonwealth of Massachusetts;

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  General Laws of Massachusetts, Chapter 167E, which governs Hampden Bank's lending powers; and

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  Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

        The deposit operations of Hampden Bank also are subject to, among others, the:

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  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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  Electronic Funds Transfer Act and Regulation E promulgated thereunder, as well as Chapter 167B of the General Laws of Massachusetts, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services;

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  Check Clearing for the 21st Century Act (also known as "Check 21"), which gives "substitute checks," such as digital check images and copies made from that image, the same legal standing as the original paper check; and

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  General Laws of Massachusetts, Chapter 167D, which governs the Hampden Bank's deposit powers.

        In many cases, Massachusetts has similar statutes to those under federal law that will be applicable to Hampden Bank.

Federal Reserve System

        The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $48.3 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0%; and for amounts greater than $48.3 million, the reserve requirement is $1,218,000 plus 10.0% (which may be adjusted by the Federal Reserve Board between 8.0% and 14.0%), of the amount in excess of $48.3 million. The first $7.8 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Hampden Bank is in compliance with these requirements.

Federal Home Loan Bank System

        Hampden Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Hampden Bank was in compliance with this requirement with an investment in stock of the FHLB at June 30, 2006 of $5.3 million.

        The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, a member bank affected by such reduction or increase would likely experience a reduction in its net interest income. Recent legislation has changed the structure of the Federal Home Loan Banks' funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the FHLB stock held by Hampden Bank.

Holding Company Regulation

        After the completion of the conversion, Hampden Bancorp will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. Hampden Bancorp is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for Hampden Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company. In addition to the approval of the Federal Reserve Board, before any bank acquisition can be completed, prior approval may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired.

        A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

        The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including being "well capitalized" and "well managed," to opt to become a "financial holding company" and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

        After completion of the conversion, Hampden Bancorp will be subject to the Federal Reserve Board's capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for Hampden Bank.

        A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

        The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board's policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization's capital needs, asset quality and overall financial condition. The Federal Reserve Board's policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Hampden Bancorp to pay dividends or otherwise engage in capital distributions.

        Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if Hampden Bancorp ever held as a separate subsidiary a depository institution in addition to Hampden Bank.

        Hampden Bancorp and Hampden Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Hampden Bancorp or Hampden Bank.

        The status of Hampden Bancorp as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

        Massachusetts Holding Company Regulation.    Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term "company" is defined by the Massachusetts banking laws similarly to the definition of "company" under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Division; and (iii) is subject to examination by the Division. Hampden Bancorp would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Hampden Bank.

        Federal Securities Laws.    Our common stock will be registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended. We are subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

        The Sarbanes-Oxley Act.    The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Hampden Bancorp's principal executive officer and principal financial officer each will be required to certify that Hampden Bancorp's quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Hampden Bancorp will be subject to further reporting and audit requirements beginning with the Bank's fiscal year ending June 30, 2008 under rules proposed by the Securities and Exchange Commission. Hampden Bancorp will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

        General.    Hampden Bank reports its income using the accrual method of accounting. The federal income tax laws apply to Hampden Bank in the same manner as to other corporations with some exceptions, including the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Hampden Bank. Hampden Bank currently files a consolidated federal income tax return with Hampden Bancorp, MHC. Going forward, Hampden Bank will file a consolidated federal income tax return with Hampden Bancorp, Inc. Hampden Bank's federal income tax returns have been either audited or closed under the statute of limitations through October 31, 2002. For its 2004 tax year, Hampden Bank's maximum federal income tax rate was 34%.

        Bad Debt Reserves.    For taxable years beginning before January 1, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. However, those bad debt reserves accumulated prior to 1988 ("Base Year Reserves") were not required to be recaptured unless the savings institution failed certain tests. Approximately $2.2 million of Hampden Bank's accumulated bad debt reserves would not be recaptured into taxable income unless Hampden Bank makes a "non-dividend distribution" to Hampden Bancorp as described below.

        Distributions.    If Hampden Bank makes "non-dividend distributions" to Hampden Bancorp, the distributions will be considered to have been made from Hampden Bank's unrecaptured tax bad debt reserves, including the balance of its Base Year Reserves as of October 31, 1987, to the extent of the "non-dividend distributions," and then from Hampden Bank's supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Hampden Bank's taxable income. Non-dividend distributions include distributions in excess of Hampden Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of Hampden Bank's current or accumulated earnings and profits will not be so included in Hampden Bancorp's taxable income.

        The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Hampden Bank makes a non-dividend distribution to Hampden Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Hampden Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

        Financial institutions in Massachusetts are not allowed to file consolidated income tax returns. Instead, each entity in the consolidated group files a separate annual income tax return. The Massachusetts excise tax rate for savings banks is currently 10.5% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed.

        Hampden Bank's state tax returns, as well as those of its subsidiaries, are not currently under audit.

        A financial institution or business corporation is generally entitled to special tax treatment as a "security corporation" under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a "security corporation" by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. Hampden Bancorp is considering whether to seek to qualify as a security corporation. To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue. In order to qualify as a security corporation, it would need to establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

The Conversion

General

        The board of trustees of Hampden Bancorp, MHC adopted the plan of conversion on July 25, 2006. Under the plan of conversion, Hampden Bancorp, MHC will combine, by merger or otherwise, with Hampden Bank, in a transaction where the existing outstanding shares of capital stock of Hampden Bank will be extinguished. Hampden Bank will then issue 100% of its newly outstanding common stock to Hampden Bancorp, Inc., a newly formed Delaware corporation, in exchange for a portion of the net proceeds of this offering. Upon such issuance, Hampden Bank will become a wholly owned subsidiary of Hampden Bancorp. In connection with the conversion, Hampden Bancorp is offering between 4,866,250 and 6,583,750 shares of common stock to the public, which offering may be increased to up to 7,571,313 shares of common stock. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion. In connection with the conversion, Hampden Bancorp, MHC is forming a new charitable foundation, to which additional shares of Hampden Bancorp common stock will be contributed. At a special meeting of corporators held on November 20, 2006, the board of corporators of Hampden Bancorp, MHC voted to approve the plan of conversion and establishment of the charitable foundation.

        The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders, our tax-qualified employee benefit plans (specifically our employee stock ownership plan) and to employees, officers, directors, trustees, corporators of Hampden Bancorp, MHC and Hampden Bank who are not eligible account holders or supplemental eligible account holders.

        Subject to the purchase priority rights of these holders of subscription rights, we may also offer the common stock for sale in a direct community offering to members of the general public, with a preference given to natural persons residing in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham. The direct community offering may begin at the same time as, during or after the subscription offering.

        We may sell any shares of our common stock that are not sold in the subscription offering or the direct community offering to the general public in a syndicated community offering.

        We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the direct community offering or the syndicated community offering. The direct community and syndicated community offerings must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks. See "—Direct Community Offering," "—Syndicated Community Offering" and "—Expiration Date of the Offering."

        We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of our common stock, which takes into account the sale of shares in the offering, and the contribution of shares to Hampden Bank Charitable Foundation. All shares of common stock to be sold in the offering will be sold at $10.00 per share, with no commissions for purchases in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the conversion will be determined at the completion of the offering. See "—How We Determined the Offering Range and the $10.00 Purchase Price" for more information as to the determination of the estimated pro forma market value of the common stock.

Reasons for the Conversion

        The primary reasons for the conversion and related stock offering are to:

  •
  increase the capital of Hampden Bank;

  •
  support future lending and operational growth, including continuing to increase our commercial lending and deposit relationships in our market area;

  •
  support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;

  •
  enhance our ability to attract and retain qualified directors, management and employees through stock-based compensation plans;

  •
  provide our customers and local community members with an opportunity to acquire our stock; and

  •
  increase our philanthropic endeavors to the communities we serve through the formation and funding of Hampden Bank Charitable Foundation.

        As a stock holding company, Hampden Bancorp will have greater flexibility than Hampden Bancorp, MHC now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of the Conversion

        General.    Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata interest in the equity of the institution based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual retained earnings and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

        When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata interest of depositors is thereafter represented exclusively by their liquidation rights. Capital stock is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation, any other governmental agency or the Depositors Insurance Fund. Certificates are issued to evidence ownership of the capital stock sold in connection with the conversion. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller or trader may hold in the institution.

        Continuity.    While the conversion is pending, the normal business of Hampden Bank of accepting deposits and making loans will continue without interruption. Hampden Bank will continue to be subject to regulation by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. After the conversion, we will continue to provide existing services to depositors, borrowers and other customers under Hampden Bank's current policies by its present management and staff.

        The directors and officers of Hampden Bancorp are also directors and officers of Hampden Bank, and will continue to serve as directors and officers of Hampden Bank after the conversion. See "Our Management—Directors."

        Effect on Deposit Accounts.    The conversion will have no effect on Hampden Bank's deposit accounts, except to the extent that funds in the account are withdrawn to purchase shares in the offering and except with respect to liquidation rights. Each such account will be insured by the FDIC to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of FDIC limits by the excess insurer of savings bank deposits, the Depositors Insurance Fund. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

        Effect on Loans.    No loan outstanding from Hampden Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

        Tax Effects.    Hampden Bancorp has received favorable opinions regarding the federal and Massachusetts income tax consequences of the conversion to the effect that the conversion will not result in any adverse federal or Massachusetts tax consequences to eligible account holders. See "—Tax Aspects Of The Conversion."

        Liquidation Rights.    The plan of conversion provides for Hampden Bank to establish and maintain a liquidation account for the benefit of eligible account holders and supplemental eligible account holders, in an amount equal to the net worth of Hampden Bank as of the date of the most recent consolidated statement of financial condition contained in this prospectus. In the unlikely event of a complete liquidation of Hampden Bank, and only in such event, each eligible account holder and supplemental eligible account holder who continues to maintain such account holder's deposit account at Hampden Bank following the conversion would be entitled to a distribution from the liquidation account prior to any payment to any holder of Hampden Bank's capital stock (but following all liquidation payments to creditors, including depositors).

        Each eligible account holder and supplemental eligible account holder would initially have a pro rata interest in the total liquidation account based on the proportion that the aggregate balance of such person's qualifying deposit accounts on April 30, 2005 (the eligibility record date) or June 30, 2006 (the supplemental eligibility record date), as applicable, bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders on such dates. For this purpose, qualifying deposit accounts include all savings, time, demand, interest bearing demand, money market and passbook savings accounts maintained at Hampden Bank (excluding any escrow accounts). The liquidation account will be an off-balance sheet memorandum account that will not be reflected in the published financial statements of Hampden Bank or Hampden Bancorp.

        If, however, on the last day of any fiscal year of Hampden Bancorp commencing after the completion of the conversion, the amount in any deposit account of Hampden Bank is less than either the amount in such deposit account on April 30, 2005 (with respect to an eligible account holder) or on June 30, 2006 (with respect to a supplemental eligible account holder), or the amount in such deposit account on any previous fiscal year closing date, then the interest in the liquidation account relating to such deposit account would be reduced in an amount proportional to the reduction in such deposit balance, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

        Neither Hampden Bank nor Hampden Bancorp will be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of Hampden Bank or Hampden Bancorp, except that neither Hampden Bank nor Hampden Bancorp, as the case may be, shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its net worth to be reduced below the amount required for the liquidation account.

        Any payments to eligible account holders or supplemental eligible account holders pursuant to liquidation rights would be separate and apart from the payment to them of any insured deposit accounts. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to the stockholder of Hampden Bank.

        We have no plans to liquidate Hampden Bancorp or Hampden Bank.

Approvals Required

        The board of trustees and the corporators of Hampden Bancorp, MHC (including a majority of the "independent" corporators) and the board of directors and sole stockholder of Hampden Bank have approved the plan of conversion and the establishment and funding of Hampden Bank Charitable Foundation. The Massachusetts Commissioner of Banks and the FDIC have conditionally approved the conversion and we expect the Federal Reserve Board to conditionally approve the holding company application; such approvals, however, do not constitute a recommendation or endorsement of the plan of conversion by the Massachusetts Commissioner of Banks, the FDIC or the Federal Reserve Board. The Massachusetts Commissioner of Banks, the Federal Reserve Board and the FDIC must issue further approvals (based on the final updated appraisal) before we can consummate the conversion and issue shares of common stock.

The Corporators

        Under the law governing Massachusetts mutual bank holding companies, when a mutual institution is first organized, the original subscribers become the original corporators, who are responsible for electing the board of trustees (analogous to a board of directors) and the officers of the institution. Under current Massachusetts law, a mutual bank holding company must have at least 25 corporators, 75% of whom must be citizens and residents of the Commonwealth of Massachusetts, and 60% of whom must not simultaneously serve as officers or trustees of the institution. Corporators are elected by the other corporators to 10-year staggered terms. The corporators of Hampden Bancorp, MHC will cease to exist upon consummation of the mutual-to-stock conversion of Hampden Bancorp, MHC but we expect that the former corporators of Hampden Bancorp, MHC (other than such persons who are members of the board of directors of Hampden Bancorp) will serve as an advisory board to Hampden Bancorp.

How We Determined the Offering Range and the $10.00 Purchase Price

        Massachusetts conversion regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of Hampden Bancorp and Hampden Bank as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $35,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the conversion.

        RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed Hampden Bancorp, MHC's conversion application as filed with the Massachusetts Commissioner of Banks and the FDIC and Hampden Bancorp's registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

        In connection with its appraisal, RP Financial reviewed the following material factors:

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  our historical, present and projected operating results and financial condition;

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  the economic and demographic characteristics of our market area;

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  a comparative evaluation of the operating and financial statistics of Hampden Bank with those of other similarly-situated publicly traded bank and thrift holding companies; and

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities.

        Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Hampden Bancorp and the peer group.

        The valuation adjustments applied to account for differences between Hampden Bancorp and the peer group consisted of adjustments in areas consistent with the regulatory appraisal guidelines. In this regard, valuation adjustments were considered in the following areas: financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and effect of government regulations and reform. Such adjustments (if applied), are subjective adjustments. In its appraisal of Hampden Bancorp, RP Financial applied the following valuation adjustments:

  •
  profitability, growth and viability of earnings: moderate downward adjustment

  •
  primary market area: slight downward adjustment

No adjustments were made in the following areas: financial condition, asset growth, dividends, liquidity of the shares, marketing of the issue, management and effect of government regulations and regulatory reform.

        RP Financial's valuation also utilized certain assumptions as to our pro forma earnings after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, purchase of 8% of the common stock issued in the offering by the employee stock ownership plan and post-offering purchases in the open market of 4% of the common stock issued in the offering by a stock incentive plan to be adopted no sooner than six months following completion of the offering. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

        RP Financial compared the pro forma price/book and price/earnings ratios for Hampden Bancorp to the same ratios for a peer group of comparable companies. The peer group consisted of 11 publicly traded thrift holding companies based in the Northeast United States. The peer group included companies with:

	Peer Group
			Hampden Bank Pro Forma Midpoint
	High	Low
Assets (Mil)	$1,000	$246	$518
NPAs/Assets	0.68%	0.01%	0.91%
Loans/Assets	85.32	25.79	61.39
Equity/Assets	27.13	5.15	15.57
Net Income/Assets	1.11	0.15	0.32

        The following table sets forth the companies included in the peer group:

Name	Headquarters	Conv. Date	Exchange
Benjamin Franklin Bancorp, Inc. (BFBC)	Franklin, MA	April 2005	NASDAQ
Central Bancorp of MA (CEBK)	Somerville, MA	October 1986	NASDAQ
Fidelity Bancorp, Inc. of PA (FSBI)	Pittsburgh, PA	June 1988	NASDAQ
First Keystone Financial, Inc. of PA (FKFS)	Berwick, PA	January 1995	NASDAQ
Harleysville Savings Financial Corp of PA (HARL)	Harleysville, PA	August 1987	NASDAQ
LSB Corp. of MA (LSBX)	North Andover, MA	May 1986	NASDAQ
MassBank Corp. of MA (MASS)	Reading, MA	May 1986	NASDAQ
Mayflower Co-operative Bank of MA (MFLR)	Middleboro, MA	December 1987	NASDAQ
Rome Bancorp, Inc. of NY (ROME)	Rome, NY	March 2005	NASDAQ
Synergy Financial Group of NJ (SYNF)	Cranford, NJ	January 2004	NASDAQ
TF Financial Corp of PA (THRD)	Newtown, PA	July 1994	NASDAQ

        The key parameters used by RP Financial to determine the peer group companies included: full stock comparatives (no mutual holding companies); location of operations (New England or Mid-Atlantic regions of the U.S.); asset size (less than or equal to $1 billion); trailing twelve month return on equity (less than 10%); market seasoning (fully converted for at least 12 months); and profitability level (at least positive core earnings).

        On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of September 1, 2006, the estimated pro forma market value of Hampden Bancorp and Hampden Bank, including shares to be contributed to Hampden Bank Charitable Foundation, was within the valuation range of $51.1 million and $69.1 million with a midpoint of $60.1 million.

        The following table presents a summary of selected pricing ratios for Hampden Bank, for the peer group companies and for all fully converted publicly traded thrifts. Compared to the average pricing ratios of the peer group, Hampden Bank's pro forma pricing ratios at the minimum, midpoint and maximum of the offering range indicated a premium of 62.3%, 79.0% and 93.8%, respectively, on a price-to-earnings basis, a discount of 49.5%, 46.2% and 43.4%, respectively, on a price-to-book value basis and a discount of 29.3%, 18.0% and 7.1%, respectively, on a price-to-assets basis. The disparity between the pricing ratios results from Hampden Bank, on a pro forma basis, generally having higher levels of equity but lower earnings than the companies in the peer group. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing Hampden Bank, and the number of shares to be sold, in comparison to the peer group institutions.

	Price-to-Earnings Multiple(1)		Price-to-Book Value Ratio(2)	Price-to-Tangible Book Value Ratio(2)	Price-to-Assets Ratio(3)
Hampden Bank (pro forma):
Minimum	32.37	x	69.90%	69.90%	10.01%
Midpoint	35.70		74.51	74.51	11.60
Maximum	38.64		78.33	78.33	13.15
15% Above Maximum	41.62		81.99	81.99	14.87
Peer Group:
Average	19.94	x	138.38%	146.36%	14.15%
Median	18.34		136.47	140.09	12.73
All fully-converted, publicly-traded thrifts:
Average	18.18	x	138.27%	161.60%	14.13%

(1)
Ratios are based on earnings for the 12 months ended June 30, 2006, which is the most recent date for which the peer group companies reported such financial information, and share prices for peer group companies are as of September 1, 2006.

(2)
Ratios are based on book value as of June 30, 2006, which is the most recent date for which the peer group companies reported such financial information, and share prices for peer group companies are as of September 1, 2006.

(3)
Ratios are based on asset value as of June 30, 2006, which is the most recent date for which the peer group companies reported such financial statements, and share prices for peer group companies are as of September 1, 2006.

        Our board of directors reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the methodology and assumptions used by RP Financial were reasonable and that the valuation range was reasonable and adequate. Based on the valuation range, the offering was determined to be within the range of $48,662,500 and $65,837,500, with a midpoint of $57,250,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 4,866,250 and 6,583,750 shares, with a midpoint of 5,725,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, offering the common stock in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

        Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Hampden Bancorp at this time. Additionally, the offering range may be amended, with the approval of the Massachusetts Commissioner of Banks, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

        If, upon completion of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 7,571,313 shares without any further notice to you.

        No shares will be sold unless RP Financial confirms that, to the best of its knowledge, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds; set a new offering range and give all subscribers the opportunity to increase, decrease, cancel or maintain their purchase orders; or take such other action as may be permitted by the Massachusetts Commissioner of Banks and the Securities and Exchange Commission. If we set a new offering range and we do not receive an affirmative response from an investor within a designated resolicitation period, we will return all funds promptly to the investor with interest at our passbook savings rate and cancel any deposit withdrawal authorizations. If the offering is terminated, all stock orders will be cancelled and subscription funds will be returned promptly with interest at our passbook savings rate, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Massachusetts Commissioner of Banks.

        In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.

The Stock Offering

        We are offering between 4,866,250 and 6,583,750 shares of common stock (subject to adjustment to up to 7,571,313) pursuant to this prospectus and the plan of conversion. The shares of common stock are being offered for sale at a purchase price of $10.00 per share in the subscription offering pursuant to subscription rights in the following descending order of priority to:

  •
  eligible account holders: depositors who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on April 30, 2005;

  •
  supplemental eligible account holders: depositors who had accounts at Hampden Bank with aggregate balances of at least $50 as of the close of business on June 30, 2006;

  •
  our employee stock ownership plan, which we expect will purchase that number of shares equal to 8.0% of the sum of the number shares sold in the offering plus the number of shares contributed to the charitable foundation; and

  •
  officers, trustees, corporators and employees of Hampden Bank who do not have a higher priority right.

        Subject to the prior rights of holders of subscription rights, remaining shares of common stock may be offered in a direct community offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham. The direct community offering may begin at the same time as the subscription offering, or after the subscription offering begins. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicated community offering.

Subscription Offering and Subscription Rights

        In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under "—Limitations on Common Stock Purchases."

        Priority 1: Eligible Account Holders.    Each eligible account holder will receive, as first priority and without payment, nontransferable rights to subscribe for common stock in an amount of up to $200,000. See "—Limitations on Common Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

        To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all Hampden Bank deposit accounts in which he or she had an ownership interest on the eligibility record date of April 30, 2005. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also directors, trustees, corporators or officers of Hampden Bancorp or Hampden Bank and the associates of such persons will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one year preceding April 30, 2005.

        Priority 2: Supplemental Eligible Account Holders.    To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $200,000. See "—Limitations on Common Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

        To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all Hampden Bank deposit accounts in which he or she had an ownership interest on the supplemental eligibility record date of June 30, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

        Priority 3: The Tax-Qualified Employee Benefit Plans.    On a third priority basis, our tax-qualified employee benefit plans will receive, as a third priority and without payment therefor, non-transferable subscription rights to purchase up to 10.0% of the common stock to be sold in the offering and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan expects to purchase that number of shares equal to 8.0% of the sum of the shares sold in the offering plus the number of shares contributed to the charitable foundation. This is the only benefit plan expected to purchase shares in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of the directors, trustees, officers or employees of Hampden Bancorp and Hampden Bank. The employee stock ownership plan may choose to fill some or all of its intended subscription after the offering by purchasing shares in the open market or may purchase shares directly from us.

        Priority 4: Employees, Officers, Directors, Trustees and Corporators.    On a fourth priority basis, each employee, officer, director, trustee and corporator of Hampden Bancorp and Hampden Bank at the time of the offering who is not eligible in the preceding priority categories shall receive at no cost non-transferable subscription rights to subscribe for common stock in an amount up to $200,000. See "—Limitations on Common Stock Purchases." In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the order size, period of service, compensation and position of the individual subscriber.

Direct Community Offering

        To the extent that shares remain available for purchase after satisfaction of all subscriptions of the eligible account holders, supplemental eligible account holders, our tax qualified employee benefit plans, and employees, officers, directors, trustees and corporators of Hampden Bancorp and Hampden Bank, we may, at our discretion, offer shares pursuant to the plan of conversion to members of the general public in a direct community offering. In the direct community offering, preference will be given to natural persons residing in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham.

        The term "residing" means any person who occupies a dwelling within the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham, has an intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or such other evidence provided to us to make a determination as to whether a person is a resident of the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham. In all cases, the determination of resident status will be made by us in our sole discretion.

        Stock sold in the direct community offering will be offered and sold in a manner to achieve a wide distribution of the stock. Each person may purchase up to $200,000 of common stock, subject to the overall maximum purchase limitations. Allocation of shares if an oversubscription occurs in this category of the offering will give preference to natural persons residing in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham, such that each such person may receive 100 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions or other reasonable basis until all available shares have been allocated. If shares remain after filling all subscriptions of persons living in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham and an oversubscription occurs among other persons in this category of the offering, the allocation process to cover orders for such other persons shall be the same as described for natural persons residing in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham.

        The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall be for a period of not more than 45 days unless extended by Hampden Bancorp, with the approval of the Massachusetts Commissioner of Banks. We may terminate the direct community offering at any time after we have received orders for at least the minimum number of shares available for purchase in the offering. We retain the right to accept or reject in whole or in part any orders in the direct community offering.

Syndicated Community Offering

        If feasible, our board of trustees may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and direct community offerings to the general public by a selling group of broker-dealers in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to $200,000 of common stock, subject to the overall maximum purchase limitations. See "—Limitations on Common Stock Purchases." Any syndicated offering will likely begin as soon as possible after the expiration of the subscription and direct community offerings.

        The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Keefe, Bruyette & Woods, Inc., a broker-dealer, will deposit funds it receives prior to the closing date from interested investors into a separate non-interest bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold by Keefe, Bruyette & Woods, Inc. in the syndicated community offering will be promptly delivered to us. If the offering closes, but some or all of an interested investor's funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used. In the syndicated community offering, stock order forms will not be used.

Expiration Date of the Offering

        The offering will expire at 12:00 p.m., Eastern time, on December 22, 2006, unless we extend this period with the approval of the Massachusetts Commissioner of Banks. Subscription rights will expire then, whether or not each eligible depositor can be located. We may decide to extend the expiration date of any of the subscription offering, direct community offering and syndicated community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date, as extended, will become void. If the offering is extended beyond February 5, 2007, we will be required to resolicit subscribers before proceeding. No single extension may exceed 45 days. In no event may we extend the offering beyond July 25, 2008, which is two years after the approval of the plan of conversion by the board of trustees of Hampden Bank.

        We will not execute orders until at least the minimum number of shares in the offering range has been issued. If at least 4,866,250 shares have not been issued within 45 days after the expiration of the subscription offering and the Massachusetts Commissioner of Banks has not consented to an extension, all subscription funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Hampden Bank's passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the subscription offering expiration date is granted by the Massachusetts Commissioner of

Banks, we will notify subscribers of the extension of time and of the rights of subscribers to increase, decrease, cancel or maintain their stock orders during that time. Unless we receive an affirmative response from an investor within a designated resolicitation period, we will return all subscription funds received promptly to the investor as described above.

Limitations on Common Stock Purchases

        The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

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  No person may purchase fewer than 25 shares of common stock per stock order form;

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  Our tax qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the offering and contributed to the charitable foundation. As a tax qualified employee benefit plan, our employee stock ownership plan intends to purchase that number of shares equal to 8.0% of the sum of the number of shares sold in the offering plus the number of shares contributed to the charitable foundation;

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  No person may subscribe for more than $200,000 of common stock. In the subscription offering, no persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than this amount. Our employee stock ownership plan is not subject to this limitation;

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  No person, together with associates or persons acting in concert with such person (please see definitions of "associate" or "acting in concert" below), may purchase in all categories of the offering combined, more than the overall purchase limit of 30,000 shares, or $300,000 of common stock. Our employee stock ownership plan is not subject to this limitation; and

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  The aggregate number of shares of common stock that may be purchased in all categories of the offering by employees, officers, directors, trustees and corporators of Hampden Bancorp and Hampden Bank and their associates may not exceed 30.0% of the total shares sold in the offering and contributed to the charitable foundation.

        Depending upon market or financial conditions, the board of directors of Hampden Bancorp may increase or decrease the purchase limitations, provided that the purchase limitations (i) may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the conversion and (ii) related to our employee benefit plans may not be increased to more than 10% of the shares offered for sale. Such an increase or decrease would require the approval of the bank regulators but would not require further approval of the corporators of Hampden Bancorp unless the bank regulators so require. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit.

        In the event of an increase in the offering range of up to 15.0% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

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  with regulatory approval, to fill the employee benefit plans' subscription for up to 10.0% of the sum of the shares sold in the offering and contributed to the charitable foundation;

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  in the event that there is an oversubscription at the eligible account holder or supplemental eligible account holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

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  to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Massachusetts towns of Agawam, East Longmeadow, Hampden, Springfield, Southwick, West Springfield and Wilbraham and then to other members of the general public.

        The term "associate" of a person means:

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  any corporation or organization of which the person is an officer, partner or beneficial owner of 10.0% or more of any class of equity securities (other than Hampden Bancorp, Hampden Bancorp, MHC, Hampden Bank or a majority-owned subsidiary of any of them);

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  any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

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  any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director, trustee or officer of Hampden Bancorp, Hampden Bancorp, MHC, or Hampden Bank; and

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  any person "acting in concert" with any of the persons or entities specified above.

        The term "acting in concert" means:

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  knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

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  persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

        We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert." Persons having the same address, persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related and persons who file jointly a Schedule 13D or 13G with the Securities and Exchange Commission, will be deemed to be acting in concert unless we determine otherwise. Trustees or directors of Hampden Bancorp, Hampden Bancorp, MHC, or Hampden Bank are not treated as acting in concert solely as a result of their board membership.

Other Restrictions

        Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. Hampden Bancorp, in its sole discretion, may make reasonable efforts to comply with the securities laws of all states in the United States in which depositors entitled to subscribe for shares reside and will only offer and sell shares in states in which the offers and sales comply with such states' securities laws. However, no person will be offered or allowed to purchase any shares if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply:(i) a small number of persons otherwise eligible to purchase shares under the plan of conversion reside in such state or foreign country; (ii) the offer or sale of shares to such persons would require Hampden Bancorp or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

Plan of Distribution and Marketing Arrangements

        Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us in the offering by:

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  Acting as our financial advisor for the conversion, providing administrative services and managing the Stock Information Center;

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  Educating our employees about the stock offering;

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  Targeting our sales efforts, including assisting in the preparation of marketing materials; and

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  Soliciting orders for common stock.

        For these services, Keefe, Bruyette & Woods, Inc. will receive a conversion advisory fee of $50,000 plus a marketing agent fee equal to 1% of the aggregate purchase price of common stock sold in the subscription or community offering. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, shares contributed to Hampden Bank Charitable Foundation, or any common stock purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment, which fee along with the fee payable to selected dealers (which may include Keefe, Bruyette & Woods, Inc. for the shares it sells) for the shares they sell shall not exceed 5.5% of the aggregate dollar amount of shares sold in the syndicated offering. In the subscription and direct community offerings, Keefe, Bruyette & Woods, Inc. will also be reimbursed for its allocable expenses in an amount not to exceed $15,000 and for its legal fees in an amount not to exceed $50,000. In the event that there is a resolicitation of subscribers, Keefe, Bruyette & Woods, Inc. may be required to provide significant additional services for which they may not charge an additional administrative fee.

        We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

        After the offering, if we seek Keefe, Bruyette & Woods, Inc.'s assistance in purchasing shares of our common stock on the open market to fund our stock-based incentive plan, Keefe, Bruyette & Woods, Inc. would earn a brokerage commission on those purchases. The amount of such commission would depend on the number of shares purchased through Keefe, Bruyette & Woods, Inc. and the per share brokerage commission, which would be a negotiated amount. Although we do not have any agreement or arrangement with Keefe, Bruyette & Woods, Inc. to purchase any shares through Keefe, Bruyette & Woods, Inc.'s brokers, it is likely that we will use Keefe, Bruyette & Woods, Inc. brokers for this purpose if we are able to negotiate competitive terms.

        Some of our directors, trustees and executive officers may participate in the solicitation of offers to purchase common stock in states where the laws permit. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other of our employees may assist in the offering, but only in ministerial capacities. These employees may provide clerical work in effecting a sales transaction or may answer ministerial questions. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a building separate from our executive offices and teller counters. Investment-related questions of prospective purchasers will be directed to executive officers, trustees or directors or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit executive officers, directors, trustees and employees to participate in the sale of common stock. None of our officers, directors, trustees or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

        Prospectus Delivery.    To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus. Subscription funds will be maintained in a segregated account at Hampden Bank.

        Termination of Offering; Rejection of Orders.    We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Hampden Bank's applicable passbook savings rate from the date of receipt.

        We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

        Use of Order Forms.    In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form and full payment. We will not be required to accept orders submitted on photocopied or facsimilied stock order forms. All order forms must be received by our Stock Information Center (not postmarked) prior to 12:00 p.m. Eastern time on December 22, 2006. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, but we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so. You may submit your order form and payment in one of three ways: by mail using the reply envelope provided, by overnight delivery to the indicated address noted on the form or by hand delivery to the Stock Information Center located at 19 Harrison Avenue, Springfield, Massachusetts 01102. Order forms may not be delivered to Hampden Bank's branch offices. Once tendered, an order form cannot be modified or revoked without our consent. If you are ordering shares in the subscription offering, by signing the order form, you will represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. When entering the stock registration on your stock order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you. Furthermore, joint registration will only be allowed if the qualifying deposit account is so registered. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final. Also, by signing the order form, you will acknowledge that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Hampden Bank or the Federal government, and that you received a copy of this prospectus. Signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        Payment for Shares.    Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made only by:

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  Personal check, bank check or money order made payable directly to Hampden Bancorp, Inc. (you may not remit Hampden Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Hampden Bancorp, Inc.; or

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  Authorization of withdrawal from the types of Hampden Bank deposit account(s) provided for on the stock order form.

        In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received. Please do not overdraft your Hampden Bank account(s). Checks and money orders will be immediately cashed and placed in an escrow account at Hampden Bank and interest will be paid at Hampden Bank's passbook savings rate, calculated from the date payment is received until the conversion is completed or terminated.

        Appropriate means for designating withdrawals from deposit accounts at Hampden Bank are provided on the order form. There will be no penalty for early withdrawal. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them otherwise unavailable to the depositor during the stock offering. On your stock order form, please do not designate a withdrawal from accounts with check-writing privileges. Please submit a check instead. Funds authorized for withdrawal will continue to earn interest within the Hampden Bank account at the contract rate until the conversion is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time the conversion is completed without penalty and, thereafter, the remaining balance will earn interest at Hampden Bank's applicable passbook savings rate. You may not authorize direct withdrawal from a Hampden Bank IRA. If you wish to use funds in your Hampden Bank IRA to purchase shares of our common stock, please refer to the following section.

        Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by February 5, 2007, or the offering range is revised, in which events purchasers will be given the opportunity to increase, decrease, cancel or maintain their orders for a specified period of time.

        Our employee stock ownership plan will not be required to pay for shares purchased in the offering until completion of the offering, provided there is a loan commitment from an unrelated financial institution, Hampden Bancorp or a subsidiary capitalized by Hampden Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

        Regulations prohibit Hampden Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

        Using IRA Funds To Purchase Shares.    Owners of self-directed IRAs may be able use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at Hampden Bank. Persons who wish to use assets in IRAs maintained at Hampden Bank may not authorize direct withdrawal on the stock order form from these accounts. Prior to subscribing for shares, they must first transfer their IRA accounts to an unaffiliated trustee or custodian such as a brokerage firm. Assistance on how to transfer IRAs maintained at

Hampden Bank can be obtained from the Stock Information Center. If you are interested in using funds held in a Hampden Bank IRA or elsewhere, to purchase common stock, contact the Stock Information Center as soon as possible, preferably at least two weeks prior to December 22, 2006, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where such funds are currently held. We cannot guarantee that you will be able to use funds held in an IRA to purchase shares of common stock in the offering.

        Delivery of Stock Certificates.    Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by such persons on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Restrictions On Transfer of Subscription Rights and Shares Prior to the Conversion

        Prior to completion of the conversion, Massachusetts and Federal Reserve Board regulations and the plan of conversion prohibit any person with subscription rights, including the eligible account holders, supplemental eligible account holders, and officers, directors, corporators, trustees and employees of Hampden Bancorp or Hampden Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. In addition, illegal transfers of subscription rights, including agreements made prior to completion of the conversion to transfer shares after the conversion, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The Massachusetts regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the conversion. Upon a finding of a violation of the Massachusetts regulations, the Massachusetts Commissioner of Banks may limit subscription rights, revoke stock purchases and assess civil monetary penalties.

        We intend to report to the Massachusetts Commissioner of Banks, the Federal Reserve Board and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

        Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only and not with a view towards redistribution.

Certain Management Restrictions on Purchase Or Transfer of Our Shares After Conversion

        Shares of common stock purchased in the offering by the directors, trustees, officers and corporators of Hampden Bancorp or Hampden Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death or substantial disability, as determined by the Massachusetts Commissioner of Banks and the Federal Reserve Board, of such person, or upon the written approval of the Massachusetts Commissioner of Banks and the Federal Reserve. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is not to be recognized or effected. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.

        The directors and officers of Hampden Bancorp and Hampden Bank and their associates may not purchase Hampden Bancorp common stock for three years after the conversion is completed without the Massachusetts Commissioner of Banks and the Federal Reserve Board's approval except through a broker-dealer registered with the Securities and Exchange Commission. This restriction does not apply to negotiated transactions involving more than 1.0% of Hampden Bancorp's outstanding common stock or to stock purchases under a stock-based incentive plan. The directors and officers also will be restricted by the insider trading rules and other applicable requirements of the federal securities laws.

        Under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Stock Information Center

        If you have any questions regarding the stock offering, you may call our Stock Information Center at (413) 452-5138, Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern time. You may also visit our Stock Information Center, which is located at 19 Harrison Avenue, Springfield, Massachusetts 01102, Massachusetts. Our branch banking offices will not have offering materials and cannot accept completed order forms. The Stock Information Center will be closed on weekends and bank holidays.

Tax Aspects of the Conversion

        Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Massachusetts tax laws, that no gain or loss will be recognized by Hampden Bancorp, MHC, Hampden Bank or Hampden Bancorp, Inc. as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Hampden Bancorp, MHC, Hampden Bank, Hampden Bancorp, Inc. and persons receiving subscription rights.

        Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has issued an opinion to Hampden Bancorp, MHC, Hampden Bank and Hampden Bancorp, Inc. that, for federal income tax purposes:

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  the merger of Hampden Bancorp, MHC with and into Hampden Bank (the "MHC Merger") will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code;

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  Hampden Bancorp, MHC will not recognize any gain or loss as a result of the MHC Merger or on the transfer of its assets to Hampden Bank in exchange for an interest in the liquidation account established in the Hampden Bank for the benefit of the Eligible Account Holders and the Supplemental Eligible Account Holders who remain depositors of Hampden Bank;

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  no gain or loss will be recognized by Hampden Bank as a result of the MHC Merger or upon the receipt of the assets of Hampden Bank, MHC in the MHC Merger in exchange for the transfer to the Eligible Account Holders and the Supplemental Eligible Account Holders of an interest in the liquidation account;

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  the Eligible Account Holder and the Supplemental Eligible Account Holders will recognize no gain or loss as a result of the MHC merger or upon the receipt of interests in the liquidation account in Hampden Bank in exchange for their liquidation interests in Hampden Bank, MHC;

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  Hampden Bancorp, Inc. will recognize no gain or loss upon the receipt of cash in the Offerings in exchange for shares of its common stock;

  •
  Hampden Bancorp, Inc. will recognize no gain or loss upon the transfer of a portion of the net proceeds received by it in the offerings to Hampden Bank in exchange for common stock of Hampden Bank;

  •
  Hampden Bancorp will recognize no gain or loss upon the receipt of the contributed offering proceeds from Hampden Bancorp, Inc. in exchange for common stock of Hampden Bank; and

  •
  it is more likely than not that the fair market value of the subscription rights to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and other persons is zero, and accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and such other persons upon the issuance to them of the subscription rights or upon the exercise of the subscription rights.

        The opinion set forth in the last paragraph above is based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Hampden Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

        We have received an opinion from Wolf & Company, P.C. that the material Massachusetts income tax consequences of the conversion are consistent with the federal income tax consequences.

        Unlike a tax ruling, a tax opinion has no binding effect on the IRS or the Commonwealth of Massachusetts, or official status of any kind, and the IRS or the Commonwealth of Massachusetts could disagree with the conclusions reached in such opinion. If such disagreement existed, no assurances can be given that the conclusions reached in such opinions would be sustained by a court of law.

        The opinions of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Wolf & Company, P.C. are filed as exhibits to the registration statement that Hampden Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

Accounting Treatment

        The conversion will be accounted for at historical cost on accord with accounting principles generally accepted on the United States. Accordingly, the carrying value of the assets, liabilities and capital will be unaffected by the conversion and stock offering and will be reflected in our consolidated financial statements based on their historical amounts.

Hampden Bank Charitable Foundation

General

        In 2002, Hampden Bank established Hampden Savings Foundation, a charitable foundation. In furtherance of our commitment to the communities we serve, we intend to establish a new charitable foundation, Hampden Bank Charitable Foundation, in connection with the conversion. The new foundation will be established as a non-stock corporation and will be funded with an initial contribution of a number of shares of our authorized but unissued common stock in an amount equal to 5.0% of the number of shares sold in the offering. The contribution of common stock to Hampden Bank Charitable Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of Hampden Bancorp in fiscal 2007, the year in which the foundation is established. In addition, the amount of common stock that we would offer for sale would be greater if the conversion were to be completed without the formation of Hampden Bank Charitable Foundation. The contribution of the common stock to Hampden Bank Charitable Foundation will not be included in determining whether the minimum number of shares of common stock (4,866,250) has been sold in order to complete the offering.

Purpose of Hampden Bank Charitable Foundation

        The purpose of Hampden Bank Charitable Foundation is to enhance the activities of the Hampden Savings Foundation, to provide funding to support charitable causes and community development activities within the communities in which Hampden Bank maintains its headquarters or a branch office. Hampden Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes. We believe that Hampden Bank Charitable Foundation will enable us to further assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

        We further believe that the funding of Hampden Bank Charitable Foundation with shares of Hampden Bancorp common stock will allow our community to share in the potential growth and success of Hampden Bank long after the conversion. Hampden Bank Charitable Foundation will accomplish that goal by providing for continued ties between it and the communities in which Hampden Bank has its headquarters or a branch office.

Structure of the Charitable Foundation

        Hampden Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. Initially, Hampden Bank Charitable Foundation's board of directors will be comprised of individuals that are directors or officers of Hampden Bancorp or Hampden Bank. The certificate of incorporation of Hampden Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Hampden Bank Charitable Foundation's certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

        The initial board of directors of Hampden Bank Charitable Foundation will include Thomas R. Burton, Robert A. Massey, Eddie Wright, Lynn Bunce, Nancy Mirkin and another individual from our local community who is not affiliated with Hampden Bancorp or Hampden Bank. The board of directors of Hampden Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Hampden Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of Hampden Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of the shares of common stock of Hampden Bancorp held by the foundation. However, as required by regulatory authorities, all shares of common stock held by Hampden Bank Charitable Foundation will be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Hampden Bancorp.

        Hampden Bank Charitable Foundation's place of business will be located at our administrative offices. The board of directors of Hampden Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act, Regulation W thereunder and other regulations governing transactions between Hampden Bank and the foundation.

        Hampden Bank Charitable Foundation will receive working capital from:

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  any dividends that may be paid on Hampden Bancorp's shares of common stock in the future;

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  within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

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  the proceeds of the sale of any of the shares of common stock in the open market from time to time.

        As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Hampden Bank Charitable Foundation generally will be required to distribute annually in grants or donations a minimum of 5.0% of the average fair market value of its net investment assets. One of the conditions to be imposed on the gift of common stock is that the amount of common stock that may be sold by Hampden Bank Charitable Foundation in any one year shall not exceed 5.0% of the market value of the assets held by Hampden Bank Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

        Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Hampden Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Hampden Bank Charitable Foundation files its application for tax-exempt status within 27 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Hampden Bank Charitable Foundation's tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Hampden Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

        We are authorized under federal and Massachusetts law to make charitable contributions and currently do so through Hampden Savings Foundation. We believe that the conversion presents a unique opportunity to enhance these activities by establishing and funding a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to Hampden Bank Charitable Foundation on the amount of common stock to be sold in the offering. See "Capitalization," "Regulatory Capital Compliance, " and "Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation." The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

        We have received an opinion from our independent tax advisor that our contribution of our stock to Hampden Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that Hampden Bank Charitable Foundation is required to pay us for such stock. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to Hampden Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible under federal law over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to Hampden Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

        Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Hampden Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Hampden Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See "Risk Factors—Risks Related to the Formation of the Charitable Foundation—Our Contribution to Hampden Bank Charitable Foundation may not be tax deductible, which could hurt our profits."

        As a private foundation, net income is generally exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Hampden Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Hampden Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

        Establishment of Hampden Bank Charitable Foundation may be subject to conditions to be agreed to by Hampden Bank Charitable Foundation as a condition to receiving the Massachusetts Commissioner of Bank's and Federal Reserve Board's approval of the conversion, including but not limited to:

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  the foundation must be dedicated to charitable purposes within the communities in which Hampden Bank maintains its headquarters or a branch office;

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  the foundation must vote its shares in the same ratio as all other holders of shares;

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  the Massachusetts Division of Banks and Federal Reserve Board can examine the foundation;

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  the foundation must comply with all supervisory directives or regulatory bulletins imposed by the Massachusetts Division of Banks and Federal Reserve Board;

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  the foundation will operate according to written policies adopted by its board of directors, including a business plan and a conflict of interest policy;

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  the foundation will provide annual reports to the Massachusetts Division of Banks and Federal Reserve Board describing the grants made and the grant recipients; and

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  the foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.

Restrictions on Acquisition of Hampden Bancorp
and Hampden Bank

General

        Hampden Bancorp, Inc.'s certificate of incorporation and bylaws, which will become effective upon completion of the conversion, contain certain provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts by impeding efforts to acquire Hampden Bancorp, Inc. or stock purchases in furtherance of such an acquisition. Such provisions will also make it more difficult to remove the board and Hampden Bancorp, Inc.'s management. Certain state and federal laws and our employee stock ownership plan could have a similar effect.

        Although we are not aware of any effort that might be made to obtain control of Hampden Bancorp, Inc. or Hampden Bank following the conversion, we believe, as discussed below, that it is appropriate to include certain provisions in the certificate of incorporation and bylaws of Hampden Bancorp, Inc. to protect the interests of Hampden Bancorp, Inc. and its stockholders from takeovers that the board might conclude are not in the best interest of Hampden Bank, Hampden Bancorp, Inc. or Hampden Bancorp, Inc.'s stockholders.

        These provisions will also increase protections available to Hampden Bancorp, Inc. against transactions that, although not resulting in an acquisition of a majority of Hampden Bancorp, Inc.'s capital stock, nevertheless may harm Hampden Bancorp, Inc. and its stockholders by disrupting Hampden Bank' operations and management and by causing Hampden Bancorp, Inc. to incur substantial expenses.

        The following is a general summary of the material provisions of Hampden Bancorp, Inc.'s certificate of incorporation and bylaws and of certain provisions of the employee stock ownership plan and certain laws that may have an "anti-takeover" effect. The descriptions are necessarily general and, with respect to provisions contained in the certificate of incorporation and bylaws, reference should be made to the document in question, each of which is part of Hampden Bancorp, Inc.'s application to the Massachusetts Commissioner of Banks and Registration Statement on Form S-1 filed with the SEC.

Provisions in Hampden Bancorp, Inc.'s Certificate of Incorporation and Bylaws

        General.    The following discussion is a general summary of the material provisions of Hampden Bancorp, Inc.'s certificate of incorporation and bylaws and other statutory and regulatory provisions relating to stock ownership and transfers, the board of directors and business combinations, which might be deemed to have a potential anti-takeover effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders of Hampden Bancorp, Inc. may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of Hampden Bancorp, Inc. more difficult.

        The following description of provisions of the certificate of incorporation and bylaws of Hampden Bancorp, Inc. is necessarily general and reference should be made in each case to such certificate of incorporation and bylaws, which are incorporated herein by reference. See "Where You Can Find More Information" on page 145 as to how to obtain a copy of these documents.

        Limitation on Voting Rights.    The certificate of incorporation of Hampden Bancorp, Inc. provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined by Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended. That definition includes shares beneficially owned by such person or any of his or her affiliates (as defined in the certificate of incorporation), shares which such person or his or her affiliates have the right to acquire under any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his affiliates have sole or shared voting or investment power, but shall not include shares under a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such person and his or her affiliates. No director or officer (or any affiliate thereof) of Hampden Bancorp, Inc. shall, solely by reason of such director or officer acting in his or her capacity as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the ESOP or any similar plan of Hampden Bancorp, Inc. or Hampden Bank or any director with respect thereto (solely by reason of such director's capacity) be deemed to beneficially own any shares held under any such plan. The certificate of incorporation of Hampden Bancorp, Inc. further provides that the provisions limiting voting rights may only be amended upon the vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon (after giving effect to the provision limiting voting rights).

        The certificate of incorporation of Hampden Bancorp, Inc. provides that the Board of Directors of Hampden Bancorp, Inc. has the power to construe and apply the provisions of the certificate of incorporation relating to the limitation on voting rights. In addition, any such constructions, applications or determinations made by the board of directors in good faith and on the basis of reasonably available information and assistance shall be conclusive and binding upon Hampden Bancorp, Inc. and its stockholders. The certificate of incorporation also provides that the board of directors of Hampden Bancorp, Inc. has the right to demand that any person who may beneficially own more than the Limit supply Hampden Bancorp, Inc. with information as to the record ownership of all shares beneficially owned by such person and any other relevant factual matter reasonably requested. Our counsel has advised us that such provisions are not included in its legal opinion regarding the validity of the shares of Hampden Bancorp, Inc. to be issued in the conversion, but that even if such provisions would not be given effect by a court applying Delaware law, this would not affect the validity of the issuance of such shares.

        Board of Directors.    The board of directors of Hampden Bancorp, Inc. is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. Hampden Bancorp, Inc.'s bylaws provide that the size of the board shall be determined by a majority of the board. The certificate of incorporation and the bylaws provide that any vacancy occurring in the board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Hampden Bancorp, Inc. Directors may be removed by the stockholders only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon.

        In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire board, with or without cause, and replace it with persons of such holders' choice.

        Cumulative Voting, Special Meetings and Action by Written Consent.    The certificate of incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of Hampden Bancorp, Inc. may be called only by a resolution adopted by a majority of the whole board of directors of Hampden Bancorp, Inc. The certificate of incorporation prohibits actions to be taken by the stockholders of Hampden Bancorp, Inc. by written consent in lieu of a meeting.

        Authorized Shares.    The certificate of incorporation authorizes the issuance of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. See "Description of Hampden Bancorp Capital Stock" on page 143. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Hampden Bancorp, Inc.'s board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Hampden Bancorp, Inc. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Hampden Bancorp, Inc.'s board of directors currently has no plans for the issuance of additional shares, other than the issuance of shares in the conversion, including shares contributed to the foundation, and the issuance of additional shares upon exercise of stock options.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders.

        The certificate of incorporation requires the approval of the holders of at least 80% of Hampden Bancorp, Inc.'s outstanding shares of voting stock entitled to vote to approve certain "Business Combinations" with an "Interested Stockholder," and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Hampden Bancorp, Inc. and any other affected class of stock, unless Hampden Bancorp, Inc. has stock that is listed on a national securities exchange or on the Nasdaq Stock Market or held of record by more than 2,000 stockholders, in which case Delaware's business combination statute would also apply.

        Under the certificate of incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any business combination involving an Interested Stockholder (as defined below) except (1) in cases where the proposed transaction has been approved by a majority of those members of Hampden Bancorp, Inc.'s board of directors who are unaffiliated with the Interested Stockholder and were directors before the time when the Interested Stockholder became an Interested Stockholder ("Disinterested Directors") or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. Under the certificate of incorporation, a majority of Disinterested Directors has the power and duty to interpret all the terms of the certificate of incorporation relating to business combinations. Our counsel has advised us that such provisions are not included in its legal opinion regarding the validity of the shares of Hampden Bancorp, Inc. to be issued in the conversion, but that even if such provisions would not be given effect by a court applying Delaware law, this would not affect the validity of the issuance of such shares.

        Definition of "Interested Stockholder."    The term "Interested Stockholder" is defined in the certificate of incorporation to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than Hampden Bancorp, Inc. or any of its subsidiaries or any employee stock ownership plan formed by Hampden Bancorp, Inc. or any of its subsidiaries) who or which is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of voting stock of Hampden Bancorp, Inc. (without giving effect to the provisions limiting voting rights) or who is an affiliate of Hampden Bancorp, Inc. and within the two preceding years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of voting stock of Hampden Bancorp, Inc. (without giving effect to the provisions limiting voting rights), or who succeeded to any shares owned by an Interested Stockholder within the preceding two years.

        Definition of "Business Combination."    The term "Business Combination" is defined in the certificate of incorporation to include: (1) any merger or consolidation of Hampden Bancorp, Inc. or any of its subsidiaries with any Interested Stockholder or Affiliate of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate thereof of 25% or more of the assets of Hampden Bancorp, Inc. or combined assets of Hampden Bancorp, Inc. and its subsidiary; (3) the issuance or transfer to any Interested Stockholder or its Affiliate by Hampden Bancorp, Inc. (or any subsidiary) of any securities of Hampden Bancorp, Inc. (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Hampden Bancorp, Inc. except for any issuance or transfer pursuant to an employee benefit plan of Hampden Bancorp, Inc. (or any subsidiary); (4) the adoption of any plan for the liquidation or dissolution of Hampden Bancorp, Inc. proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (5) any reclassification of securities, recapitalization, merger or consolidation of Hampden Bancorp, Inc. with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Hampden Bancorp, Inc. or subsidiary owned directly or indirectly, by an Interested Stockholder or Affiliate thereof.

        Definition of "Affiliate."    The certificate of incorporation states that the term "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of filing of the certificate of incorporation. Rule 12b-2 states that an "affiliate" of a specified person is a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the specified person. The term "control" is defined by Rule 12b-2 as the direct or indirect possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

        Potential Anti-Takeover Effect.    The trustees, directors and executive officers of Hampden Bancorp, Inc. and Hampden Bank are expected to subscribe for a number of shares equal to approximately 3.3% of the sum of the number of shares of the common stock to be sold in the conversion based on the midpoint of the Estimated Price Range plus the number of shares issued to the Hampden Bank Charitable Foundation. In addition, the ESOP intends to purchase 8.0% of the sum of the shares sold in the offering plus the shares issued to the Hampden Bank Charitable Foundation. Additionally, if stockholders approve the proposed equity incentive plan, Hampden Bancorp, Inc. expects to acquire 4% of the common stock issued in connection with the conversion, including shares issued to the Hampden Bank Foundation, on behalf of the Stock-Based Incentive Plan and expects to issue options to purchase up to 10% of the sum of the shares sold in the offering plus the shares issued to the Hampden Bank Charitable Foundation, under the equity incentive plan to directors and executive officers. As a result, directors, executive officers and employees may control the voting of approximately 25.3% of Hampden Bancorp, Inc.'s common stock on a diluted basis at the midpoint of the Estimated Price Range, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of Hampden Bancorp, Inc.'s outstanding shares of voting stock described herein above.

        Evaluation of Offers.    The certificate of incorporation of Hampden Bancorp, Inc. further provides that the board of directors of Hampden Bancorp, Inc., when evaluating any offer of another Person (as defined therein) to (1) make a tender or exchange offer for any equity security of Hampden Bancorp, Inc., (2) merge or consolidate Hampden Bancorp, Inc. with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Hampden Bancorp, Inc., may, in connection with the exercise of its judgment in determining what is in the best interest of Hampden Bancorp, Inc. and the stockholders of Hampden Bancorp, Inc., give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including Hampden Bank) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: Hampden Bancorp, Inc.'s present and future customers and employees and those of its subsidiaries (including Hampden Bank); the communities in which Hampden Bancorp, Inc. and its subsidiaries (including Hampden Bank) operate or are located; the ability of Hampden Bancorp, Inc. to fulfill its corporate objectives as a savings bank holding company; and the ability of its subsidiary savings institution to fulfill the objectives of a stock form savings institution under applicable statutes and regulations. By having these standards in the certificate of incorporation of Hampden Bancorp, Inc., the board of directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of Hampden Bancorp, Inc., even if the price offered is significantly greater than the then market price of any equity security of Hampden Bancorp, Inc. Our counsel has advised us that such provisions are not included in its legal opinion regarding the validity of the shares of Hampden Bancorp, Inc. to be issued in the conversion, but that even if such provisions would not be given effect by a court applying Delaware law, this would not affect the validity of the issuance of such shares.

        Amendment of Certificate of Incorporation and Bylaws.    Amendments to Hampden Bancorp, Inc.'s certificate of incorporation must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock (and in the case of certain amendments affecting rights of a particular class of stock, a majority of such class), provided, however, that an affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal specific provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by Hampden Bancorp, Inc. and amendment of Hampden Bancorp, Inc.'s bylaws and certificate of incorporation. Hampden Bancorp, Inc.'s bylaws may be amended by a majority of the whole board of directors, or by a vote of the holders of at least 80% (after giving effect to the provision limiting voting rights) of the total votes eligible to be voted at a duly constituted meeting of stockholders.

        Bylaw Provisions.    The bylaws of Hampden Bancorp, Inc. also require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at an annual stockholders' meeting to give at least 90 days' advance notice to the Secretary of Hampden Bancorp, Inc.; provided, however, that in the event that less than 100 days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice provision requires a stockholder who desires to raise new business to provide information to Hampden Bancorp, Inc. concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Hampden Bancorp, Inc. with information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of Hampden Bancorp, Inc.'s Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion

        The provisions described above are intended to reduce Hampden Bancorp, Inc.'s vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by members of its board of directors. Provisions of the equity incentive plan are expected to provide for accelerated benefits to participants if a change in control of Hampden Bancorp, Inc. or Hampden Bank occurs or a tender or exchange offer for their stock is made. See "Our Management—Benefit Plans—Stock-Based Incentive Plan" on page 98. Hampden Bancorp, Inc. and Hampden Bank have also entered into agreements with key officers and intend to establish the Severance Compensation Plan which will provide such officers and eligible employees with additional payments and benefits on the officer's termination in connection with a change in control of Hampden Bancorp, Inc. or Hampden Bank. See "Our Management—Executive Compensation" beginning on page 92. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of Hampden Bank. Additionally, the provisions could deter offers to acquire the outstanding shares of Hampden Bancorp, Inc. which might be viewed by stockholders to be in their best interests.

        Hampden Bancorp, Inc.'s board of directors believes that the provisions of the certificate of incorporation and bylaws are in the best interest of Hampden Bancorp, Inc. and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Hampden Bancorp, Inc. and its stockholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

Provisions in Hampden Bank's New Charter and Bylaws

        Although the board of directors of Hampden Bank is not aware of any effort that might be made to obtain control of Hampden Bank after the conversion, the board of directors believes that it is appropriate to adopt provisions permitted by Massachusetts General Laws to protect the interests of Hampden Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of Hampden Bancorp, Inc., as Hampden Bank's sole stockholder. See "Risk Factors—Risks Related to Our Business—Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers" on page 28.

        Hampden Bank's charter will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of Hampden Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the conversion. If shares are acquired in violation of this provision of Hampden Bank's charter, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This limitation shall not apply to Hampden Bancorp, Inc. or any future transaction in which Hampden Bank forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than by the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by an employee stock benefit plan. If holders of revocable proxies for more than 10% of the shares of the common stock of Hampden Bancorp, Inc. seek, among other things, to elect one-third or more of Hampden Bancorp, Inc.'s board of directors, to cause Hampden Bancorp, Inc.'s stockholders to approve the acquisition or corporate reorganization of Hampden Bancorp, Inc. or to exert a continuing influence on a material aspect of the business operations of Hampden Bancorp, Inc., which actions could indirectly result in a change in control of Hampden Bank, the board of directors of Hampden Bank will be able to assert this provision of Hampden Bank's charter against such holders.

Although the board of directors of Hampden Bank is not currently able to determine when and if it would assert this provision of Hampden Bank's charter, the board, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of Hampden Bank, Hampden Bancorp, Inc. and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of Hampden Bank indirectly through a change in control of Hampden Bancorp, Inc.

        Further, Hampden Bank's charter will contain a provision whereby the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any Business Combination (as defined below) involving an Interested Shareholder (as defined below) except: (1) in cases where the proposed transaction has been approved by a majority of those members of Hampden Bank's board of directors who are unaffiliated with the Interested Shareholder and were directors before the time when the Interested Shareholder became an Interested Shareholder; or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. The term "Business Combination" will be defined to include: (1) any merger or consolidation of Hampden Bank with any Interested Stockholder or affiliate of an Interested Shareholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder; (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or affiliate of assets of Hampden Bank having an aggregate fair market value of $100,000 or more; (3) the issuance or transfer to any Interested Shareholder or its affiliate by Hampden Bank of any securities of Hampden Bank in exchange for any cash, securities or other property with a fair market value of $100,000 or more; (4) the adoption of any plan for the liquidation or dissolution of Hampden Bank proposed by or on behalf of any Interested Shareholder or affiliate thereof; and (5) any reclassification of securities, recapitalization, merger or consolidation of Hampden Bank which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Hampden Bank owned directly or indirectly by an Interested Shareholder or affiliate thereof. The term "Interested Shareholder" is defined in the certificate of incorporation to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than Hampden Bancorp, Inc. or any of its subsidiaries or any employee stock ownership plan formed by Hampden Bancorp, Inc. or any of its subsidiaries) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Hampden Bancorp, Inc. or who is an affiliate of Hampden Bancorp, Inc. and within the two preceding years was the beneficial owner directly or indirectly of 10% or more of the outstanding shares of voting stock of Hampden Bancorp, Inc. (without giving effect to the provisions limiting voting rights), or who succeeded to any shares owned by an Interested Shareholder within the preceding two years.

        Stockholders holding less than a majority of all outstanding capital stock of Hampden Bank will not be permitted to call a special meeting of stockholders. In addition, stockholders will not be entitled to cumulate their votes in the election of directors, and Hampden Bank' bylaws provide for the election of three classes of directors to staggered terms. The staggered terms of the board of directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the board of directors since only one-third of the board is elected each year. The purpose of these provisions is to assure stability and continuity of management of Hampden Bank in the years immediately following the conversion.

        Finally, Hampden Bank's charter will provide for the issuance of shares of preferred stock on such terms, including conversion and voting rights, as may be determined by Hampden Bank's board of directors without stockholder approval. Although Hampden Bank has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the board believes that the availability of such shares will provide Hampden Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. If a proposed merger, tender offer or other attempt to gain control of Hampden Bank occurs of which management does not approve, the board can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The board does not intend to issue any preferred stock except on terms which the board deems to be in the best interest of Hampden Bank and its then existing stockholders.

        Employee Stock Ownership Plan.    The Hampden Bank employee stock ownership plan, which expects to purchase that number of shares equal to 8.0% of the sum of shares sold in the offering plus the number of shares contributed to the Hampden Bank Charitable Foundation, contains certain provisions permitting participating employees to direct the voting of shares held in the plan. Such provisions may be considered to have anti-takeover effects. See "Our Management—Benefit Plans—Employee Stock Ownership Plan."

Statutory and Regulatory Restrictions

        Federal Change in Bank Control Act.    Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "person" includes an individual, corporation, partnership, and various other entities. In addition, a person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if specified factors are present, such as having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which will be the case with Hampden Bancorp.

        Accordingly, the filing of a notice with the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Hampden Bancorp, unless the individual files a rebuttal of control that is accepted by the Federal Reserve Board. The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds.

        Federal Bank Holding Company Act.    Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and "control" of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act.

        Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required:

  •
  before any bank holding company could acquire 5% or more of the common stock of Hampden Bancorp; and

  •
  before any other company could acquire 25% or more of the common stock of Hampden Bancorp, or otherwise acquire control.

        Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of Hampden Bancorp. See "Regulation and Supervision."

        Massachusetts Banking Law.    Massachusetts banking law also prohibits any "company," defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25% or more of the voting stock of two or more banking institutions without the prior approval of the Massachusetts Board of Bank Incorporation. Additionally, an out-of-state company that already directly or indirectly controls voting power of 25% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation. Finally, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual savings bank without prior written approval of the Massachusetts Commissioner of Banks.

        Delaware General Corporation Law.    The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impending the ability of a hostile acquirer to engage in certain transactions with the target company.

        In general, Section 203 provides that a "person" who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate an acquisition or other business combination transaction with such corporation at any time during the three-year period following the date such "person" acquired 15% of the outstanding voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

        The statute exempts the following transactions from the requirements of Section 203:

  (1)
  Any business combination if, prior to the date a person acquired 15% of the voting stock, the board of directors approved either the business combination of the transaction which resulted in the stockholder acquiring 15%;

  (2)
  Any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans);

  (3)
  Any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

  (4)
  Certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

        A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not be governed by Section 203 of the Delaware General Corporation law. At the present time, the board of directors does not intend to propose any such amendment.

Description of Hampden Bancorp Capital Stock

        The common stock of Hampden Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

General

        Hampden Bancorp is authorized to issue 25,000,000 shares of common stock and 5,000,000 shares of preferred stock, each having a par value $0.01 per share. Each share of Hampden Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Hampden Bancorp will not issue any shares of preferred stock in the conversion.

Hampden Bancorp Common Stock

        Voting Rights.    After the conversion, the holders of common stock of Hampden Bancorp will possess exclusive voting rights in Hampden Bancorp. They will elect Hampden Bancorp's board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in "Restrictions on Acquisition of Hampden Bancorp and Hampden Bank," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Hampden Bancorp issues preferred stock, holders of Hampden Bancorp preferred stock may also possess voting rights.

        Dividends.    Holders of Hampden Bancorp common stock will be entitled to receive and share equally in such dividends as the board of directors of Hampden Bancorp may declare out of funds legally available for such payments. If Hampden Bancorp issues preferred stock, holders of such stock may have a priority over holders of common stock with respect to the payment of dividends. State and federal laws and regulations place limitations on the payment of dividends. See "Our Dividend Policy."

        Liquidation or Dissolution.    In the event of a liquidation or dissolution of Hampden Bancorp, holders of Hampden Bancorp common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of Hampden Bancorp (including all deposits in Hampden Bank and accrued interest thereon) and after distribution of the liquidation account established upon the completion of the conversion for the benefit of eligible account holders and supplemental eligible account holders who continue their deposit accounts at Hampden Bank, all assets of Hampden Bancorp available for distribution. If Hampden Bancorp issues preferred stock, holders of such stock may have a senior interest over holders of common stock in such a distribution.

        No Preemptive or Redemption Rights.    Holders of Hampden Bancorp common stock will not have preemptive rights with respect to any shares of the capital stock of Hampden Bancorp that may be issued. The common stock cannot be redeemed.

Preferred Stock

        Hampden Bancorp's board of directors may, without shareholder approval but subject to certain regulatory approvals, reclassify any unissued shares of common stock into one or more series of preferred stock and designate and issue one or more series of preferred stock, establish the number of shares in each such series, fix and state the voting powers, designations, preferences and the relative or special rights or privileges of the shares of any series so established and the qualifications thereon without further vote or action by the shareholders. Any issuance of preferred stock could have an adverse effect on the voting and other rights of holders of common stock. Each series of preferred stock issued after the conversion may rank senior to shares of common stock with respect to dividend rights and liquidation preferences, may have full, limited or no voting rights and may be convertible into shares of common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for Hampden Bancorp's common stock will be Registrar and Transfer Company.

Registration Requirements

        Hampden Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

        The legality of the common stock has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. The federal tax consequences of the conversion have been opined upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. The Massachusetts state income tax consequences of the conversion have been opined upon by Wolf & Company, P.C., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Wolf & Company, P.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Nutter, McClennen & Fish LLP, Boston, Massachusetts.

Experts

        The consolidated financial statements of Hampden Bancorp, MHC at June 30, 2006 and 2005 and for the three years ended June 30, 2006 appearing in this prospectus and registration statement have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and elsewhere in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        RP Financial, LC. has consented to the summary in this prospectus of its report to Hampden Bank setting forth its opinion as to the estimated pro forma market value of Hampden Bancorp and Hampden Bank, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

        Hampden Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the conversion, including the shares to be contributed to Hampden Bank Charitable Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission's public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

        Hampden Bank has filed applications for approval of the conversion with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. Hampden Bancorp has filed a bank holding application with the Federal Reserve Board. This prospectus omits certain information contained in the applications. The application for conversion may be inspected, without charge, at the offices of the Massachusetts Commissioner of Banks, One South Station, Boston, Massachusetts 02110 and at the offices of the Federal Deposit Insurance Corporation, 15 Braintree Hill Office Park, Braintree, Massachusetts 02184. The bank holding company application may be examined at the offices of the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts 02210.

        A copy of the plan of conversion and Hampden Bancorp's articles of incorporation and bylaws are available without charge from Hampden Bank and at the main office of Hampden Bank.

HAMPDEN BANCORP, MHC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee
Hampden Bancorp, MHC
Springfield, Massachusetts

We have audited the consolidated balance sheets of Hampden Bancorp, MHC and subsidiary as of June 30, 2006 and 2005, and the related consolidated statements of income, changes in retained earnings and cash flows for each of the years in the three-year period ended June 30, 2006. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hampden Bancorp, MHC and subsidiary as of June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
August 3, 2006

HAMPDEN BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30,
	2006	2005
	(In Thousands)
ASSETS
Cash and due from banks	$12,770	$8,174
Federal funds sold and other short-term investments	2,091	595

Cash and cash equivalents	14,861	8,769
Securities available for sale, at fair value	110,761	119,934
Federal Home Loan Bank of Boston stock, at cost	5,273	4,072
Loans held for sale	321	—
Loans, net of allowance for loan losses of $3,695 in 2006 and $3,644 in 2005	317,881	269,269
Premises and equipment, net	4,614	4,553
Accrued interest receivable	1,807	1,552
Deferred tax asset	3,448	2,189
Bank-owned life insurance	8,497	8,195
Other assets	1,323	1,095

	$468,786	$419,628

LIABILITIES AND RETAINED EARNINGS
Deposits	$322,714	$311,208
Securities sold under agreements to repurchase	11,235	7,711
Short-term borrowings	19,000	10,500
Long-term debt	80,824	53,284
Other secured borrowings	—	2,383
Mortgagors' escrow accounts	573	509
Accrued expenses and other liabilities	3,166	2,004

Total liabilities	437,512	387,599

Commitments and contingencies (Note 12)
Retained Earnings	33,627	32,607
Accumulated other comprehensive loss	(2,353)	(578)

Total retained earnings	31,274	32,029

	$468,786	$419,628

The accompanying notes are an integral part of these consolidated financial statements.

HAMPDEN BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Interest and dividend income:
Loans, including fees	$18,040	$15,355	$13,844
Debt securities	5,147	4,875	6,016
Dividends	188	112	116
Federal funds sold and other short-term investments	53	85	98

Total interest and dividend income	23,428	20,427	20,074

Interest expense:
Deposits	8,435	6,695	7,603
Borrowings	3,905	2,415	2,109

Total interest expense	12,340	9,110	9,712

Net interest income	11,088	11,317	10,362
Provision for loan losses	150	200	300

Net interest income, after provision for loan losses	10,938	11,117	10,062

Non-interest income:
Customer service fees	880	810	746
(Loss)/gain on sales of securities, net	(2)	3	494
Gain on sales of loans	25	143	13
Increase in cash surrender value of life insurance	302	282	369
Other	221	202	203

Total non-interest income	1,426	1,440	1,825

Non-interest expense:
Salaries and employee benefits	6,669	5,924	5,746
Occupancy and equipment	1,275	1,099	1,081
Data processing services	680	747	725
Advertising	622	808	652
Other general and administrative	1,821	1,393	1,731

Total non-interest expense	11,067	9,971	9,935

Income before income taxes	1,297	2,586	1,952
Provision for income taxes	277	768	585

Net income	$1,020	$1,818	$1,367

The accompanying notes are an integral part of these consolidated financial statements.

HAMPDEN BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS

Years Ended June 30, 2006, 2005 and 2004

	Retained Earnings	Accumulated Other Comprehensive Income/Loss	Total
	(In Thousands)
Balance at June 30, 2003	$29,422	$1,667	$31,089

Comprehensive loss:
Net income	1,367	—	1,367
Change in net unrealized gain/loss on securities available for sale, net of reclassification adjustment and tax effects	—	(2,373)	(2,373)

Total comprehensive loss			(1,006)

Balance at June 30, 2004	30,789	(706)	30,083

Comprehensive income:
Net income	1,818	—	1,818
Change in net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	128	128

Total comprehensive income			1,946

Balance at June 30, 2005	32,607	(578)	32,029

Comprehensive loss:
Net income	1,020	—	1,020
Change in net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	(1,775)	(1,775)

Total comprehensive loss			(755)

Balance at June 30, 2006	$33,627	$(2,353)	$31,274

The accompanying notes are an integral part of these consolidated financial statements.

HAMPDEN BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Cash flows from operating activities:
Net income	$1,020	$1,818	$1,367
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	150	200	300
Net amortization of securities	209	840	576
Depreciation and amortization	589	569	537
Loss/gain on sales of securities, net	2	(3)	(494)
Loans originated for sale	(7,931)	(4,777)	(15,044)
Proceeds from loan sales	7,635	6,713	13,264
Gain on sales of loans	(25)	(143)	(13)
Increase in cash surrender value of bank-owned life insurance	(302)	(282)	(369)
Deferred tax benefit	(191)	(151)	(12)
Net change in:
Accrued interest receivable	(255)	(42)	419
Other assets	(228)	169	(274)
Accrued expenses and other liabilities	1,162	643	315

Net cash provided by operating activities	1,835	5,554	572

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	9,183	5,994	10,734
Maturities and calls	3,098	9,175	19,991
Principal payments	23,038	26,323	58,511
Purchases	(29,200)	(41,174)	(53,689)
Purchase of Federal Home Loan Bank stock	(1,201)	(752)	(726)
Loans originated, net of principal payments received	(48,762)	(21,359)	(33,781)
Purchase of premises and equipment	(650)	(360)	(588)

Net cash (used) provided by investing activities	(44,494)	(22,153)	452

Cash flows from financing activities:
Net change in deposits	11,506	(5,845)	(14,606)
Net change in repurchase agreements	3,524	3,994	(263)
Net change in other secured borrowings	(2,383)	2,383	—
Net change in short-term borrowings	8,500	(5,635)	16,135
Proceeds from issuance of long-term debt	86,042	19,613	24,723
Repayment of long-term debt	(58,502)	(8,035)	(24,349)
Increase in mortgagors' escrow accounts	64	15	8

Net cash provided by financing activities	48,751	6,490	1,648

Net change in cash and cash equivalents	6,092	(10,109)	2,672
Cash and cash equivalents at beginning of year	8,769	18,878	16,206

Cash and cash equivalents at end of year	$14,861	$8,769	$18,878

Supplemental cash flow information:
Interest paid on deposits	$8,435	$6,695	$7,603
Interest paid on repurchase agreements	304	101	28
Interest paid on borrowings	3,456	2,284	2,079
Income taxes paid	677	949	430

The accompanying notes are an integral part of these consolidated financial statements.

HAMPDEN BANCORP, MHC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended June 30, 2006, 2005 and 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

        The consolidated financial statements include the accounts of Hampden Bancorp, MHC and its wholly-owned subsidiary, Hampden Bank (the "Company"). Hampden Bank has two wholly-owned subsidiaries, Hampden Investment Corporation, which engages in buying, selling, holding and otherwise dealing in securities, and Hampden Insurance Agency, which ceased selling insurance products in November of 2000 and remains inactive. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

        In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The determination of the allowance for loan losses and other-than-temporary impairment losses are material estimates that are particularly susceptible to significant change in the near term.

Business and Operating Segments

        The Company provides a variety of financial services to individuals and small businesses through its Internet operations and seven offices in Hampden County, Massachusetts and surrounding communities. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage and commercial loans.

        Statement of Financial accounting Standard ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas, and major customers. Generally, financial information is to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management evaluates the Company's performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified material operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company's total revenues.

Reclassification

        Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2006 presentation.

Cash equivalents

        Cash equivalents include amounts due from banks and federal funds sold and other short-term investments.

Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss.

        Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the securities. Declines in fair value of securities held to maturity and available for sale below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on disposition of securities are recorded on the trade date and determined using the specific identification method.

Federal Home Loan Bank of Boston stock

        Federal Home Loan Bank of Boston ("FHLB") stock is a restricted equity security and is carried at cost.

Loans held for sale

        Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Fair value is based on commitments on hand from investors or prevailing market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

        The Company grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio consists of mortgage loans in Hampden County, Massachusetts and surrounding communities. The ability of the Company's debtors to honor their contracts is dependent upon the local real estate market and economy.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

        The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. Past due status is based on the contractual term of the loans. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are generally maintained on a non-accrual basis. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

Derivative financial instruments

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

  Interest rate swaps

        The Company uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest rate payments are based is not exchanged. Most interest rate swaps involve the exchange of fixed and floating interest payments. By entering into the swap, the principal amount of the debt would remain unchanged but the interest payment streams would change.

        The Company utilizes interest rate swaps to hedge a portion of its portfolio of fixed-rate certificates of deposit. According to SFAS No. 133, the gain or loss on a derivative designated and qualifying as a fair value hedging instrument, as well as the offsetting loss or gain on the hedged item, is recognized currently in earnings in the same accounting period. The gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, is recognized currently in earnings.

  Derivative Loan Commitments

        Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in other non-interest income, if material.

        The Company records a zero value for the loan commitment at inception (at the time the commitment is issued to a borrower ("the time of rate lock")) and does not recognize the value of the expected normal servicing rights until the underlying loan is sold. Subsequent to inception, changes in the fair value of the loan commitment are recognized based on changes in the fair value of the underlying mortgage loan due to interest rate changes, changes in the probability the derivative loan commitment will be exercised, and the passage of time. In estimating fair value, the Company assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

  Forward Loan Sale Commitments

        To protect against the price risk inherent in derivative loan commitments, the Company utilizes both "mandatory delivery" and "best efforts" forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Generally, the Company's best efforts contracts meet the definition of derivative instruments when the loans to the underlying borrowers close, and are accounted for as derivative instruments at that time. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in other noninterest income, if material.

        The Company estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

Transfers of financial assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and equipment

        Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets or the duration of the lease, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. The cost of maintenance and repairs is expensed as incurred.

Advertising costs

        All advertising costs are expensed as incurred.

Income taxes

        Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in the tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

Pension plan

        The compensation cost of an employee's benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is utilized for funding purposes.

Comprehensive income/loss

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the retained earnings section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income/loss.

        The components of other comprehensive income/loss and related tax effects are as follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Unrealized holding losses/gains on available-for-sale securities	$(2,845)	$213	$(3,384)
Reclassification adjustment for losses/gains realized in income	2	(3)	(494)

Change in net unrealized losses/gains	(2,843)	210	(3,878)
Tax effect	1,068	(82)	1,505

Net-of-tax amount	$(1,775)	$128	$(2,373)

Recent Accounting Pronouncements

        In March, 2006 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets" (SFAS 156). The Statement amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. Consistent with SFAS No. 140, SFAS 156 requires companies to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a serving contract. However, the Statement permits a company to choose either the amortized cost method or fair value measurement method for each class of separately recognized servicing assets. The Statement is effective as of the beginning of a company's first fiscal year after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including interim financial statements. The Company plans to adopt SFAS 156 at the beginning of 2007 and does not expect the adoption of this Statement to have a material impact on its consolidated financial statements.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," which is an interpretation of FASB Statement No. 109, "Accounting for Income Taxes." This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a Company's financial statements, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position in the tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The effective date of this Interpretation is for fiscal years beginning after December 15, 2006. The Company does not expect this Interpretation to have a material impact on the Company's consolidated financial statements.

2.    RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

        The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2006 and 2005, these reserve balances amounted to $800,000, and $2,915,000, respectively.

3.    SECURITIES AVAILABLE FOR SALE

        The amortized cost and estimated fair value of securities available for sale, with gross unrealized gains and losses, follows:

	June 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
Government-sponsored enterprises	$24,283	$—	$(490)	$23,793
Corporate bonds	2,094	—	(38)	2,056
Mortgage-backed securities	83,590	34	(3,182)	80,442

Total debt securities	109,967	34	(3,710)	106,291
Marketable equity securities	4,580	85	(195)	4,470

Total securities available for sale	$114,547	$119	$(3,905)	$110,761

	June 30, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
Government-sponsored enterprises	$13,268	$22	$(123)	$13,167
Corporate bonds	5,669	120	—	5,789
Mortgage-backed securities	98,892	342	(1,048)	98,186

Total debt securities	117,829	484	(1,171)	117,142
Marketable equity securities	3,048	14	(270)	2,792

Total securities available for sale	$120,877	$498	$(1,441)	$119,934

        The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2006 follows. Expected maturities will differ from contractual maturities because the issuer may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2006
	Amortized Cost	Fair Value
	(In Thousands)
Within 1 year	$1,000	$978
Over 1 year through 5 years	24,961	24,465
Over 5 years	416	406

Total bonds and obligations	26,377	25,849
Mortgage-backed securities	83,590	80,442

Total debt securities	$109,967	$106,291

        At June 30, 2006 and 2005, the carrying amount of securities pledged to secure repurchase agreements was $13,176,000 and $10,504,000, respectively (see Note 7). In addition, $1,270,000 and $1,291,000 in securities were pledged for derivative transactions at June 30, 2006 and 2005, respectively. (See Note 13)

        For the years ended June 30, 2006, 2005 and 2004, proceeds from sales of securities available for sale amounted to $9,183,000, $5,994,000 and $10,734,000, respectively. Gross realized gains amounted to $121,000, $36,000 and $543,000, respectively. Gross realized losses amounted to $123,000, $33,000 and $49,000, respectively.

        Information pertaining to securities with gross unrealized losses at June 30, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
June 30, 2006:
Government-sponsored enterprises	$222	$15,761	$268	$8,032
Corporate bonds	28	1,650	10	406
Mortgage-backed securities	518	25,080	2,664	53,506
Marketable equity securities	76	707	119	530

	$844	$43,198	$3,061	$62,474

June 30, 2005:
Government-sponsored enterprises	$10	$1,987	$113	$6,191
Mortgage-backed securities	186	21,684	862	49,094
Marketable equity securities	47	314	223	808

	$243	$23,985	$1,198	$56,093

        At June 30, 2006, ninety-nine debt securities have unrealized losses with aggregate depreciation of 3.4% from the Company's amortized cost basis. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analyst's reports. Because the majority of these securities have been issued by the federal government or its agencies and as management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

        At June 30, 2006, twenty marketable equity securities have unrealized losses with aggregate depreciation of 13.6% from the Company's cost basis. The majority of these unrealized losses have existed for more than a year and relate principally to the banking, retail, electric utilities, insurance and defense industries. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that would cause management to believe the declines in market value are other than temporary. In analyzing the issuer's financial condition, management considers industry analyst's reports and financial performance. Unrealized losses on marketable equity securities that are in excess of 50% of cost, and that have been sustained for more than nine months, are generally recognized by management as being other than temporary and charged to earnings, unless evidence exists to support a realizable value equal to or greater than the Company's carrying value of the investment.

4.    LOANS

        A summary of the balances of loans follows:

	June 30,
	2006	2005
	(In Thousands)
Mortgage loans on real estate:
Residential	$111,849	$91,542
Commercial	91,226	88,766
Home equity	64,132	53,711
Construction	22,314	11,996

	289,521	246,015

Commercial loans	22,609	21,485
Consumer loans	7,041	3,516
Industrial revenue bonds	1,533	1,686

	31,183	26,687

Total loans	320,704	272,702
Allowance for loan losses	(3,695)	(3,644)
Deferred costs	872	211

	$317,881	$269,269

        Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $18,688,000 and $13,417,000 at June 30, 2006 and 2005, respectively.

        An analysis of the allowance for loan losses follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Balance at beginning of year	$3,644	$3,471	$3,096
Provision for loan losses	150	200	300
Recoveries	19	19	90
Loans charged-off	(118)	(46)	(15)

Balance at end of year	$3,695	$3,644	$3,471

        The following is a summary of information pertaining to impaired and non-accrual loans:

	June 30,
	2006	2005	2004
	(In Thousands)
Impaired loans without a valuation allowance	$1,551	$—	$—
Impaired loans with a valuation allowance	2,396	2,434	2,666

Total impaired loans	$3,947	$2,434	$2,666

Valuation allowance related to impaired loans	$1,740	$1,368	$1,208

Total non-accrual loans	$3,952	$3,254	$1,635

        As of June 30, 2006, loans past-due ninety days or more and still accruing amounted to $1,235,000. There were no loans past-due ninety days or more and still accruing as of June 30, 2005.

        There was no interest income recognized on an accrual basis on impaired loans for the years ended June 30, 2006 and 2005 and 2004.

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Average investment in impaired loans	$3,882	$2,567	$2,699

Interest income recognized on a cash basis on impaired loans	$196	$138	$287

        No additional funds are committed to be advanced in connection with impaired loans.

5.    PREMISES AND EQUIPMENT

        A summary of the cost and accumulated depreciation and amortization is as follows:

	June 30,
			Estimated Useful Lives
	2006	2005
	(In Thousands)
Premises:
Land	$763	$763
Buildings and improvements	4,370	4,330	5 - 39 Years
Leasehold improvements	991	691	5 - 10 Years
Equipment	3,431	3,121	3 - 10 Years

	9,555	8,905
Less accumulated depreciation and amortization	(4,941)	(4,352)

	$4,614	$4,553

        Depreciation and amortization expense for the years ended June 30, 2006, 2005 and 2004 amounted to $589,000, $569,000 and $537,000, respectively.

6.    DEPOSITS

        A summary of deposit balances by type is as follows:

	June 30,
	2006	2005
	(In Thousands)
Demand	$32,117	$27,640
NOW	24,602	34,135
Regular and other savings	49,878	29,999
Money market deposits	24,223	26,741

Total non-certificate accounts	130,820	118,515

Term certificates less than $100,000	92,174	97,083
Term certificates of $100,000 and greater	99,720	95,610

Total certificate accounts	191,894	192,693

Total deposits	$322,714	$311,208

        A summary of certificate accounts by maturity follows:

	June 30, 2006		June 30, 2005
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Within 1 year	$109,961	3.87%	$89,923	2.71%
Over 1 year through 2 years	77,614	4.70	33,224	3.70
Over 2 years through 3 years	2,876	3.41	66,583	4.79
Over 3 years	1,443	3.81	2,963	3.41

	$191,894	4.20%	$192,693	3.61%

7.    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

        Securities sold under agreements to repurchase ("repurchase agreements") are funds borrowed from customers on an overnight basis that are secured by securities. At June 30, 2006 and 2005, repurchase agreements outstanding amounted to $11,235,000 and $7,711,000, respectively, with a weighted average interest rate of 3.62% and 2.20%. Securities with an amortized cost of $13,801,000 and $10,504,000 and a fair value of $13,176,000 and $10,686,000, respectively, were pledged to secure repurchase agreements.

8.    SHORT-TERM BORROWINGS

        Short-term borrowings consist of FHLB advances with an original maturity within one year at a weighted average rate of 5.15% and 3.62% at June 30, 2006 and 2005, respectively.

        In addition, at June 30, 2006 and 2005, the Company had an Ideal Way Line of Credit available with the FHLB of $1,952,000, of which there were no amounts outstanding at June 30, 2006 and 2005.

9.    LONG-TERM DEBT

        A summary of outstanding advances from the FHLB at June 30, 2006 and 2005 follows:

	Amount		Weighted Average Rate
	2006	2005	2006	2005
	(In Thousands)
FHLB advances maturing:
*2006	$—	$3,967	—%	4.53%
2007	29,551	16,268	4.01	3.47
2008	13,000	8,000	3.99	3.68
*2009	19,688	12,530	4.49	4.38
*2010	8,410	6,689	4.04	3.65
*2011	4,742	800	4.55	5.79
*2012	4,334	3,890	3.82	3.59
*2013	1,099	1,140	4.63	4.63

Total FHLB advances	$80,824	$53,284	4.16%	3.89%

*
At June 30, 2006, includes amortizing advances aggregating $14,524,000 requiring combined monthly principal and interest payments of $391,000. Certain FHLB advances are callable in the amount of $12,000,000 in 2007.

        All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government-sponsored enterprises.

        As a member of the FHLB, the Company is required to invest in shares of $100 par value stock of the FHLB in the amount of 1% of its outstanding residential loans or 5% of its outstanding advances from the FHLB, whichever is higher.

10.    OTHER SECURED BORROWINGS

        Other secured borrowings represent the participated portion of loans to outside financial institutions that do not qualify as a sale under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities."

11.    INCOME TAXES

        Allocation of the federal and state income taxes between current and deferred portions is as follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Current tax provision:
Federal	$437	$787	$538
State	31	132	59

	468	919	597

Deferred tax benefit:
Federal	(142)	(75)	—
State	(49)	(76)	(12)

	(191)	(151)	(12)

	$277	$768	$585

        The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended June 30,
	2006	2005	2004
Statutory tax rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	(0.9)	1.4	1.6
Dividends received deduction	(3.4)	(1.0)	(1.4)
Bank-owned life insurance	(6.8)	(3.0)	(6.4)
Other, net	(1.5)	(1.7)	2.2

Effective income tax rate	21.4%	29.7%	30.0%

        The components of the net deferred tax asset are as follows:

	June 30,
	2006	2005
	(In Thousands)
Deferred tax asset:
Federal	$2,934	$1,857
State	827	605

	3,761	2,462

Deferred tax liability:
Federal	(233)	(203)
State	(80)	(70)

	(313)	(273)

Net deferred tax asset	$3,448	$2,189

        The tax effects of each item that give rise to deferred taxes are as follows:

	June 30,
	2006	2005
	(In Thousands)
Cash basis of accounting	$19	$7
Net unrealized gain/loss on securities available for sale	1,433	365
Depreciation and amortization	(34)	(76)
Allowance for loan losses	1,530	1,486
Employee benefit plans	595	346
Charitable contribution carryover	—	70
Other	(95)	(9)

Net deferred tax asset	$3,448	$2,189

        A summary of the change in the net deferred tax asset is as follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Balance at beginning of year	$2,189	$2,120	$603
Deferred tax benefit	191	151	12
Net unrealized gain/loss on securities available for sale	1,068	(82)	1,505

Balance at end of year	$3,448	$2,189	$2,120

        The federal income tax reserve for loan losses at the Company's base year amounted to $2,222,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation, in the fiscal year in which used. As the Company intends to use the reserves solely to absorb loan losses, a deferred income tax liability of $911,000 has not been provided.

12.    COMMITMENTS AND CONTINGENCIES

        In the normal course of business, there are outstanding commitments which are not reflected in the accompanying consolidated balance sheets.

Loan commitments

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.

        The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of financial instruments outstanding whose contract amounts represent credit risk is as follows:

	June 30,
	2006	2005
	(In Thousands)
Commitments to grant loans	$21,268	$12,671
Unadvanced funds on home equity and overdraft lines-of-credit	29,958	27,979
Unadvanced funds on commercial lines-of-credit	16,853	18,817
Unadvanced funds due mortgagors	7,524	4,352
Standby letters of credit	515	420

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to grant loans are generally secured by real estate. Unadvanced lines-of-credit do not necessarily represent future cash requirements as these commitments may expire without being drawn upon. The Company evaluates each customer's creditworthiness on a case-by-case basis. Funds disbursed under home equity lines-of-credit are collateralized by real estate. Overdraft lines-of-credit are unsecured.

        Unadvanced funds on commercial lines of credit are generally secured by the business assets of the borrower. Unadvanced funds due mortgagers are funds committed for construction loans collateralized by residential real estate

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. Standby letters of credit are generally secured by real estate. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee. The Company considers standby letters of credit to be guarantees under FIN No. 45. The amount of the liability related to guarantees at June 30, 2006, and 2005, was not material.

        Pursuant to the terms of noncancelable lease agreements in effect at June 30, 2006, pertaining to premises and equipment, future minimum rent commitments under various operating leases are as follows:

Year Ending June 30,	Amount
(In Thousands)
2007	$191
2008	212
2009	219
2010	216
2011	170
Thereafter	1,891

$2,899

        The leases contain options to extend for a period of five, ten and twenty years. The cost of such rentals is not included above. Rent expense amounted to $163,000, $150,000 and $127,000 for the years ended June 30, 2006, 2005 and 2004, respectively.

Contingencies

        Various legal claims arise from time to time in the ordinary course of business. In the opinion of management, these claims will have no material effect on the Company's consolidated financial position or results of operations.

13.    ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments

        The Company utilizes various derivative instruments primarily for asset/liability management. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.

Interest rate swap agreements

        The Company uses interest rate swap agreements to hedge a portfolio of certificates of deposit. These agreements are designated as fair value hedges since they are used to convert the cost of the certificates of deposit from a fixed to a variable rate. The application of SFAS No. 133 results in a fair value adjustment to the carrying amount of the swap and the certificates of deposit.

        These agreements provide for the Company to make payments of a variable-rate determined by a specified index (one-month LIBOR) in exchange for receiving payments at a fixed-rate.

	June 30,
	2006	2005	2004
Notional amount	$20,000	$20,000	$15,000
Weighted average pay rate	7.08%	5.11%	3.19%
Weighted average receive rate	5.00%	5.00%	5.00%
Weighted average maturity in years	1.2	2.2	3.3
Unrealized (loss) gain relating to interest rate swaps	$(604)	$(378)	$302

14.    MINIMUM REGULATORY CAPITAL REQUIREMENTS

        The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to the Company.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital

(as defined) to average assets (as defined). Management believes, as of June 30, 2006 and 2005, that the Company and the Bank meets all capital adequacy requirements to which it is subject.

        As of June 30, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Company's and the Bank's actual and minimum required capital amounts and ratios are as follows:

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of June 30, 2006:
Total capital (to risk weighted assets):
Consolidated	$37,200	11.3%	$26,333	8.0%	N/A	N/A
Bank	37,100	11.3	26,333	8.0	$32,916	10.0%
Tier 1 capital (to risk weighted assets):
Consolidated	33,505	10.2	13,166	4.0	N/A	N/A
Bank	33,405	10.2	13,166	4.0	19,749	6.0
Tier 1 capital (to average weighted assets):
Consolidated	33,505	7.3	18,448	4.0	N/A	N/A
Bank	33,405	7.2	18,448	4.0	23,060	5.0
	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of June 30, 2005:
Total capital (to risk weighted assets):
Consolidated	$35,900	12.6%	$22,709	8.0%	N/A	N/A
Bank	35,800	12.6	22,709	8.0	$28,386	10.0%
Tier 1 capital (to risk weighted assets):
Consolidated	32,351	11.4	11,354	4.0	N/A	N/A
Bank	32,251	11.4	11,354	4.0	17,031	6.0
Tier 1 capital (to average weighted assets):
Consolidated	32,351	7.8	17,987	4.0	N/A	N/A
Bank	32,251	7.7	16,696	4.0	20,870	5.0

15.    EMPLOYEE BENEFIT PLANS

Pension plan

        The Company provides pension benefits for eligible employees through the Savings Banks Employees Retirement Association ("SBERA") Pension Plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. According to SBERA, information pertaining to the activity in the Plan is as follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$3,419	$2,966	$2,426
Actual return on plan assets	425	265	356
Contribution	318	269	188
Benefits paid	(137)	(81)	(4)

Fair value of plan assets at end of year	4,025	3,419	2,966

Change in benefit obligation:
Benefit obligation at beginning of year	4,291	3,534	3,046
Service cost	411	324	260
Interest cost	225	221	175
Actuarial (gain)/loss	(380)	293	57
Benefits paid	(137)	(81)	(4)

Benefit obligation at end of year	4,410	4,291	3,534

Funded status	(385)	(872)	(568)
Unrecognized net actuarial (gain)/loss	(295)	283	48
Unrecognized prior service cost	12	17	23

Accrued pension cost	$(668)	$(572)	$(497)

Accumulated benefit obligation	$2,621	$2,266	$2,118

        At June 30, the assumptions used to determine the benefit obligation are as follows:

	2006	2005	2004
Discount rate	6.25%	5.25%	6.25%
Rate of compensation increase	4.50%	4.50%	4.50%

        The components of net periodic pension cost are as follows:

	Years Ended June 30,
	2006	2005	2004
	(In Thousands)
Service cost	$411	$324	$260
Interest cost	225	221	175
Expected return on plan assets	(239)	(208)	(170)
Amortization of prior service cost	5	6	5
Recognized net actuarial loss	11	1	9

	$413	$344	$279

        For the plan years ended June 30, actuarial assumptions used in accounting were:

	2006	2005	2004
Discount rate on benefit obligations	5.25%	6.25%	5.75%
Expected long-term rate of return on plan assets	7.00	7.00	7.00
Annual salary increases	4.50	4.50	4.50

        The basis used to determine the overall long-term rate of return on asset assumptions are the prevailing yields on high quality fixed income investments increased by a premium for equity investments.

        The Company's pension plan weighted average asset allocations at June 30, are as follows:

	Percentage of Plan Assets
Asset Category
	2006	2005	2004
Fixed income securities	35.9%	32.7%	31.6%
Equity securities	64.1	67.3	68.4

Total	100.0%	100.0%	100.0%

        The Bank is a member of the Savings Banks Employees Retirement Association ("SBERA"). SBERA offers a common and collective trust as the underlying investment structure for pension plans. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment range from 55% to 75% of total portfolio assets. The remainder of the portfolio is allocated to fixed income. The Trustees of SBERA, through the Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types and styles.

        The Company expects to contribute $363,000 to its pension plan in fiscal 2007.

        Estimated future benefit payments (in thousands), which reflect expected future service, as appropriate, are as follows:

2007	$435
2008	143
2009	4
2010	4
2011	4
Years 2012-2016	2,656

401(k) plan

        The Company also provides a 401(k) retirement savings plan for eligible employees. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in a twelve-month period, automatically becomes a participant in the plan. For participating employees, the Company intends to make a matching contribution equal to 25% of the first 6% of compensation contributed to the plan and matching contributions have immediate vesting. Contributions for the years ended June 30, 2006, 2005 and 2004 amounted to $39,000, $43,000 and $42,000, respectively.

Supplemental retirement benefits

        In 2004, the Company entered into supplemental retirement benefit agreements with certain officers which provide for annual retirement benefits above the amounts provided by SBERA. The present value of future payments is being accrued monthly over the remaining terms of employment. Supplemental retirement benefit expense for the year ended June 30, 2006, 2005 and 2004 amounted to $277,000, $178,000 and $97,000, respectively.

        In addition, the Company has entered into split dollar life insurance agreements with certain officers in connection with supplemental retirement benefits.

16.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

        The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

    Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of FHLB stock approximates fair value based upon the redemption provisions of the Federal Home Loan Bank.

    Loans held for sale: Fair value of loans held for sale are estimated based on commitments on hand from investors or prevailing market prices.

    Loans: Fair values for other types of loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. This analysis assumes no prepayment. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

    Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    Securities sold under agreements to repurchase: The carrying amount of repurchase agreements approximates fair value.

    Short-term borrowings: The carrying amount of short-term borrowings approximates their fair values.

    Long-term debt: The fair values of the Company's advances are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

    Other secured borrowings: The carrying value of these instruments approximate fair value.

    Accrued interest: The carrying amounts of accrued interest approximate fair value.

    Derivative financial instruments: Fair values for derivative financial instruments, for other-than-trading purposes, are based upon quoted market prices, except in the case of certain options and swaps where pricing models are used.

    Off-balance-sheet instruments: Fair values for off-balance-sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at June 30, 2006 and 2005 was immaterial.

        The carrying amounts and related estimated fair values of the Bank's financial instruments are as follows:

	June 30,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$14,861	$14,861	$8,769	$8,769
Securities available for sale	110,761	110,761	119,934	119,934
Federal Home Loan Bank stock	5,273	5,273	4,072	4,072
Loans held for sale	321	321	—	—
Loans, net	317,881	315,350	269,269	271,095
Accrued interest receivable	1,807	1,807	1,552	1,552
Financial liabilities:
Deposits	322,714	326,255	311,208	328,055
Securities sold under agreements to repurchase	11,235	11,235	7,711	7,711
Short-term borrowings	19,000	19,000	10,500	10,500
Long-term debt	80,824	78,267	53,284	52,832
Other secured borrowings	—	—	2,383	2,383
Derivative liabilities	(604)	(604)	(378)	(378)

17.    PLAN OF STOCK CONVERSION

        On July 25, 2006, the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank unanimously adopted the Plan of Conversion (the "Plan"). Currently, the Mutual Holding Company owns 100% of the common stock of Hampden Bank, a Massachusetts-chartered savings bank (the "Bank"). As part of the Plan of Conversion, the Mutual Holding Company will combine, by merger or otherwise, with and into the Bank. The Stock Holding Company, a newly-formed Delaware-chartered stock holding company, will offer and sell its common stock (the "Conversion Stock") to eligible depositors of the Bank and others in accordance with the terms of the Plan, and will become the direct holding company of the Bank in exchange for that portion of the net proceeds from the offering that it is not permitted to retain at the holding company level. The Plan is subject to the approval of the Massachusetts Commissioner of Banks (the "Commissioner").

        The combination of the Mutual Holding Company with and into the Bank, the offer and sale of the Conversion Stock by the Stock Holding Company, and the issuance of the Bank's newly outstanding capital stock to the Stock Holding Company in exchange for the portion of the net proceeds of the offering that the Stock Holding Company is not permitted to retain are herein referred to as the "Conversion."

        As part of the Conversion, the Company will establish a liquidation account in an amount equal to the net worth of the Company as of the date of the last consolidated balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Company after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

        Subsequent to the Conversion, the Stock Holding Company may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

        Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed.

        As part of the Conversion, the Company intends to enter into employment and change of control agreements with certain executive officers. In addition, as part of the Conversion, the Bank intends to implement an employee stock ownership plan and other benefit and salary continuation plans for directors, officers and employees.

Charitable Foundation

        As part of the Conversion, the Company intends to form a charitable foundation (the "Foundation") and to donate to the Foundation a number of shares of its authorized but unissued common stock in an amount up to 5% of the number of shares sold in the Conversion.

        You should rely only on the information contained in this prospectus. Neither Hampden Bancorp, Inc. nor Hampden Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Hampden Bancorp, Inc. common stock.

(Proposed Holding Company for Hampden Bank)

6,583,750 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Keefe, Bruyette & Woods, Inc.

November 13, 2006

QuickLinks

THE OFFERING
DESCRIPTION OF THE PLAN
LEGAL OPINION

Summary
Risk Factors
A Warning About Forward-Looking Statements
Selected Consolidated Financial and Other Data
RECENT DEVELOPMENTS
Use of Proceeds
Our Dividend Policy
Market for the Common Stock
Capitalization
Regulatory Capital Compliance
Pro Forma Data
Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation
Management's Discussion and Analysis of Financial Condition and Results of Operations
Our Business
Our Management
Subscriptions by Executive Officers and Trustees
Regulation and Supervision
Federal and State Taxation
The Conversion
Hampden Bank Charitable Foundation
Restrictions on Acquisition of Hampden Bancorp and Hampden Bank
Description of Hampden Bancorp Capital Stock
Transfer Agent and Registrar
Registration Requirements
Legal and Tax Opinions
Experts
Where You Can Find More Information
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HAMPDEN BANCORP, MHC AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
HAMPDEN BANCORP, MHC AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME
HAMPDEN BANCORP, MHC AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS Years Ended June 30, 2006, 2005 and 2004
HAMPDEN BANCORP, MHC AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS
HAMPDEN BANCORP, MHC AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended June 30, 2006, 2005 and 2004